UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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CNX RESOURCES CORPORATION

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2021 PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

CNX

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CNX Resources Corporation

CNX Center

1000 CONSOL Energy Drive, Suite 400

Canonsburg, Pennsylvania 15317-6506

Telephone (724) 485-4000

March 23, 2021

Annual Meeting of Shareholders – May 6, 2021

Dear Shareholder:

On behalf of the entire Board of Directors of CNX Resources Corporation (“CNX” or the “Corporation”), I cordially invite you to attend and participate in CNX’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”) on May 6, 2021, at 10:00 a.m. Eastern Time. Our Annual Meeting will again be “virtual,” meaning that we are making our proxy materials available electronically and you can participate in the meeting online at www.virtualshareholdermeeting.com/CNX2021 at the appointed date and time. This “virtual” approach to the Annual Meeting provides a convenient way to access our proxy materials and vote, enables greater shareholder participation in the proceedings and reduces the cost and environmental impact of the Annual Meeting to the Corporation—all to the benefit of you, our shareholders. In addition, the virtual meeting format is consistent with public health best practices relating to the ongoing COVID-19 pandemic and in line with our commitment to sustainable business practices.

In what was an incredibly challenging year during the COVID-19 pandemic, CNX exhibited remarkable performance through the ingenuity, flexibility, and determination of our world-class work force. During 2020, the Corporation continued optimizing our balance sheet and developed and executed a plan to generate over $3 billion in free cash flow (“FCF”)(1) over the next seven years. The year saw us successfully execute the first step in that plan and we generated an FCF annual record for the Corporation since its IPO over 20 years ago. In addition, CNX raised over $1.2 billion through various capital markets transactions. As a result of these actions, we retired $894 million of our 5.875% senior notes due in 2022, extended out to 2026 our near-term bond maturities, decreased net long-term debt by $246 million, significantly grew our liquidity to $2.4 billion and repurchased approximately $43 million, or 4.1 million shares, of CNX stock at an average of $10.43 per share.

As we continue to strive to be astute capital allocators, we are constantly looking at drivers that can impact the future profitability of the Corporation, especially in response to the dynamic macro environment. A prime example during 2020 was our decision to acquire all the outstanding common units of CNX Midstream Partners LP in exchange for CNX common stock in an all-stock transaction valued at approximately $357 million. This transaction has positioned CNX as the lowest cost producer in the Appalachian Basin, improved the long-term financial stability of the combined entity, and enabled us to generate increased FCF per share, all while creating an unparalleled structural cost advantage.

We also believe that a steadfast, relentless focus on environmental, social and governance issues increases efficiencies, reduces costs, and improves margins – all important drivers of long-term intrinsic value per share. Sustaining our local communities through environmental stewardship, social responsibility, and strong corporate governance is a direct extension of our mission and reflects our long-standing goal to make a lasting and meaningful impact in our local communities, and beyond.

The accompanying proxy statement contains important information about the Annual Meeting, our nominees for election as directors, and executive compensation, among other disclosures. Whether or not you plan to attend and participate in the Annual Meeting, it is important that your shares be represented. Please vote your shares over the internet or via the toll-free telephone number provided or, if you received a paper copy of a proxy card or voting instruction card by mail, you may vote your shares by completing, signing, dating, and returning your proxy card or voting instruction card in the postage-paid envelope.

To attend and participate in this year’s virtual Annual Meeting, you will need the 16-digit control number located on the Notice of Internet Availability of Proxy Materials, on your proxy card or voting instruction card, or on the instructions that accompanied your proxy materials, to log in to the webcast of the Annual Meeting at www.virtualshareholdermeeting.com/CNX2021. Please keep your control number in a safe place so it is available to you for the Annual Meeting. Using this control number, you will be able to listen to the Annual Meeting live, submit questions and vote online.

Thank you for your investment in CNX. I hope you will be able to attend and participate in this year’s Annual Meeting.

 Sincerely,

 Will Thorndike

 Chairman of the Board

(1)	CNX is unable to provide a reconciliation of projected financial results, including FCF, to comparable financial measures calculated in accordance with GAAP without unreasonable effort. This is due to our inability to calculate the comparable GAAP projected metrics given the unknown effect, timing, and potential significance of certain items.

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Notice of Annual Meeting of Shareholders

To be held on May 6, 2021

10:00 a.m. Eastern Time

To be Held Online at www.virtualshareholdermeeting.com/CNX2021

Notice is hereby given that the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of CNX Resources Corporation (“CNX” or the “Corporation”) will be held on May 6, 2021, at 10:00 a.m. Eastern Time online at www.virtualshareholdermeeting.com/CNX2021, for the following purposes:

1.	To elect each of the six director nominees;
2.	To ratify the anticipated appointment of Ernst & Young LLP, an independent registered public accounting firm, as CNX’s independent auditor for the fiscal year ending December 31, 2021; and
3.	To approve, on an advisory basis, the compensation paid to our named executives in 2020, as reported in this Proxy Statement.

By resolution of the Board of Directors, we have fixed the close of business on March 9, 2021 as the record date for determining the shareholders of CNX entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Shareholders of record on March 9, 2021 will be able to attend and participate in the Annual Meeting online at www.virtualshareholdermeeting.com/CNX2021. To attend and participate in the Annual Meeting, you will need the 16-digit control number on your Notice of Internet Availability of Proxy Materials, your proxy card or voting instruction card, or on the instructions that accompanied your proxy materials. We encourage you to access the Annual Meeting before the start time of 10:00 a.m. Eastern Time on May 6, 2021. Please allow ample time for online check-in, which will begin at 9:45 a.m. Eastern Time on May 6, 2021. The online format for the Annual Meeting will permit broader participation in the Annual Meeting by our shareholders and provide you with access to copies of the proxy materials.

The proxy materials are first being released to shareholders on March 23, 2021. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by telephone or by internet or, if you received a paper copy of a proxy card or voting instruction card, by completing and returning the card by mail which requires no postage if mailed in the United States. Your prompt response will be helpful and your cooperation is appreciated.

March 23, 2021

Sincerely,

Alexander J. Reyes

Executive Vice President, General Counsel and

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 6, 2021: The Proxy Statement, form of proxy, Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and related materials are available free of charge at www.proxyvote.com or may be obtained by contacting the Investor Relations Department at the address and phone number in the Chairman’s letter.

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PROXY STATEMENT

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of CNX Resources Corporation (“CNX” or the “Corporation”) of proxies to be voted at the Annual Meeting of Shareholders to be held on May 6, 2021 (the “Annual Meeting”). We first released these proxy materials to our shareholders on March 23, 2021.

SUMMARY

This Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

When, Where and Who?

• Time and Date:	Wednesday, May 6, 2021, at 10:00 a.m. Eastern Time
• Place:	Online at www.virtualshareholdermeeting.com/CNX2021
• Record Date:	March 9, 2021
• Voting:	Shareholders of CNX as of the record date are entitled to vote. Each share of CNX common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

Virtual Annual Meeting

We are excited to again offer our shareholders a virtual Annual Meeting.

As permitted by Delaware law and our Amended and Restated Bylaws (the “Bylaws”), we will continue to utilize the virtual annual meeting format in order to facilitate and increase shareholder attendance and participation by enabling shareholders to participate fully and equally from any location around the world, at no cost, as historically, we have had little to no attendance by our shareholders at our in-person annual meetings. We believe that the continued use of the virtual annual meeting format is the right choice for a widely-held company, such as CNX, as it not only brings cost savings to the Corporation and our shareholders, but also increases our ability to engage with all shareholders, regardless of their size, resources, or physical location. We view the virtual meeting format as one of our tools by which to further reach our shareholder base, consistent with our commitment to shareholder engagement. A virtual meeting is also environmentally friendly and in line with our commitment to sustainable business practices, and consistent with public health best practices relating to the ongoing COVID-19 pandemic.

We remain sensitive to concerns regarding virtual meetings generally from investor advisory groups and other shareholder rights advocates who have voiced concerns that virtual meetings may diminish shareholder voice or reduce accountability. Our Bylaws provide that our annual meetings may be held virtually, by means of remote communication, provided that (i) we implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxy holder, (ii) we implement reasonable measures to provide shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) we maintain a record of any votes or other action taken by shareholders or proxy holders at the meeting. Accordingly, the procedures for our virtual meeting format not only comply with these requirements, but enhance, rather than constrain, shareholder access, participation and communication. For example, the online format allows shareholders to communicate with us during the Annual Meeting so they can ask appropriate questions of our Board or Management in accordance with the rules of conduct for the Annual Meeting. A further description regarding this process can be found under “Information About the Annual Meeting—Virtual Format—Questions.” During the live Q&A session of the Annual Meeting, we will answer questions received that are pertinent to Annual Meeting matters, as time permits. Following the Annual Meeting, we will publish an answer to each appropriate question that was not addressed during the Annual Meeting at www.cnx.com.

- 2021 Proxy Statement	1

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See “Information About the Annual Meeting—Virtual Format” in this Proxy Statement for more information regarding this year’s virtual Annual Meeting. In addition, information regarding the ability of shareholders to ask questions during the Annual Meeting and related rules of conduct for the Annual Meeting will be posted on our investor relations page under “Events and Presentations” in advance of the Annual Meeting. Similarly, matters addressing technical and logistical issues, including technical support during the Annual Meeting and related to accessing the Annual Meeting’s virtual meeting platform, will be available at www.virtualshareholdermeeting.com/CNX2021.

Your vote is very important to us and to our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

Item	Proposal	Board Recommendation	Page
	Election of Directors The six director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to Management.	FOR each Director	29
	Ratification of Anticipated Appointment of Ernst & Young LLP (“EY”) as CNX’s Independent Auditor for the Fiscal Year Ending December 31, 2021 The Audit Committee has determined to approve the appointment of EY as the Corporation’s independent auditor for fiscal year 2021 following this Annual Meeting. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s anticipated appointment of the independent auditor.	FOR	72
	Advisory Approval of CNX’s 2020 Named Executive Compensation The Corporation’s executive compensation programs are designed to create a direct link between shareholder and Management interests by including incentives specifically tailored to the achievement of financial, operational and stock performance goals.	FOR	73

Board Nominees

The following table provides summary information about each director nominee as of March 9, 2021. Each director of CNX is elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships
J. Palmer Clarkson	64	2017	President and Chief Executive Officer of Bridgestone HosePower, LLC	Yes	• CC • ESCR* • NCG
Nicholas J. DeIuliis	52	2014	President and Chief Executive Officer of CNX	No	• ESCR
Maureen E. Lally-Green	71	2013	Former Judge—Superior Court of Pennsylvania	Yes	• CC • ESCR • NCG*
Bernard Lanigan, Jr.	73	2016	Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc. Chairman of Lanigan & Associates, P.C.	Yes	• AC* • ESCR • NCG
Ian McGuire	42	2019	Founder, Investment Partner of Tempus Partners	Yes	• AC • CC* • ESCR
William N. Thorndike, Jr., Chairman	57	2014	Managing Director of Housatonic Partners	Yes	• AC • CC • ESCR
*	Committee Chair	ESCR	Environmental, Safety and Corporate Responsibility Committee
AC	Audit Committee	NCG	Nominating and Corporate Governance Committee
CC	Compensation Committee

- 2021 Proxy Statement	2

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Who We Are and What We Stand For

Throughout 2020, our strategies and actions continued to be driven by our Mission Statement and Corporate Values, as outlined below.

Mission Statement

At CNX, our mission is to empower our team to embrace and drive innovative change that creates long-term per share value for our investors, enhances our communities and delivers energy solutions for today and tomorrow.

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Business/Strategic Highlights

Despite the many obstacles presented by the COVID-19 pandemic (“COVID-19”) and continued commodity market challenges, CNX delivered record performance in 2020. Our dedicated employees rose to meet these challenges and adapted to the ever-changing environment to operate without interruption and deliver impressive results for our shareholders. Highlights from the past year include:

•	Record-Setting Free Cash Flow. During 2020, CNX generated $795 million of Cash from Operating Activities and $356 million of free cash flow (“FCF”)(1) – the first step in its seven year plan of delivering over $3 billion in FCF.(2) This exceeded our annual FCF goal by more than $50 million and is a record for CNX since becoming a public company in 1999.
•	CNXM Merger. In September 2020, through an all-stock transaction valued at approximately $357 million, CNX Midstream Partners LP (“CNXM”) merged into CNX (the “Take-In Transaction”), which has helped CNX realize the enhanced operational flexibility of owning the midstream facilities gathering and marketing production from our upstream assets. This combination makes CNX the lowest cost producer in the Appalachian Basin and provides increased financial flexibility across CNX’s business both in terms of cost of captial and operating cash flows.
•	Debt Retirement and Refinancing. In 2020, CNX redeemed the remaining $894 million of its 5.875% senior notes due in 2022, extended out to 2026 our near-term bond maturities and decreased net long-term debt by $246 million. These actions coupled with the significant growth of the Corporation’s liquidity (to $2.4 billion as of December 31, 2020) have positioned CNX to further reduce our leverage ratio in 2021 and beyond.
•	Share Buybacks. CNX repurchased approximately $43 million, or 4.1 million shares, of CNX stock at an average price of $10.43 per share.
•	Focus on Building Intrinsic Per Share Value. CNX continued its commitment to protecting against the cyclicality and volatility of the natural gas market by improving its already strong balance sheet with no near-term bond maturities, building a hedge book that protects our margins, and embedding flexibility in our development plan to respond to market conditions. For example, through hedging and strategic production optimization in 2020, we quickly took advantage of a significant spread that emerged between summer and winter natural gas prices allowing us to capture over $30 million in incremental FCF(2) over the next few years.
•	Prioritized Safety and the Environment. In 2020, our employees did not experience any Occupational Safety and Health Administration (“OSHA”) recordable safety incidents and we reduced contractor recordable safety incidents in both number and severity. Our recordable spill rate also declined in both total number of spills and overall volume. We attribute these gains to the relentless focus of our employees and contractors on promoting safety and protecting the environment in striving for operational excellence. These and similar efforts reduce the risk-profile of CNX, which leads to greater value for CNX shareholders.
•	Two-Fold COVID-19 Response. CNX took immediate action to avoid any potential disruption to our business from COVID-19 and quickly worked to provide our field workers and local communities with much-needed support during this trying time.
–	CNX maintained employee pay levels and avoided any COVID-19 related layoffs or furloughs of its employees.
–	CNX quickly shifted to a work-from-home environment having previously taken proactive steps to increase its technology platform, infrastructure and security.
–	CNX deployed additional safety protocols at our field sites, including enhanced disinfection and elimination of common points of contact, to help keep our employees and contractors safe and to keep our operations running without material disruption.
–	CNX provided bonuses to its field personnel working on the front lines to continue CNX’s operations uninterrupted.
–	CNX donated $70,000 and our employees volunteered over 200 hours of their time to assist local non-profit groups working to help those affected by COVID-19 in our local communities and schools faced with switching to remote education of students.
(1)	A reconciliation of 2020 FCF to the nearest GAAP measure is set forth in Appendix A to this Proxy Statement.

(2)	CNX is unable to provide a reconciliation of projected financial results, including FCF, to comparable financial measures calculated in accordance with GAAP. This is due to our inability to calculate the comparable GAAP projected metrics given the unknown effect, timing, and potential significance of certain items.

- 2021 Proxy Statement	4

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Compensation Highlights

In 2020, CNX continued its commitment to executive compensation programs that drive long-term intrinsic per share value for our shareholders. In response to discussions with our shareholders, we have continued to update our executive compensation program to align with shareholder interests and the Corporation’s goals, including by incorporating into our 2021 Long-Term Incentive Compensation (“LTIC”) Program, an environmental, social and governance (“ESG”)-related performance metric. Finally, despite the immense challenges presented by COVID-19, CNX did not make any resulting adjustments to the goals under its 2020 executive compensation program.

•	Plans Align Management with Shareholders in Both Weak and Strong Markets. Our executive compensation program directly aligns corporate and shareholder interests in (i) stock price performance, (ii) preservation of, and growth in, cash flow and (iii) individual strategic goals.
–	Approved a 2020 Short-Term Incentive Compensation (“STIC”) Program Focused on Free Cash Flow Generation. Our 2020 STIC program focused on the key goal of generating levels of FCF per share in line with public FCF guidance issued in early 2020, with individual strategic goals that could increase awards to as much as 20% of the overall payout. CNX successfully executed a strategy to generate strong FCF in 2020, with goal achievement above target, as determined by the Compensation Committee of the Board.
–	2020 Long-Term Incentive Compensation (“LTIC”) Program Continues to Focus on Stock Price Appreciation. Our 2020 LTIC program included: 40% performance share units (“PSUs”), 50% time-based RSUs, and 10% premium-priced stock options. Our long-term compensation philosophy is straightforward – if our shareholders are not rewarded, our executives are not rewarded. Features of the 2020 LTIC program include:
–	2020 PSU Awards (40% of long-term equity awards)
•	50% vest at the end of a three-year performance period, if earned, based on total shareholder return (“TSR”) relative to peers over that same period. This three-year cumulative vest contrasts with prior year programs, which included tranches that vested annually, if earned, and this change eliminated any catch-up opportunity for prior year awards.
•	50% vest three-year after grant if for 20 consecutive trading days during the three-year performance period absolute stock price (“ASP”) meets or exceeds 125% of the 10-day average closing stock price per share ending on (and including) the grant date). On February 1, 2021, the ASP metric was achieved for the 2020 PSUs, which awards will generally vest subject to continued employment with CNX for three years after grant.
•	Payout is capped at 100% of target (varies from prior program with maximum payout opportunities of up to 200%)
–	2020 Option Awards (10% of long-term equity awards)
•	In 2020, executives received 10% of their long-term equity awards in the form of premium-priced stock options that have an exercise price equal to 125% of the closing stock price per share on the grant date and vest ratably over a three-year period.

- 2021 Proxy Statement	5

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–	Recognized for Further Aligning New Programs with Shareholder Interests. Approximately 88% of the shares voted at our 2020 Annual Meeting of Shareholders approved our 2019 executive compensation program. We are pleased with this result and we consider this vote a strong endorsement of our executive compensation program. Nonetheless, we continue to consider the perspectives of shareholders regarding our executive compensation program. As shown in the following chart and accompanying commentary, which showcases the evolution of our executive compensation program over the last two years together with a preview of our 2021 program (approved by the Compensation Committee of the Board in December 2020), we continue to make changes to improve our executive compensation program, many of which we have adopted in direct response to shareholder feedback.

–	2020 Program Improvements
•	Eliminated the PSU catch-up provision that previously allowed executives to achieve PSU payout for prior years based on current year performance and modified the vesting schedule for PSUs to a cumulative 3-year period, both of which further incentivized long-term performance alignment between our executives and our shareholders.
•	We capped the maximum payouts for PSUs at 100% (a change from prior year programs under which payouts ranged from 0 to 200%).
•	We further emphasized stock price performance metrics by mandating achievement of a 125% price premium for the vesting of 50% of the PSUs that are tied to ASP performance.
–	Looking Ahead to 2021
•	To demonstrate our commitment to ESG advancement, CNX incorporated a new performance measure into its 2021 LTIC program that is based on meeting targeted methane emissions reduction thresholds exceeding One Future Coalition standards for both its upstream and midstream operations.
•	We increased the price premium for the vesting of PSUs tied to ASP performance from 125% for the 2020 PSUs to 150% for the 2021 PSUs.
•	We broadened our peer group for measurement of the TSR component of our PSUs from our Appalachian peers to the S&P 500 Industrials Sector index.
–	Named Executives’ Average Target Total Direct Compensation at Year-End is Well Below CNX’s Peers.(1) As shown on the chart that follows, the Corporation’s average 2020 target total direct compensation of its named executives is well below CNX’s peers(1) as measured by metrics such as 2020 TSR and market capitalization.

- 2021 Proxy Statement	6

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CNX PERCENTILE RANKINGS FOR 2020 COMPENSATION AMONG PEER GROUP(1)

Average Target Total Direct Compensation for Named Executives	Total Shareholder Return	Market Capitalization
17th percentile(2)(3)	56th percentile	66th percentile(4)

(1)	The peer group includes Antero Resources Corporation, Cabot Oil & Gas Corporation, EQT Corporation, Gulfport Energy Corporation, Range Resources Corporation and Southwestern Energy Company.
(2)	For ease of reference and to provide a more accurate picture of actual compensation, we have included only named executives officers employed at CNX for the full year (2020).
(3)	Average target total direct compensation includes base salary, actual annual incentive payment and target value of long-term incentives measured as of the January 2, 2020 grant date for the named executives.
(4)	Based on CNX’s market capitalization of $2.425 billion (as of December 31, 2020).

•	Designed CEO Compensation with 87% At-Risk and Aligned with Shareholder Interests. The Board established our CEO’s target total direct compensation for 2020 to be 87% at-risk, consisting of target STIC (approximately 15%) and target LTIC (approximately 72%), based on compensation values approved by the Compensation Committee. By making a significant portion of Mr. DeIuliis’ compensation at-risk, his interests are tightly aligned with those of our shareholders. In short, the CEO will realize most of his target compensation only if value is delivered to CNX’s shareholders, as demonstrated in the following chart. Additionally, Mr. DeIuliis’ base salary has not increased since he was named CEO in 2014 .

•	Paid CEO on Target with 2018-2020 TSR Ranking Among Peers.(1) When examining our CEO’s total direct compensation (salary, STIC, and LTIC) relative to our peer group (as described below) over the past three years, Mr. DeIuliis’ compensation, shown on the vertical axis, ranks in the 57th percentile, while relative TSR performance over the same period was approximately at the 100th percentile.

*	The shaded area is intended to represent CEO compensation relative to TSR. Compensation is measured using 2018-2020 CNX pay and publicly available peer pay (2017-2019) (peer group includes Antero Resources Corporation, Cabot Oil & Gas Corporation, EQT Corporation, Gulfport Energy Corporation, Range Resources Corporation and Southwestern Energy Company). Compensation is defined as total direct compensation (consisting of base salary, bonus, and the aggregate grant date fair value of the LTIC, which values are set forth in the Summary Compensation Table – 2020, 2019 and 2018 (“SCT”) on page 52.

- 2021 Proxy Statement	7

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•	CEO W-2 Pay Below SCT Reported Pay. The below chart demonstrates that Mr. DeIuliis’ W-2 pay for 2017 through 2020 was significantly less than the amounts reported in the “Total” column of the SCT. This further illustrates that a significant portion of Mr. DeIuliis’ pay is “at-risk” and that realization of these risks reduces his actual pay as compared to the more notional SCT pay figure.

(1)	SCT information includes the following for each respective year: salary, STIC, LTIC, change in pension values, and all other compensation.
(2)	The W-2 information with respect to CNX only includes the following for each respective year: base salary paid in that year, STIC paid in that year, LTIC that vested in that year, and taxable perquisites received in that year.

•	CEO LTIC and Target Compensation Decrease. Mr. DeIuliis’ overall equity award value under the LTIC program, as reflected in the Summary Compensation Table, decreased by approximately $1.4 million (or 24%) from 2019 to 2020.(1) A variety of factors influenced the decrease, including (1) a Board-approved reduction of his 2020 LTIC target by $0.5 million, as suggested by Mr. DeIuliis, and (2) changes to our 2020 LTIC program (e.g., capping payout of equity awards at 100%). This decrease follows (1) a similar voluntary reduction of his LTIC target by $1.0 million in 2019, (2) Mr. DeIuliis declining any increase in overall target compensation (salary, STIC and LTIC) in both 2017 and 2018, and (3) his refusal to accept any increase in base salary since 2015, shortly after he became CEO. With dual focus on spend management across the business and continued investment in the company’s future talent, Mr. DeIuliis has sought to decrease his target compensation in line with these key organizational priorities.
(1)	The total difference between 2019 and 2020 Stock Awards value shown in column (e) of the Summary Compensation Table for Mr. DeIuliis is approximately $1.85 million. Approximately $450,000 of this difference is attributable to stock options awarded as 10% of the 2020 LTIC award, which is shown under Options Awards in column (f) of the Summary Compensation Table.
•	No COVID-19 Adjustments. Although COVID-19 presented unprecedented challenges for CNX in 2020, we did not adjust any of the goals under our 2020 executive compensation program.
•	Meaningful Stock Retention Requirements for Named Executives. Consistent with past practice and for equity awards granted in 2020, executive officers must retain half of any shares vested (net of taxes) until the earlier of (i) the participant’s retirement at age 62 or (ii) 10 years from the Board-determined grant date. In January 2018, we increased the stock ownership guidelines to 3.5 times salary for our current named executives (except for our CEO, whose guideline already is 5.5 times salary). Notably, as of January 5, 2021, our CEO and CFO met 435% and 254% of their respective stock ownership percentages under our guidelines.
•	Eliminated STIC Carryover Concept. The Board continued to not provide for any carryover feature from year to year in its STIC programs.
•	Prohibition on Tax Gross-Ups for Named Executives. In 2020, CNX maintained its policy prohibiting tax gross-ups for our named executives (except those provided for in the change in control agreement for Mr. DeIuliis, which was entered into prior to April 2009).
•	Maintained Executive Compensation Clawback Policy. CNX continues to maintain a clawback policy that generally provides the Compensation Committee with the discretion to seek recovery of performance-based cash and equity compensation paid to an executive officer if the Corporation later makes an accounting restatement due to misconduct of that officer and such restatement results in a windfall for that officer.
•	No Employment Agreements with Named Executives. CNX does not have any employment agreements with its named executives.
•	Policy Prohibiting the Hedging or Pledging of CNX Securities. CNX continues to maintain “no hedging” and “no pledging” policies that generally prohibit employees from engaging in hedging or pledging transactions with our stock.

- 2021 Proxy Statement	8

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ESG Highlights

Our core values of responsibility, ownership, and excellence guide our approach to corporate responsibility, including our ESG initiatives, programs, goals, and progress. Presented below are some of the highlights of our corporate responsibility program, which is further detailed in our annual Corporate Responsibility Report (“CRR”). In particular, we recognize and share the growing concern of our stakeholders regarding the importance of transparent disclosure, sustainability, socioeconomic issues in our local communities, and workforce and vendor diversity. As is our culture at CNX, we remain committed to responsibly and transparently addressing these concerns.

Further details regarding our ESG approach, including current environmental initiatives, social responsibility pledges and other highlights and accomplishments, and copies of our CRRs can be found on our newly launched ESG website at responsibility.cnx.com.

Environmental Stewardship

•	Adoption of TCFD and SASB Disclosure Frameworks. In response to conversations with our shareholders and our commitment to transparency, sustainability and corporate responsibility, CNX has committed to adopting and implementing the disclosure frameworks recommended by the Task Force on Climate-Related Financial Disclosure (“TCFD”) and the Sustainability Accounting Standards Board (“SASB”) disclosure standards. We have begun our transition to report according to these standards and we expect a progressive journey to full implementation.
•	Best-in-Class Water Recycling Program Boosts Sustainability, Increases Value and Reduces Environmental Impact. CNX has been successful in achieving annual recycling of 98% of produced fluid in our core operating area, thereby preventing unnecessary water withdrawals and eliminating the need for disposal. Our unique pipeline network and water storage facilities also provide opportunities for other operators to offset their water consumption. This reduces regional water demand and decreases the need for water trucking, which has the dual benefit of lessening the community impact of truck traffic and reducing overall scope-2 air quality emissions.
•	Spill-Rate Reduction. In 2020, CNX reduced the total number and total volume of recordable spills. Our continued monitoring of all spills, regardless of whether meeting recordable thresholds, helps us identify potential trends and mitigate impacts.
•	Long-Standing History of Reducing Emissions. CNX has reduced its Scope 1 & 2 emissions by over 90% since 2011, stemming back to our days as an early pioneer in capturing significant methane from coal mining operations. We have continued our progression by targeting coal-bed methane wells that capture methane pre- and post-mining – much of which would have otherwise escaped into the atmosphere but is instead captured and targeted for beneficial use.
•	Active Generator of Carbon Credits. Some of the coal mine methane CNX captures is used to directly generate electricity at a joint-venture power generation plant and generates Pennsylvania Tier 1 Renewable Energy Credits (Tier 1 REC). CNX is also actively pursuing registration of various other projects to receive credits for our methane abatement projects.
•	Dedicated Work Group Focused on Future Emissions Improvements. CNX formed a cross-functional work group with the sole focus of further advancing our progress on methane emissions reduction. This group is reviewing a broad range of initiatives for potential application to our existing facilities, such as using artificial intelligence to help predict the frequency and timing of liquid unloading events and other field conditions to help further mitigate methane emissions.
•	Environmental Performance Aligned with Executive Compensation. In late 2020, to further incentivize our employees to target tangible environmental sustainability initiatives, our Board approved a new performance measure for CNX’s 2021 LTIC program that is based on meeting targeted methane emissions reduction thresholds over a three-year period exceeding those established through the One Future Coalition.
•	Operational Commitment to Sustainability. CNX was a first mover in the basin in committing to exclusive use of an electric frac fleet (materially reducing emissions from this phase of development). CNX is also focused on reducing its environmental footprint in other ways, including optimization of well pad and pipeline design to reduce the amount of surface property used in our operations.

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Social Responsibility

•	Commitment to Local. Throughout its 155-year history, CNX’s commitment to the local communities in which we operate is unparalleled. Our community engagements and goals include:
–	Since 2011, we have contributed over $30 million to charitable organizations and causes in our local communities.
–	Our executive management team is home-grown with roots based in Appalachia and a continued commitment to giving back.
–	Our hiring pool and recruiting efforts centered exclusively within our Appalachian communities to help us maintain a 100% local employee workforce supporting our core operating area in Pennsylvania (“PA”), Ohio (“OH”), and West Virginia (“WV”).
–	In 2021, we will strive to purchase all services and materials from providers that, in the aggregate, maintain a 90% local resident employee base (southwestern PA, eastern OH and northern WV).
–	In 2021, we will dedicate 40% of CNX’s total small business spend to companies within the tri-state area (PA, OH and WV).
–	We pay over $175 million in royalties annually to the benefit of local residents and communities. Local reinvestment of these funds further increases CNX’s impact on local economies.
–	In February 2021, announced a partnership with Bettis Brothers and The Bus Stops Here Foundation, which is intended to bring greater awareness and access to opportunities in the natural gas industry to disadvantaged urban and rural communities within the Pittsburgh region.

•	Local COVID-19 Efforts. In response to COVID-19, CNX:
–	Donated $70,000 to local food banks, schools and other local community organizations.
–	Employees volunteered over 200 hours to assist local communities in need.
–	Provided resources and equipment to local schools facing the challenges of remote learning.
–	Paid bonuses to local front-line field personnel dedicated to ensuring the safe flow of essential natural gas.

•	In addition, CNX was able to shift to remote-work within a single weekend for its office-based personnel and we deployed additional safety protocols at our field sites to help keep our employees and contractors safe and to help do our part in mitigating the spread of COVID-19 in local communities. Finally, despite challenging conditions, CNX did not decrease employee pay, or furlough or lay off employees due to COVID-19.

•	External Recognition. In late 2020, Newsweek and Statista named CNX to the list of America’s Most Responsible Companies 2021.

•	Human Capital Management. As of December 31, 2020, CNX had 451 employees. We recognize that our future success depends on the services of our key employees and we strive to protect their health and safety while providing development opportunities to help them advance their careers. As further highlighted in our CRRs and Annual Report on 10-K for the fiscal year ended December 31, 2020 (the “2020 Annual Report”), below are some of the initiatives we have developed to help meet these objectives:

–	Employee Recruitment, Development and Retention

•	Paid peer-leading median employee compensation of $152,364 in 2020.
•	Maintain relationships with local colleges and universities to help attract talent.
•	Provide educational opportunities for current employees to improve their skills to achieve their career goals, including continuing education assistance for employees pursuing advanced education, certifications, or skill building.
•	Support employees in pursuit of professional certificates in areas such as professional engineering, business analytics and project management.
•	Subsidize continued formal education through master’s degree programs.
•	Personalize career development plans and career ladders for every employee.

–	Health and Safety

•	Achieved zero OSHA recordable incidents across our entire employee population in 2020.
•	Empower all employees to use stop work authority if they believe that safety or the environment is at risk.
•	Implemented COVID-19 response protocols to help protect employees and contractors, such as deploying cleaning crews to field locations, adapting safety meetings to increase social distancing and eliminating common points-of-contact.
•	Used automation of processes to reduce the number of field employees and contractors in high-risk situations. We continuously evaluate new processes, tools and technology which allow CNX to drive improvements in safety, compliance and efficiency all aimed at achieving our goal of Operational Excellence.

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•	Diversity and Inclusion. CNX recognizes that a diverse, extensive talent pool provides the best opportunity to acquire unique perspectives, experiences, ideas and solutions that help drive our business forward.
–	Gender and Ethnic/Racial Diversity – Although hiring was limited in 2020, we included more female and racial/ ethnic minority candidates in our hiring processes -- achieving a combined hiring total of 42% among those groups for 2020. Overall, women and racial/ethnic minorities represented 26% of the total employee population of the Corporation as of December 31, 2020, and included:

GENDER AND ETHNIC/RACIAL DIVERSITY DEMOGRAPHICS

–	Executive Diversity – 50% of our CEO direct reports are racially/ethnically diverse, further demonstrating our commitment to diversity at all levels of the Corporation.
–	Contractor and Vendor Diversity – For 2021, CNX has established a goal of committing to at least 6% Diverse Business Enterprise (DBE) spend and 7% DBE representation on the CNX-approved vendor list.

Corporate Governance

•	Board of Directors Sharpens Focus on ESG. In early 2021, CNX established the Environmental, Safety & Corporate Responsibility Committee (the “ESCR Committee”). Each of CNX’s six Directors takes an active role in addressing ESG issues through the ESCR Committee.
•	Proactive and Transparent Shareholder Outreach. In 2020, CNX took a proactive approach in solicitng direct feedback from our shareholders. In collaboration with Board input, these discussions help to shape CNX’s approach to various issues. Examples of this influence in action include:
–	CNX is in the process of aligning its reporting with relevant TCFD and SASB standards as discussed during various shareholder engagements throughout 2020 and early 2021.
–	Our Compensation Committee continually refines CNX’s executive compensation programs in response to shareholder feedback. Examples include elimination of catch-up provisions and moving to three-year cumulative vesting for performance-based equity awards, expanding from an Appalachian peer group to the S&P Industrials Sector index for rating relative TSR performance under our LTIC plan, and including an equity award tied to ESG performance for 2021.

•	Focus on Board Diversity. Although diversity has historically been among the factors considered in selecting nominees to serve on CNX’s Board of Directors, a strategic goal of the company is to continue to increase the diversity of its directors in the coming years. At CNX we believe a diverse board with diverse skill sets, backgrounds, and perspectives will make better, well-rounded decisions.
•	Board Tenure. As shown in the graph below, we strive to maintain a balanced Board to blend new approaches with the more seasoned perspectives of our longer tenured directors.

•	Appropriately Sized Board. For the 2021-2022 Board year, our Board will have six members, which allows us to operate in a nimble and efficient manner, while still maintaining a diverse level of insight and experiences.

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•	Nominated all Independent Directors for the 2021-2022 Board Year (except the CEO). Each nominee for election at the upcoming Annual Meeting qualifies as an independent director in accordance with the standards of the New York Stock Exchange (other than our CEO). We also maintain a fully independent Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.
•	Maintained Separate Chairman and CEO Roles. CNX has maintained separate Chairman and CEO roles since 2014 and will continue that practice for the 2021-2022 Board year.
•	No Poison Pill. CNX does not maintain a poison pill.
•	Maintained Annual Full Board Elections, with a Majority Vote Standard and Resignation Policy. Since CNX’s common stock has been publicly traded, director elections have been held on an annual basis to provide our shareholders with regular input on the composition of our Board, and ultimately, of Management. Directors must be elected by a majority of votes cast, and a director must offer to resign from the Board if he or she is not re-elected at an annual meeting of shareholders.
•	Strong Corporate Compliance Focus. Highlights of our comprehensive Compliance Program include: annual review and certification of our Business Conduct and Ethics Code for all employees and our directors, a detailed Insider Trading Policy, monitoring and reporting any potential conflicts of interest and a robust internal audit function.
•	Directors Invested in Company Success. CNX’s directors must each maintain CNX common stock (not including shares issuable upon the exercise of options) with a value equal to five times the annual Board cash retainer. This strengthens alignment of their interests with those of our shareholders and ensures that they maintain an appropriate financial stake in CNX.

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INFORMATION ABOUT THE ANNUAL MEETING

The proxy is being solicited by the Board of CNX to be voted at the Annual Meeting to be held on May 6, 2021, at 10:00 a.m. Eastern Time, online at www.virtualshareholdermeeting.com/CNX2021.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Virtual Format

We are excited to host a completely virtual Annual Meeting again this year. We continue to deploy the virtual format so as to:

•	facilitate and increase shareholder attendance and participation by enabling shareholders to participate fully and equally from any location around the world, at no cost (historically, we have had little to no attendance by our shareholders at our in-person annual meetings);
•	increase our ability to engage with shareholders, regardless of their size, resources or physical location;
•	be mindful of the enhanced desire of our shareholders to participate virtually to help mitigate the impacts of the COVID-19 pandemic;
•	provide for cost-savings to the Corporation and our shareholders; and
•	make our Annual Meeting more environmentally friendly and sustainable.

Attendance and Participation

Our completely virtual Annual Meeting will be conducted on the internet via live webcast. We have designed the virtual Annual Meeting to provide shareholders substantially the same opportunities to participate as if the Annual Meeting were held in person. You will be able to attend and participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CNX2021. You also will be able to vote your shares electronically online during the Annual Meeting (other than shares held through the 401(k) plan, which must be voted prior to the Annual Meeting).

All shareholders of record as of March 9, 2021 (the “Record Date”), or their duly appointed proxies, may attend and participate in the Annual Meeting. To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card or voting instruction card, or on the instructions that accompanied your proxy materials. The Annual Meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online access will begin at 9:45 a.m. Eastern Time.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

Voting

If you choose to vote your shares online during the Annual Meeting, please follow the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/CNX2021. You will need the 16-digit control number included on your Notice, on your proxy card or voting instruction card, or on the instructions that accompanied your proxy materials.

Even if you plan to attend and participate in the Annual Meeting, the Corporation strongly recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

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Questions

Shareholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CNX2021, type your question into the “Ask a

Question” field, and click “Submit.” Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including, but not limited to, those related to employment, product or landowner issues, are not pertinent to Annual Meeting matters and therefore will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at www.cnx.com.

Technical Difficulties

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log in page.

Voting and Proposals

Whether you hold your shares directly as the shareholder of record or beneficially in street name, you may vote prior to the Annual Meeting without attending the Annual Meeting in one of the following manners:

By Internet: Go to www.proxyvote.com and follow the instructions. You will need the 16-digit control number included on your Notice, proxy card, voting instruction card or the instructions that accompanied your proxy materials;

By Telephone: Dial 1-800-690-6903. You will need the control number included on your Notice, proxy card, voting instruction card or the instructions that accompanied your proxy materials; or

By Mail: Complete, date and sign your Notice, proxy card or voting instruction card and mail it.

If you vote on the internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for shareholders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 5, 2021 for shares held directly and at 11:59 p.m., Eastern Time, on May 3, 2021 for shares held through the 401(k) plan.

Shareholders of record and beneficial owners of shares held in street name may also vote online during the Annual Meeting. You will need the control number included on your Notice, proxy card, voting instruction card or the instructions that accompanied your proxy materials to log in to the virtual meeting platform at www.virtualshareholdermeeting.com/CNX2021. Voting electronically online during the Annual Meeting will replace any previous votes.

Those who hold shares through the 401(k) plan may attend and participate in the Annual Meeting but will not be able to vote shares held in the 401(k) plan electronically online during the Annual Meeting. Shares held through the 401(k) plan must be voted in advance of the Annual Meeting using one of the methods described above.

The persons named as proxies have informed CNX of their intention, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

•	FOR the election of each of the six director nominees (Proposal No. 1);
•	FOR the ratification of the anticipated appointment of EY, an independent registered public accounting firm, as CNX’s independent auditor for the fiscal year ending December 31, 2021 (Proposal No. 2);
•	FOR the advisory approval of CNX’s 2020 named executive compensation (Proposal No. 3); and
•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Shareholders. If other matters are properly presented at the Annual Meeting, the persons named as proxies may vote on such matters in their discretion. In addition, the persons named as proxies may vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the Annual Meeting.

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Internet Availability of Proxy Materials

This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you. In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials to our shareholders on the internet.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Record Date and Vote Required for Approval

The Record Date with respect to this solicitation is March 9, 2021. All holders of record of CNX common stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, CNX had 219,909,547 shares of common stock outstanding. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights. The holders of a majority of the outstanding shares of common stock of CNX as of the Record Date entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

•	Election of Directors (Proposal No. 1): Assuming a quorum, a majority of the votes cast at the Annual Meeting is required for each director nominee to be elected. Under our Bylaws, this means that the number of votes cast “for” a director’s election must exceed 50% of the total number of votes cast with respect to that director’s election. Votes cast include direction to withhold authority and exclude abstentions.
•	Independent Auditor Ratification (Proposal No. 2) and Approval of Executive Compensation (Proposal No. 3): Assuming a quorum, the vote to ratify the anticipated appointment of EY as CNX’s independent auditor for the fiscal year ending December 31, 2021 and the advisory vote to approve CNX’s 2020 named executive compensation, as reported in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as Proposal Nos. 1 and 3, although they may vote their clients’ shares on “routine matters,” such as Proposal No. 2. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal and have no effect on the outcome. Abstentions have the same effect as votes against the matter, except in the case of Proposal No. 1, where abstentions would not have an effect on the outcome. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

The voting instruction card also serves as voting instructions for the trustees who hold shares of record for participants in the CNX’s 401(k). If voting instructions representing shares in this plan are not received, those shares will not be voted.

Director Resignation Policy

Our Bylaws provide that if an incumbent director is not elected at a meeting for the election of directors and no successor has been elected at such meeting, the director must tender his or her resignation promptly to the Board. The Nominating and Corporate Governance (“NCG”) Committee of the Board will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the NCG Committee’s recommendation, and publicly disclose its decision and the underlying rationale in a press release, a filing with the SEC or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.

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Revocation of Proxy

If you are the owner of record of shares of our common stock as of the close of business on the Record Date, you can revoke your proxy at any time before its exercise by:

•	sending a written notice to CNX at CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317, Attention: Corporate Secretary, bearing a date later than the date of the proxy that is received prior to the Annual Meeting, stating that you revoke your proxy;
•	submitting your voting instructions again by telephone or over the internet;
•	signing another valid proxy card bearing a later date than the proxy initially received and mailing it so that it is received by the Corporation prior to the Annual Meeting; or
•	participating in the Annual Meeting and voting online during the Annual Meeting.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction card, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy. If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions provided by the shareholder. If a proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Participation at the Annual Meeting without a request to revoke a proxy will not, by itself, revoke a previously executed and delivered proxy.

Proxy Solicitation

All costs relating to the solicitation of proxies will be borne by CNX. Georgeson LLC has been retained by CNX to aid in the solicitation of proxies at an estimated cost of $8,500, plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. Upon request, CNX will pay brokers and other persons holding shares of common stock in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidentially by CNX. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of votes. The vote of any individual shareholder will not be disclosed except as may be necessary to meet applicable legal requirements.

CNX will provide to any shareholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of CNX’s 2020 Annual Report as filed with the SEC. Any such request should be directed to the CNX Resources Corporation Investor Relations Department, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317.

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BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Board of Directors and its Committees

Board of Directors and Annual Meeting Attendance

The business and affairs of CNX are managed under the direction of our Board. We do not have a policy regarding directors’ attendance at our Annual Meetings of Shareholders; however, all directors are encouraged to attend. All of the members of our Board serving at the time of the 2020 Annual Meeting attended the 2020 Annual Meeting.

Board Leadership Structure

Mr. Thorndike currently serves as our non-employee Chairman of the Board. He and Mr. DeIuliis, our current President and CEO, provide the Board and CNX with the skills, leadership, and direction that CNX needs as it continues to execute on its strategic business plan. The combined depth of experiences of Messrs. Thorndike and DeIuliis at the helms of our Board and CNX, respectively, promotes decisive, thoughtful and well-reasoned leadership.

Mr. Thorndike assumed the position of Chairman at the conclusion of the 2016 Annual Meeting. By selecting an independent director as the Chairman of the Board, we continue to ensure clear accountability and enhance our ability to communicate a clear and consistent message and strategy to shareholders, employees, customers and suppliers.

All of our Board members (except the CEO) are independent. In addition, as indicated below, our Audit Committee, Compensation Committee and NCG Committee are composed entirely of independent directors, with independent chairs. We believe that the number of independent directors that comprise our Board, along with the independent oversight of the Board provided by our independent Chairman of the Board, benefits CNX and our shareholders, including by providing independent risk oversight.

Periodic Board Evolution

The Board seeks to maintain an effective, well-rounded, diverse and financially literate Board.

BOARD PROCESS FOR IDENTIFICATION AND REVIEW OF DIRECTOR CANDIDATES TO JOIN OUR BOARD

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Risk Management

THE BOARD

•	Oversees our risk management policies and practices, assesses major risks facing CNX, and reviews options for risk mitigation.
•	Monitors risks that have been delegated to a particular committee through reports provided by the respective committee chairpersons at each regularly-scheduled Board meeting.

Audit Committee	ESCR Committee

•

Assists the Board with policies and guidelines regarding risk assessment/management, including the risk of fraud.

•

Advises on implementation of new practices, such as CNX’s recent decision to adopt TCFD and SASB standards.

•

Reviews and assesses the quality and integrity of CNX’s public reporting, compliance with legal and regulatory requirements, the performance and independence of CNX’s independent auditors, the performance of the internal audit department, the effectiveness of CNX’s disclosure controls and procedures, and the adequacy and effectiveness of our risk management programs.

•

Reviews and assesses CNX’s major financial, legal and similar risk exposures and the steps that Management has taken to monitor and control such exposures.

•

Reviews CNX’s procedures for identifying, assessing, monitoring and managing ESG-related risks.

•

Formulates policies designed to advance CNX’s ESG initiatives.

•

Oversees CNX’s policies to protect the health and safety of employees, contractors, customers, the public, and the environment.

•

Reviews (i) any material compliance issues with health, safety and environmental laws, (ii) any material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety or environmental matters, and (iii) Management’s response to the foregoing matters.

NCG Committee	Compensation Committee

•

Reviews and advises the Board regarding material corporate governance-related risks.

•

Addresses risks associated with our management structure by reviewing, among other matters, the qualifications, experience, diversity and backgrounds of our directors on an annual basis to ensure that our Board is composed of individuals who are capable of providing appropriate oversight to Management.

•

Develops compensation plans designed to align with shareholder interests and reflect investor feedback, such as ESG-related concerns.

•

Reviews and oversees the risk assessment related to CNX’s compensation programs and reports the results to the Board.

•

Oversees management development plans and activities, including succession planning.

MANAGEMENT

•	Responsible for the management and assessment of risk at CNX and its subsidiaries.
•	Identifies, communicates and discusses the risks affecting CNX, its subsidiaries, and our business through regular presentations to the Board and appropriate committees (as determined by the subject matter of the particular risk), including reviewing financial and ESG-related matters.
•	In 2020, performed a comprehensive risk analysis of the material risks that could affect CNX and communicated those results to the full Board.

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Committees of the Board of Directors

Our Board has four standing committees: Audit, Compensation, NCG, and ESCR. Actions taken by our committees are reported to the full Board. Each of our standing committees has a written charter, which is accessible on our website (www.cnx.com) under Corporate Governance. In January 2021, the Board determined that all members of each of the Audit, Compensation, and NCG Committees are independent under the current listing standards of the NYSE and other applicable regulatory requirements. See “Determination of Director Independence” on page 33 for additional information regarding the Board’s independence determinations with respect to its members.

Audit Committee

Responsibilities	Three Independent Board Members
•	assist our Board in its oversight of the integrity of our financial statements, CNX’s compliance with its legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the performance of CNX’s internal audit function;
•	review significant accounting principles and financial statement presentation issues, including significant changes in accounting principles and disclosures, such as CNX’s recent adoption of TCFD and SASB reporting standards; and
•	prepare the Audit Committee Report.

Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that each of Messrs. Lanigan, Thorndike, and McGuire qualifies as an “audit committee financial expert” under applicable SEC Rules and is independent under the current listing standards of the NYSE and other applicable regulatory requirements. A copy of the Audit Committee Report for the 2020 fiscal year is included in this Proxy Statement.

Compensation Committee

Responsibilities	Four Independent Board Members
•	establish and oversee compensation plans and programs for non-employee directors and executive officers;
•	review the performance of executive officers and award or recommend incentive compensation, as appropriate based upon performance;
•	review and monitor our management development and succession plans and activities;
•	appoint and oversee any outside compensation consultants; and
•	prepare the Compensation Committee Report.

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to the Corporation’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of our Executive Annual Incentive Plan and CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan (“Equity and Incentive Compensation Plan”) also permit our Compensation Committee to delegate its power and authority under such plans to our officers. In accordance with applicable law, in 2020, the Compensation Committee authorized our CEO to grant an aggregate of up to 1,200,000 shares of our common stock (in the form of equity incentive awards) and annual cash incentive awards to our non-executive employees in compliance with the terms and conditions of such delegation, the plans and applicable laws and regulations.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see “Compensation Discussion and Analysis” on page 34.

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NCG Committee

Responsibilities	Three Independent Board Members
•	identify individuals qualified to serve as members of the Board;
•	provide recommendations to the Board as to (i) its structure and operations and (ii) CNX’s corporate governance principles;
•	annually review and recommend to the Board the appropriate size, function, and needs of the Board;
•	recommend to the Board the responsibilities of the Board committees, including each committee’s structure, operations, and delegation authority;
•	oversee the annual evaluation of the Board and the other Board committees and management, and report to the Board the results of such evaluations;
•	annually recommend to the Board the slate of director nominees to be elected by shareholders at the annual meeting, taking into consideration nominees submitted by shareholders, and, where applicable, to fill Board vacancies; and
•	annually review and assess CNX’s Corporate Governance Guidelines and recommend any changes to the Board.

The NCG Committee will consider director candidates recommended by shareholders. Shareholders wishing to submit candidates for election as directors should submit the names of such candidates to the Corporate Secretary, CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317. See “Additional Matters” on page 75 for more information on submitting director nominations. Although the NCG Committee does not have specific minimum qualifications that must be met for a prospective director candidate to be nominated, in assessing the Board’s membership needs, the NCG Committee generally seeks to maintain a Board that is comprised of individuals who are competent in the following areas: general industry knowledge; accounting and finance; ability to make sound business decisions; management; leadership; knowledge of international markets; business strategy; crisis management; corporate governance; and risk management.

Nominees and directors must have experience in positions with a high degree of responsibility and leadership experience. Nominees and directors are selected based upon contributions that they can make to CNX. The NCG Committee’s process for identifying and evaluating director nominees is as follows:

(i)	determine what types of backgrounds, skills, and attributes are needed to help strengthen and balance the Board, taking into account the competencies described above;
(ii)	at appropriate times, actively seek individuals qualified to become new members of the Board, including through the review of candidates submitted by our independent directors, executive officers and shareholders, or identified by a third-party search firm engaged to assist with director recruitment;
(iii)	evaluate potential nominees by considering the competencies described above and conducting interviews (candidates recommended by shareholders are evaluated in the same manner as other nominees); and
(iv)	recommend to the Board the slate of director nominees to be elected by the shareholders at CNX’s next annual meeting of shareholders.

CNX does not maintain a stand-alone policy regarding the diversity of its Board members. However, consistent with its charter, the NCG Committee and, ultimately, the Board, seeks director nominees with diverse personal and professional backgrounds, experience, and perspectives, including diversity of race, ethnicity, gender, and age, that, when combined, provide a diverse portfolio of experience and knowledge that will well serve CNX’s governance and strategic needs.

The six nominees for election as directors at the Annual Meeting currently serve as members of the Board. All nominees were elected by shareholders at our 2020 Annual Meeting of Shareholders.

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ESCR Committee

Responsibilities	Six (Five Independent) Board Members
•	oversee policies and management systems for environmental, safety, corporate responsibility and security matters (including cybersecurity);
•	review CNX’s strategy, including objectives and policies, relative to the protection of the environment, safety of employees, contractors, customers and the public, as well as issues of corporate responsibility and security (including cybersecurity);
•	review any material compliance issues with health, safety and environmental laws, any material pending or threatened administrative, regulatory, or judicial proceedings regarding health, safety or environmental matters, and management’s response to the foregoing legal matters; and
•	review any significant environmental, safety, corporate responsibility public policy, legislative, political and social issues and trends that may materially affect the business operations, financial performance or public image of CNX or its industry, and management’s response to such matters.

The ESCR Committee is responsible for advising CNX on all issues relating to environmental, safety, corporate responsibility and security (including cybersecurity). It is the only committee of the Board that is comprised of each of CNX’s six directors. The ESCR Committee charter was recently updated to reflect CNX’s commitment to address ESG-related matters. The ESCR Committee focuses on such topics, including: methane emissions reductions, carbon capture, sustainability and workforce and vendor diversity. Additional details about CNX’s ESG efforts are located in the “ESG Highlights” section on page 9 of this proxy statement and on CNX’s newly-launched ESG website at responsibility.cnx.com.

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.cnx.com. The following documents are currently included on our website (under the “Corporate Governance” tabs of the “About Us” and “Responsibility” pages):

•	Bylaws;
•	Corporate Governance Guidelines;
•	Code of Director Business Conduct and Ethics;
•	Code of Employee Business Conduct and Ethics, which covers all employees of CNX, including executives;
•	Charters of the Audit, NCG, Compensation, and ESCR Committees;
•	Internal Auditing Charter;
•	Compliance Reporting Policy;
•	Related Party Policy and Procedures; and
•	Corporate Responsibility Reports.

We also will provide a printed copy of any of these documents, free of charge and upon request, to shareholders who contact the Investor Relations department in writing at CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, Pennsylvania 15317. These documents address important principles and corporate governance processes.

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Membership and Meetings of the Board of Directors and its Committees

In 2020, each director named below attended 88% or more of the aggregate of: (i) the total number of meetings held by our Board (during the period for which he or she was a director); and (ii) the total number of meetings held by all Board committees on which he or she served (during the period for which he or she served). Committee membership as of March 9, 2021 and the number of meetings held during 2020 are shown in the following table:

	Board of	Audit	Compensation	NCG	ESCR
	Directors	Committee	Committee	Committee	Committee
J. Palmer Clarkson	Member	—	Member	Member	Chair
Nicholas J. DeIuliis	Member	—	—	—	Member
Maureen E. Lally-Green	Member	—	Member	Chair	Member
Bernard Lanigan, Jr.	Member	Chair	—	Member	Member
Ian McGuire	Member	Member	Chair	—	Member
William N. Thorndike, Jr.	Chairman	Member	Member	—	Member
No. of 2020 Meetings	23	8	3	3	3*
*	On September 22, 2020, the Board held a joint meeting with the ESCR Committee, which meeting is not reflected in this total.

During 2020, the non-management directors held 11 executive sessions of the Board. The presiding director for the executive sessions was Mr. Thorndike, our Chairman and an independent director.

Communication with the Board of Directors

Shareholders and other interested persons who wish to communicate with the Board as a whole, any committee of the Board, individual directors, our independent directors as a group, or the Chairman of the Board may do so by writing to the Board at Corporate Secretary, CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317, or by sending an e-mail to directors@cnx.com. The Corporate Secretary will relay all such communications to the Board as a whole, to individual directors, or to the Chairman of the Board (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary) except for spam, junk mail, mass mailings, solicitations, resumes, job inquiries or other matters unrelated to the Corporation. Communications that are intended specifically for the Chairman of the Board or particular directors should be sent to the street address or e-mail address noted above, to the attention of the Chairman of the Board or the particular directors, as intended. Information concerning how to communicate with the Board is also included on CNX’s website at www.cnx.com.

Director Compensation Table – 2020

The following table sets forth the compensation of our directors for the 2020 fiscal year:

	Fees Earned or	Stock	Option	All Other
Name(1)	Paid in Cash(2)	Awards(3)	Awards(4)	Compensation	Total
J. Palmer Clarkson	$118,333	$180,000	$—	$—	$298,333
Maureen E. Lally-Green	$115,000	$180,000	$—	$—	$295,000
Bernard Lanigan, Jr.	$125,000	$180,000	$—	$—	$305,000
Ian McGuire	$115,000	$180,000	$—	$—	$295,000
William N. Thorndike, Jr.	$215,000	$400,000	$—	$—	$615,000
William E. Davis(5)	$40,000	$—	$—	$—	$40,000
(1)	Mr. DeIuliis is a member of the Board and President and CEO of CNX. His compensation for the 2020 fiscal year is reported in the SCT and other sections of this Proxy Statement. In 2020, Mr. DeIuliis did not receive any additional compensation for his service on our Board.
(2)	The non-employee directors may to elect to receive deferred stock units (“DSUs”) and options granted under the Equity and Incentive Compensation Plan in lieu of their cash retainers. The cash amounts payable for the 2020 fiscal year and received in the form of DSUs and options in lieu of such cash payments included in this column are as follows (rounded to the nearest whole share): (i) Mr. Clarkson: 13,093 DSUs (no options); (ii) Ms. Lally-Green: 2,303 DSUs (no options); (iii) Mr. Lanigan: 16,759 DSUs (no options); (iv) Mr. McGuire: 12,196 DSUs (no options); (v) Mr. Thorndike: 17,125 options and 9,385 DSUs; and (vi) Mr. Davis: no options or DSUs. Additionally, Ms. Lally-Green ($34,500) and Mr. Lanigan ($125,000) deferred fees awards into the Directors’ Deferred Fee Plan.

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(3)	The values set forth in this column are based on the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The grant date fair value of the restricted stock unit (“RSU”) awards is computed based upon the closing price per share of CNX’s stock on the date of grant.
A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 15 – Stock Based Compensation in the Notes to the Audited Consolidated Financial Statements in Item 8 of the 2020 Annual Report. The values reflect the awards’ fair market values at the date of grant, and do not correspond to the actual values that will be recognized by the directors.
As of December 31, 2020, the following directors held RSUs and DSUs relating to CNX common stock in the amounts noted: (i) Mr. Clarkson had 9,009 unvested RSUs, 36,815 deferred RSUs and 36,232 DSUs; (ii) Ms. Lally-Green had 9,009 unvested RSUs, 33,154 deferred RSUs and 3,454 DSUs; (iii) Mr. Lanigan had 69,893 deferred RSUs and 16,579 DSUs; (iv) Mr. McGuire had 18,019 deferred RSUs and 24,576 DSUs; (v) Mr. Thorndike had 156,296 deferred RSUs and 19,493 DSUs; and (vi) Mr. Davis had no unvested RSUs, deferred RSUs or DSUs. If an RSU was deferred, whether vested or unvested, it is described herein as a deferred RSU.
(4)	As of December 31, 2020, the number of shares underlying option awards held by our non-employee directors was: (i) 22,129 for Mr. Clarkson; (ii) 35,980 for Ms. Lally-Green; (iii) 69,910 for Mr. Lanigan; and (iv) 123,661 for Mr. Thorndike. In addition, as of December 31, 2020, the number of shares underlying option awards held by Mr. Davis was 43,439.
(5)	Mr. Davis did not stand for re-election at the 2020 Annual Meeting and terminated his service as a director on May 6, 2020.

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Understanding Our Director Compensation Table

We generally use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Each of our non-employee directors is entitled to receive annual cash fees for their service, any portion of which may be deferred at such director’s election. In lieu of all or any portion of the annual cash retainer otherwise payable to our non-employee directors, directors may elect to receive DSUs, which carry dividend equivalent rights, or non-qualified stock options. We also reimburse directors for customary travel and related expenses for their attendance at Board or committee meetings. A description of the fees and awards paid to our non-employee directors is set forth in greater detail below.

CNX Non-Employee Director Annual Fees and Awards

Our non-employee director compensation program is set forth in the following table:

Dollar Value of
Board
Compensation
Element of Annual Compensation	(May 2020 - May 2021)
Chairman Retainer	$200,000
Board Retainer	$90,000
Audit Committee Chair Retainer	$30,000
Compensation, NCG and ESCR Committee Chair Retainer	$20,000
Audit Committee Member Retainer (excluding Committee Chair Retainer)	$10,000
Compensation and NCG Committee Member Retainers (excluding Committee Chair Retainers)	$5,000
Annual Equity Award (RSUs)	$180,000
Chairman Equity Award (RSUs)	$400,000

The Compensation Committee periodically reviews our non-employee director compensation program. In 2019, with the assistance of data from a consultant retained by management, Pay Governance, the Compensation Committee analyzed the competitive position of our non-employee director compensation program against the Corporation’s peer group (described below) and determined that the Corporation’s non-employee director compensation structure generally aligns with peer group practices, with the total Board compensation positioned at the peer group median, Board Retainer above the peer group median, and Annual Equity Award below the peer group median. The Committee Chair Retainers were slightly above the peer group median for the Audit and Compensation Committees and slightly below the peer group median for the NCG Committee. Finally, the Committee Member Retainers were below the peer group median in each case. Based on this review, the Compensation Committee recommended, and the Board approved, the following changes to the compensation program to ensure that our director compensation was at market: (i) shift $30,000 of the total Board compensation from the Board Retainer to the Annual Equity Award, (ii) increase the Chair fees for the NCG and ESCR Committees by $10,000 and $5,000, respectively, and (iii) increase the Audit, Compensation and NCG Committee member fees by $2,500, $5,000 and $5,000, respectively. In 2020, the Board determined that the level of the responsibilities and duties of chairs of the Compensation, NCG and ESCR Committees were comparable and increased the ESCR chair retainer by $5,000 to match the retainer of the other committee chairs. Prior to 2019, there had been no increases to the value of total Board compensation (combined Board Retainer and Annual Equity Award value, excluding Committee roles) since December 2013.

For purposes of the 2019 benchmarking analysis, the following companies were included in the peer group: Energen Corp., Antero Resources Corporation, WPX Energy, EQT Corporation, Cabot Oil and Gas Corporation, Whiting Petroleum Corporation, Gulfport Energy Corporation, SM Energy Company, Southwestern Energy Corporation, PDC Energy Inc., Range Resources Corporation, and Chesapeake Energy Corporation.

The Chairman’s compensation structure was adopted by our Board after a competitive assessment of similarly situated Chairpersons by its compensation consultant in connection with his appointment as Chairman after the Annual Meeting held on May 9, 2017.

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CNX Non-Employee Director RSUs

In 2020, non-employee directors received their Annual Equity Award in the form of RSUs. Each RSU represents the right to receive one share of common stock following the vesting date of that unit. Non-employee director RSU awards vest upon the earlier to occur of: (i) the one-year anniversary of the grant date or (ii) the date of the next Annual Meeting of Shareholders (and the directors have the ability to defer receipt of the shares). A director is not entitled to shareholder rights, including voting rights and/or dividend rights with respect to the shares underlying an RSU award, until such shares become vested and are issued to the director. Should a regular cash dividend be declared on the Corporation’s common stock at a time before the shares subject to a RSU award become vested and are issued, then the holder of the RSU will be entitled to dividend equivalent rights equal to the cash dividend declared on the shares. Dividend equivalent rights are converted into shares underlying the RSUs in accordance with a pre-established formula. The additional shares resulting from this calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award. CNX does not currently pay dividends on its common stock.

The non-employee director RSU award agreements provide that in the event of death or disability or upon the completion of a change in control, all shares subject to such award will vest automatically and be delivered to the director immediately, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date). If a director’s service is terminated for cause or he or she ceases to provide services to the Corporation for any reason other than death, disability or in connection with a change in control, such director’s award will be cancelled with respect to any unvested shares, and the number of RSUs will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units.

As a condition to a director’s right to receive shares subject to a stock option or RSU award, the director must agree to abide by the terms and conditions of the proprietary information covenant included in the award agreement and must return any materials belonging to CNX upon termination of service on the Board. See “Equity and Incentive Compensation Plan Definitions” on page 67 for definitions under our Equity and Incentive Compensation Plan.

CNX Non-Employee Director Stock Options

Under the non-employee director compensation program, directors may, in lieu of receiving all or any portion of their annual cash retainer, elect to receive non-qualified stock options and/or DSUs. Subject to the provisions of the non-qualified stock option agreement and the Equity and Incentive Compensation Plan, options granted to our non-employee directors generally vest upon the earlier to occur of: (i) the one-year anniversary of the grant date or (ii) the date of the next Annual Meeting of Shareholders, and expire on the tenth anniversary of such grant date.

The non-employee director nonqualified stock option agreements provide that in the event of death or disability or upon the completion of a change in control, any non-vested portion of the award will immediately vest and become exercisable, and remain exercisable until the normal expiration of the stock option. If a director separates from service for any other reason, other than for cause, any non-vested portion of the award will be forfeited and cancelled as of such date, with any vested portion remaining exercisable until the normal expiration of the option. If a director’s service terminates for cause, all outstanding option awards will immediately be forfeited and cancelled as of such date.

CNX Non-Employee Directors Deferred Fee Plan

The Directors Deferred Fee Plan (“Deferred Fee Plan”) was adopted on July 20, 2004 to allow non-employee directors to defer payment of all or any portion of their annual cash retainer and director meeting fees. Participation in the Deferred Fee Plan is at the election of the particular director. Upon CNX’s receipt of a deferral agreement from a director, an account is established by CNX on behalf of such director and is credited with all fees selected by the participating director. A participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the Deferred Fee Plan had instead been invested in hypothetical investments designated by the participant and available under the Deferred Fee Plan from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account will earn interest as provided in the Deferred Fee Plan. Earnings are credited to the participant’s account on a quarterly basis. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: (i) the director’s termination of service as a director or (ii) the date selected by such director, which date must be at least two years after the end of the plan year for which fees are deferred. The Deferred Fee Plan is an unfunded and unsecured liability of CNX and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of CNX with respect to any benefits to be received by them under the Deferred Fee Plan.

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CNX Non-Employee Director Deferred Stock Units

Under the terms of our Equity and Incentive Compensation Plan, non-employee directors may elect to receive DSUs and/ or options in lieu of all or any portion of their cash retainer fees. DSUs have dividend equivalent rights. DSUs that have vested are paid following the earlier of: (i) the director’s separation from service or (ii) the date selected by the director on his or her payment date election form previously filed with CNX. DSUs generally vest on the one-year anniversary of the grant date. Upon a change in control, unvested DSUs will accelerate and vest.

A director is not entitled to shareholder rights, including voting rights and actual dividends, with respect to the shares subject to an award until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on CNX’s common stock at a time when the director holds DSUs, he or she will be entitled to dividend equivalent rights equal to the cash dividends declared on the shares. Dividend equivalent rights are converted into additional DSUs based on a pre-established formula. The additional DSUs resulting from this calculation will be subject to the same terms and conditions as the DSUs subject to the award. CNX does not currently pay dividends on its common stock.

If a director ceases to be a director on account of death, disability or retirement at the retirement age provided in our Equity and Incentive Compensation Plan (a “standard retirement”) for directors, all unvested DSUs granted to such director will automatically vest and become non-forfeitable. If the director’s service is terminated for cause or if the director ceases to provide services for any reason other than death, disability or standard retirement, all unvested DSUs and any rights to the underlying shares will be immediately forfeited for no consideration. In addition, in the event of a termination for cause or a breach of the proprietary information covenant contained in the DSU agreement, the director will also forfeit all of his or her right, title and interest in and to any shares that have vested under his or her award. See “Equity and Incentive Compensation Plan Definitions” on page 67 for definitions of cause and disability under our Equity and Incentive Compensation Plan. DSUs are structured to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

CNX Stock Ownership Guidelines for Directors

Our Board has adopted stock ownership guidelines for our directors to further align their interests with those of our shareholders and to ensure that they maintain an appropriate financial stake in CNX. The stock ownership guidelines provide, among other things, that our directors hold CNX common stock (not including shares issuable upon the exercise of options) with a value equal to five times the annual Board cash retainer on or before the fifth anniversary of becoming a Board member. As of December 31, 2020, each Board member was in compliance with our stock ownership guidelines.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of the Corporation’s common stock by:

•	persons we know to be beneficial owners of more than five percent of CNX’s common stock based upon information filed with the SEC, which information is as of December 31, 2020; and
•	each director and each nominee for director, each named executive, and all current directors and executive officers of CNX as a group, as of March 9, 2021 (except as otherwise indicated below).

Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to the shares of CNX common stock set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Southeastern Asset Management, Inc., Longleaf Partners Fund, and Longleaf Partners Small-Cap Fund(2)
c/o Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, TN 38119	35,507,974	16.1%
BlackRock, Inc.(3)
55 East 52nd Street New York, NY 10055	25,986,110	11.8%
Dimensional Fund Advisors LP(4)
6300 Bee Cave Road, Building One Austin, TX, 78746	14,655,758	6.7%
The Vanguard Group(5)
100 Vanguard Boulevard Malvern, PA 19355	17,908,482	8.1%
State Street Corporation(6)
State Street Financial Center One Lincoln Street Boston, MA, 02111	11,873,960	5.4%
Nicholas J. DeIuliis(7)	2,208,362	1.0%
Donald W. Rush(7)	176,798	*
Chad A. Griffith(7)	55,486	*
Olayemi Akinkugbe(7)	26,587	*
Alexander J. Reyes(7)	2,774	*
Stephanie L. Gill(7)(8)	84,259	*
J. Palmer Clarkson(7)	194,194	*
Maureen E. Lally-Green(7)	129,046	*
Bernard Lanigan, Jr.(7)(10)	2,136,173	*
Ian McGuire(7)	65,417	*
William N. Thorndike, Jr.(7)(9)	479,243	*
All directors and executive officers as a group(11)	5,558,339	2.5%
*	Indicates less than one percent (1%) ownership.
(1)	As of March 9, 2021, there were 219,909,547 shares of CNX common stock outstanding.
(2)	Based on a Schedule 13G/A filed by Southeastern Asset Management, Inc. (“Southeastern”) on February 16, 2021, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Longleaf Partners Small-Cap Fund, a series of Longleaf Partners Funds Trust and an investment company registered under Section 8 of the Investment Company Act, and O. Mason Hawkins, Chairman of the Board of Southeastern, on February 16, 2021. Southeastern is deemed to be the beneficial owner of 35,507,974 shares and has sole voting power with respect to 6,781,390 shares, shared voting power with respect to 23,852,892 shares, no voting power with respect to 4,873,692 shares, sole dispositive power with respect to 13,726,330 shares, and shared dispositive power with respect to 21,781,644 shares. Longleaf Partners Small-Cap Fund is deemed to be the beneficial owner of 12,751,607 shares and has sole voting power with respect to 0 shares, shared voting power with respect to 12,751,607 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 12,751,607 shares. O. Mason Hawkins is deemed to be the beneficial owner of 0 shares.

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(3)	Based on a Schedule 13G/A filed by BlackRock, Inc. on February 5, 2021. BlackRock, Inc., as a parent holding company for a number of investment management subsidiaries, is deemed to be the beneficial owner of 25,986,110 shares and has sole voting power with respect to 25,562,878 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 25,986,110 shares and shared dispositive power with respect to 0 shares. The following subsidiaries of BlackRock, Inc. are investment advisors which hold shares of our common stock: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of CNX common stock.
(4)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) on February 12, 2021, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of CNX that are owned by the Funds and may be deemed to be the beneficial owner of the shares of CNX held by the Funds. The Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares. Dimensional is deemed to be the beneficial owner of 14,655,758 shares and has sole voting power with respect to 14,481,471 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 14,655,758 shares and shared dispositive power with respect to 0 shares.
(5)	Based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 10, 2021, Vanguard is deemed to be the beneficial owner of 17,908,482 shares and has sole voting power with respect to 0 shares, shared voting power with respect to 232,168 shares, sole dispositive power with respect to 17,487,899 shares and shared dispositive power with respect to 420,583 shares.
(6)	Based on a Schedule 13G filed by State Street Corporation (“State Street”) on February 8, 2021, State Street, as a parent holding company for a number of investment management subsidiaries, is deemed to be the beneficial owner of 11,873,960 shares and has sole voting power with respect to 0 shares, shared voting power with respect to 11,118,228 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 11,873,960 shares. The following subsidiaries of State Street are investment advisors which hold shares of our common stock: SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors, Australia Limited, State Street Global Advisors Asia Ltd, State Street Global Advisors GmbH, and State Street Global Advisors Trust Company.
(7)	Amounts include options that are currently exercisable or that may become exercisable within 60 days of March 9, 2021 (i.e., May 8, 2021) and shares underlying DSUs, RSUs and deferred RSUs that will or may be settled on or before May 8, 2021 as set forth below:

		Options	RSUs may	Deferred
	Total Option,	Exercisable	be settled	RSUs may be	DSUs may be
	DSUs, RSUs, and	within	within	settled within	settled within
	deferred RSUs	60 days	60 days	60 days	60 days
Nicholas J. DeIuliis	1,342,190	899,193	442,997	—	—
Donald W. Rush	23,561	23,561	—	—	—
Chad A. Griffith	18,306	18,306	—	—	—
Olayemi Akinkugbe	9,011	9,011	—	—	—
Alexander J. Reyes	2,774	2,774	—	—	—
Stephanie L. Gill	21,548	21,548	—	—	—
J. Palmer Clarkson	104,185	22,129	9,009	36,815	36,232
Maureen E. Lally-Green	81,597	35,980	9,009	33,154	3,454
Bernard Lanigan, Jr.	156,382	69,910	—	69,893	16,579
Ian McGuire	42,595	—	—	18,019	24,576
William N. Thorndike, Jr.	299,450	123,661	—	156,296	19,493
Of the shares set forth in the table above, the following related to amounts received by directors in lieu of cash retainers: Mr. Clarkson, 58,361; Ms. Lally-Green, 14,505; Mr. Lanigan, 61,560; Mr. McGuire, 24,576; and Mr. Thorndike, 93,296.
(8)	Information for Ms. Gill, who retired from CNX as of December 14, 2020, reflects accelerated vesting of certain awards under the terms of her separation agreement with the Corporation and includes previously granted 2020 PSUs that vested on February 1, 2021 due to achievement of performance metrics that were approved by the Compensation Committee. For more information regarding Ms. Gill, see “Former General Counsel Agreement” on page 48.
(9)	Includes 35,000 CNX shares held in a trust for his children. In addition, as a result of Mr. Thorndike’s contractual arrangement with a third party, Mr. Thorndike may be deemed to have a beneficial interest with respect to 50,000 shares of CNX stock.
(10)	Includes 41,957 CNX shares held by Mr. Lanigan, 30,600 CNX shares held by the Lanigan Family Limited Partnership, of which Mr. Lanigan is one of the general partners, and 752,406 CNX shares held by limited liability companies, of which Mr. Lanigan is part owner of the managing member. These shares are currently held in a marginable account but are on non-margin status. Also includes 1,154,828 shares of CNX common stock held in investment advisory accounts of clients of Southeast Asset Advisors, Inc., an investment advisor of which Mr. Lanigan serves as Chairman and Chief Executive Officer and disclaims beneficial ownership of such shares.
(11)	Of the 5,558,339 CNX shares held by the directors and executive officers as a group, 1,226,073 represent options that are currently exercisable or that may become exercisable within 60 days of March 9, 2021 (i.e., May 8, 2021); 461,015 represent RSUs that may or will be settled on or before May 8, 2021; 314,177 represent deferred RSUs that may be settled on or before May 8, 2021; and 100,334 represent DSUs that may be settled on or before May 8, 2021.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for the directors and executive officers may be subject to this type of security interest.

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Proposal No. 1 Election of Directors

The six nominees for election as directors at the Annual Meeting are identified below. Each director who is elected will hold office until the next annual meeting and until the director’s successor is elected and qualified. All nominees are current members of the Board. If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate as recommended by the NCG Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

Biographies of Nominees

The following biographies include information concerning the nominees for director, including their recent employment, positions with CNX, other directorships, Board committee memberships and ages as of March 9, 2021.

J. PALMER CLARKSON Age: 64 Director Since: 2017 Occupation: President and Chief Executive Officer of Bridgestone HosePower, LLC	CNX Committees: • Environmental, Safety and Corporate Responsibility Committee (Chair) • Compensation Committee • Nominating and Corporate Governance Committee

Background:

J. Palmer Clarkson joined the CNX Board in May 2017. He is the founder and, since 1992, the President and Chief Executive Officer of Bridgestone HosePower, LLC, previously Hosepower, the largest U.S. based service provider of hydraulic and industrial hoses used in construction machinery, mining, oil field equipment and factories. Mr. Clarkson currently serves as Chair of the ESCR Committee and as a member of the Compensation Committee and NCG Committee. Mr. Clarkson currently sits on the Board of Directors at Bridgestone HosePower, LLC, Hawkson Properties, Inc., Bridgestone Industrial Products Group – Japan and Enerpac Tool Group Corp. Mr. Clarkson previously served as the President and Chief Executive Officer of Anchor Coupling Company from 1987 to 1992. He also sits on the boards of several nonprofit organizations.

Qualifications:

Mr. Clarkson brings over 33 years of hands-on experience as an entrepreneur, business builder and manager to our Board. He has extensive experience in accounting, finance, and operations, with a proven leadership track record.

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NICHOLAS J. DEIULIIS Age: 52 Director Since: 2014 Occupation: CNX President and Chief Executive Officer	CNX Committees: • Environmental, Safety and Corporate Responsibility Committee

Background:

Nicholas J. DeIuliis has served as a Director and the Chief Executive Officer of CNX Resources Corporation since May 7, 2014. He was appointed President of the Corporation on February 23, 2011. Including the period prior to the separation of CONSOL Energy Inc. into two separate companies (the "Separation"), Mr. DeIuliis has more than 30 years of experience with the Corporation and in that time has held the positions of President and Chief Executive Officer, Chief Operating Officer, Senior Vice President - Strategic Planning, and earlier in his career various engineering positions. On January 3, 2018, Mr. DeIuliis was appointed Chairman of the Board and Chief Executive Officer of the general partner of CNX Midstream Partners LP (formerly known as CONE Midstream Partners, LP). He was a Director, President and Chief Executive Officer of CNX Gas Corporation from its creation in 2005 through 2009. Mr. DeIuliis was a Director and Chairman of the Board of the general partner of CONSOL Coal Resources LP (formerly known as CNX Coal Resources LP) from March 16, 2015 until November 28, 2017. He is a member of the Board of Directors of the University of Pittsburgh Cancer Institute and Pittsburgh Works Together. Mr. DeIuliis is a registered engineer in the Commonwealth of Pennsylvania and a member of the Pennsylvania bar.

Qualifications:

As our current President and Chief Executive Officer, Mr. DeIuliis has a unique and in-depth understanding of our business with over 25 years of experience with CNX. He provides our Board with direct operational insight through his leadership in the development and execution of our strategic priorities, and his understanding of our business, including the challenges and material risks facing the Corporation.

MAUREEN E. LALLY-GREEN Age: 71 Director Since: 2013 Occupation: Professor and Former Dean, Duquesne University School of Law, Former Judge on the Superior Court of Pennsylvania	CNX Committees: • Nominating and Corporate Governance Committee (Chair) • Compensation Committee • Environmental, Safety and Corporate Responsibility Committee

Background:

Maureen E. Lally-Green joined the CNX Board in June 2013. Ms. Lally-Green currently serves as Chair of the NCG Committee and a member of the Compensation Committee and ESCR Committee. Ms. Lally-Green served as the Dean of Duquesne University School of Law (as of July 1, 2016) until her retirement (June 30, 2019). She is presently an Adjunct Professor of Law at Duquesne. She has served on the board of Federated Mutual Fund Complex since August 2009 and was appointed to serve on its audit committee in May 2013. Ms. Lally-Green has served in various legal and business roles and directorship positions throughout her career. She previously served as Associate General Secretary, Diocese of Pittsburgh (retired August 2015), and as a member of the Superior Court of Pennsylvania (retired 2009). In January 2021, she completed her term as a member of the Board of Continuing Judicial Education of the Pa. Supreme Court. As of January 2, 2020, she was appointed by the Pa. Supreme Court as a member of the Appellate Courts Procedural Rules Committee. Ms. Lally-Green also has held the positions of: Director, Auberle; Director, Ireland Institute of Pittsburgh; Director, Saint Thomas More Society; Director, Epilepsy Foundation of Western and Central Pennsylvania; Director, Pennsylvania Bar Institute; Director and Chair, North Catholic High School, Inc.; Director and Chair, Catholic High Schools of the Diocese of Pittsburgh, Inc.; Director and Vice Chair, Saint Francis College; and Director, Saint Vincent College.

Qualifications:

Ms. Lally-Green brings over 40 years of legal experience to our Board that includes a diversity of experience while serving as a Judge on the Superior Court of Pennsylvania State (a statewide appellate court), her service with a major corporation and the federal government, her activities in the state-wide and local legal communities, and her experience with, among other things, corporate governance due to her service on a number of boards of non-profit entities and the for-profit Federated Mutual Fund Complex.

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BERNARD LANIGAN, JR. Age: 73 Director Since: 2016 Occupation: Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc. Chairman of Lanigan & Associates, P.C.	CNX Committees: • Audit Committee (Chair) • Environmental, Safety and Corporate Responsibility Committee • Nominating and Corporate Governance Committee

Background:

Bernard Lanigan, Jr. joined the CNX Board in May 2016. Mr. Lanigan currently serves as Chair of the Audit Committee and as a member of the ESCR Committee and NCG Committee. He co-founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc., an investment advisor and wealth management company, since 1991. He also co-founded and has served as Chairman of Lanigan & Associates, P.C., a certified public accounting and consulting firm, since 1974. Mr. Lanigan currently serves on the boards of directors of various nonpublic companies, endowments and private foundations. Previously, Mr. Lanigan served on the boards of directors of Texas Industries, Inc., Ruby Tuesday, Inc. and Rayonier Inc.

Qualifications:

Mr. Lanigan brings over 40 years of leadership experience with large, complex and diverse organizations to our Board. He has been a certified public accountant for more than 40 years and has over 35 years of experience in financial, tax, accounting, investment advising, capital allocation, strategic consulting, risk assessment, valuations and mergers and acquisitions matters, including as both advisor and principal.

IAN McGUIRE Age: 42 Director Since: 2019 Occupation: Founder, Investment Partner of Tempus LP	CNX Committees: • Audit Committee • Compensation Committee (Chair) • Environmental, Safety and Corporate Responsibility Committee

Background:

Ian McGuire joined the CNX Board in July 2019. Mr. McGuire currently serves as Chair of the Compensation Committee and as a member of the Audit Committee and ESCR Committee. In 2018, he founded Tempus Partners, an investment firm, where he has since served as an investment partner. Prior to founding Tempus Partners, Mr. McGuire was an investment partner at SPO Partners & Co., an investment firm, where he worked from 2003 to 2005 and from 2007 to 2017, as part of a small investment team that had responsibilities for all aspects of the firm’s portfolio investments. Prior to working at SPO Partners & Co., Mr. McGuire was an investment banker in Goldman Sachs’ natural resources group. Cumulatively, Mr. McGuire has over 16 years of investment banking experience, with an emphasis in the energy and natural resources sectors. Mr. McGuire received his B.A. from Middlebury College and his M.B.A. from Stanford Graduate School of Business.

Qualifications:

Having founded Tempus Partners, an investment firm, and served as an investment partner at SPO and an investment banker with Goldman Sachs, Mr. McGuire provides our Board with substantial insight into financial-related matters and the energy industry.

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WILLIAM N. THORNDIKE, JR. Age: 57 Director Since: 2014 Occupation: Managing Director of Housatonic Partners	CNX Committees: • Audit Committee • Compensation Committee • Environmental, Safety and Corporate Responsibility Committee

Background:

William N. Thorndike, Jr. joined the CNX Board in October 2014. Mr. Thorndike was named our Chairman on May 11, 2016. He currently serves as a member of the Audit Committee, Compensation Committee and ESCR Committee. He founded Housatonic Partners, a leading middle market private equity firm with offices in Boston and San Francisco, in 1994 and has been a Managing Director since that time. Prior to founding Housatonic Partners, Mr. Thorndike worked with T. Rowe Price Associates, a global asset management firm, and Walker & Company, a publishing company, where he was named to the Board of Directors. Mr. Thorndike has served as a director of over 30 companies since founding Housatonic Partners. He is currently a director of Carillon Assisted Living, LLC; Conduit Capital; Lincoln Peak Holdings, LLC; QMC International, LLC; and ZircoDATA. He also serves as a Trustee of WGBH, a public broadcaster serving southern New England, and the College of the Atlantic. Mr. Thorndike is the author of “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success,” which has been translated into 12 languages.

Qualifications:

Mr. Thorndike brings over 20 years of investment and board experience to the CNX Board. He has extensive leadership experience in evaluating strategic alternatives and helping to build value for shareholders across a variety of industries. He has a breadth of financial, strategic and human resource knowledge with specific expertise in the areas of capital allocation and compensation.

Related Party Policy and Procedures

Our Audit Committee has adopted a written Related Party Policy and Procedures for the review and approval or ratification of related person transactions with directors, nominees for director, executive officers and certain family members of the foregoing persons (“related persons”). A copy of the policy is available on our website at www.cnx.com.

Under the policy, prior to entering into a potential related person transaction (which is generally a transaction in excess of $120,000 involving the Corporation and a related person), the related person must notify our chief financial officer and general counsel of the material facts regarding the transaction. If our chief financial officer and general counsel determine that the proposed transaction is in fact a related person transaction, the details of the transaction are presented to our Audit Committee at its next meeting (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the Audit Committee) for approval. The Audit Committee or Chairman, as applicable, will consider all relevant facts and circumstances including, but not limited to, the terms of the transaction and terms that would be available to unrelated parties, the benefits to us and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or Chairman, as applicable, will also inform our NCG Committee of any related person transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members, as well as entities with which they may be affiliated, it is possible that related person transactions could occur without a director or executive officer being aware of them and seeking approval in accordance with the policy. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or Chairman, as applicable, for ratification or other action. Our Audit Committee also reviews, on an annual basis, ongoing related person transactions having a remaining term of more than six months or remaining amounts payable to or receivable from the Corporation that are in excess of $120,000. We also require that officers and directors complete annual director and officer questionnaires and adhere to written codes of business conduct and ethics regarding various topics, including conflicts of interest, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year. There were no related party transactions in 2020.

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Determination of Director Independence

Our Board is required under the NYSE listing standards to affirmatively determine the independence of each director on an annual basis and to disclose this determination in the Proxy Statement for each annual meeting of shareholders of CNX. Based on the independence standards set forth in our Corporate Governance Guidelines, which are described below, and the NYSE listing standards, our Board has determined that each of our current directors (Messrs. Clarkson, Lanigan, McGuire, and Thorndike and Ms. Lally-Green), other than Mr. DeIuliis (who is our President and CEO), had no material relationship with CNX (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with CNX) and is “independent” under our Corporate Governance Guidelines and the NYSE listing standards set forth in Section 303A of the NYSE Listed Company Manual. The Board previously determined that William E. Davis, who served as a director until May 2020, was an independent director prior to his departure from the Board. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and the SEC rules. As it relates to the members of the Compensation Committee, the Board considered the additional factors under the NYSE rules relating to such members before determining that each of them is independent.

The Board has established the following standards for determining director independence, which are reflected in our Corporate Governance Guidelines that are available in the Corporate Governance section of the Corporation’s website at www.cnx.com. A director will not be deemed independent under CNX’s Corporate Governance Guidelines if:

•	(i) the director is, or has been within the previous three years, employed by CNX or its subsidiaries, or an immediate family member is, or has been within the previous three years, an executive officer of CNX or its subsidiaries; provided, that employment as an interim Chairman of the Board or CEO or other executive officer shall not disqualify a director from being considered independent following that employment;
•	(ii) the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from CNX or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that compensation received by a director for former service as an interim Chairman of the Board or CEO or other executive officer need not be considered in determining independence under this paragraph (ii) and provided further, that compensation received by an immediate family member for service as an employee of CNX or its subsidiaries (other than an executive officer) need not be considered in determining independence under this paragraph (ii);
•	(iii)(A) the director or an immediate family member is a current partner of the firm that is CNX’s or its subsidiaries’ internal auditor or external auditor (each an “Audit Firm”); (B) the director is a current employee of an Audit Firm; (C) the director has an immediate family member who is a current employee of an Audit Firm and who personally works on CNX’s or its subsidiaries’ audit or (D) the director or an immediate family member was, within the previous three years (but is no longer), a partner or employee of an Audit Firm and personally worked on CNX’s or its subsidiaries’ audit within that time;
•	(iv) the director or an immediate family member is, or has been within the previous three years, employed as an executive officer of another company where any of CNX’s or its subsidiaries’ present executive officers at the same time serves or served on such company’s compensation (or equivalent) committee of the board of directors; or
•	(v) the director is a current employee, or an immediate family member is an executive officer, of a company that has made payments to, or received payments from, CNX or its subsidiaries for property or services in an amount which, in any of the previous three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. For purposes of the foregoing, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year;
•	(vi) for members of the Audit Committee only: other than in the capacity as a member of the Audit Committee, the Board or any other committee of the Board, the director (A) may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from CNX or its subsidiaries; provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with CNX or its subsidiaries (provided that such compensation is not contingent in any way on continued service) or (B) is not an affiliated person of CNX or its subsidiaries; and
•	(vii) for members of the Compensation Committee only: other than in the capacity as a member of the Compensation Committee, Board, or any other committee of the Board, the Board will consider all factors specifically relevant to determining whether a director has a relationship to CNX or its subsidiaries which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to, (A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by CNX or its subsidiaries to such director and (B) whether the director is affiliated with CNX or its subsidiaries or an affiliate of CNX or its subsidiaries.

Any related person transaction required to be disclosed under SEC Regulation S-K, Item 404, shall be considered in determining the independence of a director or nominee.

The Board of Directors Unanimously Recommends that You Vote “FOR” the Election of Each of the Above-Named Nominees to the Board of Directors.

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EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Introduction

Our Compensation Committee has continued its commitment to an executive compensation program that is aligned with our business goals and culture and serves the long-term interests of our shareholders. We believe that attracting and retaining superior talent, supported by a compensation program that is highly performance-based, is important to delivering long-term shareholder returns.

This Compensation Discussion and Analysis (“CD&A”) section of the Proxy Statement is designed to provide our shareholders with an explanation of CNX’s executive compensation philosophy and objectives, our 2020 executive compensation program, and the compensation paid by CNX to the following named executive officers (“named executives”):

Name	Position
Nicholas J. DeIuliis	President and Chief Executive Officer (“Chief Executive Officer” or “CEO”)
Donald W. Rush	Executive Vice President and Chief Financial Officer (“Chief Financial Officer”)
Chad A. Griffith	Executive Vice President and Chief Operating Officer (“Chief Operating Officer”)
Olayemi Akinkugbe	Executive Vice President and Chief Excellence Officer (“Chief Excellence Officer”)
Alexander J. Reyes*	Executive Vice President, General Counsel and Corporate Secretary (“General Counsel”)
Stephanie L. Gill**	Former Vice President, General Counsel and Corporate Secretary (“Former General Counsel”)
*	Mr. Reyes previously worked at CNX from February 2006 to February 2020 in a variety of roles ranging from positions in the Legal Department managing major transactions to leading the Corporation's Land Department. On December 21, 2020, Mr. Reyes rejoined CNX as Executive Vice President, General Counsel and Corporate Secretary.

**	Ms. Gill retired from CNX in December 2020. For additional information, see “Former General Counsel Agreement” on page 48.

This CD&A contains references to one or more financial measures that have not been calculated in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of each disclosed non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in Appendix A to this Proxy Statement.

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1	Summary

Our executive compensation program is designed to attract, motivate, and retain key executives who will promote both the short- and long-term growth of CNX and create sustained shareholder value. To this end, we take a pay-for-performance approach to our executive compensation program that ties the majority of the compensation payable to our named executives to stock price, operational performance and ESG performance, and promotes equity ownership among the named executives to greater align their interests with those of our shareholders. Outlined below are some of the significant best practices we have implemented in our executive compensation program.

EXECUTIVE COMPENSATION BEST PRACTICES

What We Do		What We Don’t Do
•	Pay for Performance.	•	No Hedging or Pledging of CNX Securities.
	A substantial portion of our named executives’ compensation is at-risk and a majority is dependent upon the performance of our stock price.		Directors, officers and employees are generally prohibited from engaging in hedging or pledging transactions with respect to our securities.
•	Meaningful Stock Retention Requirements.	•	No Catch-Up Provisions or Carryover.
	We maintain robust stock retention requirements that align the interests of our executive officers with those of our shareholders.		We eliminated catch-up provisions under our LTIC plan and carryover rights from our STIC plan.
•	Mix of Performance Metrics.	•	No Repricing or Replacing of Underwater Stock Options.
	We rely on a mix of financial and non-financial goals for performance-based awards to prevent over- emphasis on any single metric. For 2021, we added an ESG metric applicable to 10% of our overall LTIC program.		The Equity and Incentive Compensation Plan prohibits repricing or replacing underwater stock options without shareholder approval.
•	Independent Compensation Committee.	•	No Excessive Risk-Taking.
	Each member of the Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards.		We regularly assess risks to ensure that our compensation policies do not encourage excessive or unnecessary risk-taking.
•	Clawback Policy.	•	Prohibited Tax Gross-Ups for Named Executives.
	We maintain a clawback policy that provides the Compensation Committee with the discretion to seek recovery of certain previously-paid incentive awards under certain circumstances.		Our policy prohibits tax gross-ups for our named executives (except for Mr. DeIuliis’ change in control agreement, which was entered into prior to 2009).
•	Value Shareholder Feedback.	•	No Employment Agreements with Named Executives.
	We are responsive to shareholder concerns in developing changes to enhance our executive compensation plans.		We do not have employment agreements with any of our named executives.

2020 Say-On-Pay Results

At our 2020 Annual Meeting of Shareholders, our shareholders approved the compensation of our named executives with a substantial majority of shareholders (approximately 88%) voting in favor. We were pleased with this result and we consider this vote to be a strong endorsement of our executive compensation program. Nonetheless, we continue to evolve in our philosophy on executive compensation, and continue to update our executive compensation program to align with shareholder interests and the Corporation’s goals. In the interest of full transparency, we have voluntarily disclosed in this Proxy Statement some of the forthcoming changes to our 2021 executive compensation program approved by our Board in late 2020. Certain highlights are described below, and a capsule summary of our recent executive compensation program evolution is included in the Compensation Highlights section of this Proxy Statement on page 5.

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2020 Executive Compensation Highlights

Some of the executive compensation highlights from 2020 are as follows:

•	We designed the 2020 STIC program to target the key goal of generating FCF per share, with individual strategic goals for the executive team so that our executives were focused on maximizing performance.

•	We maintained the focus of the 2020 LTIC program on rewarding achievement of stock price appreciation goals, including through awards of (i) time-based RSUs that vest over a three-year period, (ii) PSUs that vest, if earned, following a cumulative three-year period based on the achievement of absolute and relative stock price goals and continued employment, and (iii) premium-priced stock options with an exercise price per share equal to 125% of our closing stock price per share on the grant date and with time-based vesting over a three-year period.

•	Despite the challenges of COVID-19, we did not adjust our executive compensation performance goals in 2020.

•	Annual CEO equity award value (as reflected in column (e) of the Summary Compensation Table) decreased by over $1.4 million (or approximately 24%). The decrease is attributable to a combination of factors including a Board-approved reduction of $0.5 million in Mr. DeIuliis’ 2020 LTIC target, which came at his suggestion, and changes to our executive compensation program in 2020 (e.g., capping payout at 100% for PSUs).

•	We designed executive compensation to align with company performance with 87% of CEO’s and 77% of other NEOs’ (average) compensation being at-risk and/or tied to stock price.

•	Our 2020 PSU payout opportunities are capped at 100% of the amount awarded, which is a change from prior year programs under which payout opportunities ranged from 0-200%.

•	We achieved PSU vesting between target and maximum performance levels (144.8%) with respect to the 2020 tranche of the 2016 PSUs, the 2020 tranches of the 2017 PSUs and the 2018 PSUs were not earned, and the 2020 tranche of the 2019 PSUs was earned at a target performance level (100.0%).

•	The 2020 PSUs vest based on performance following a cumulative three-year period: (i) 50% vest at the end of a three-year performance period, if earned, based on metric of TSR relative to a group of peer companies measured over that same three-year period and (ii) 50% vest three years after grant if ASP meets or exceeds 125% of the 10-day average closing stock price per share ending on (and including) the grant date for 20 consecutive trading days during the three-year period. This design is an update as compared to prior year programs, which included tranches that vested annually, if earned. On February 1, 2021, the ASP metric was achieved for such PSUs, which awards will generally vest subject to continued employment with CNX for three years after grant. The performance of the PSU programs aligns with our shareholders’ interests and our stock performance.

•	Best-in-class stock ownership guidelines and long-term retention requirements for equity awards.

•	No employment agreements between CNX and named executives.

•	In late 2020, our Compensation Committee approved the following additional changes to our LTIC program for 2021: (1) 10% of 2021 LTIC tied to methane emissions reductions in both our upstream and midstream operations exceeding the One Future Coalition targets, (2) an increase of the ASP metric for 2021 PSUs to 150% of the 10-day average closing stock price per share ending on (and including) the grant date, and (3) an expansion of our peer group for the TSR component of 2021 PSUs to measure against the S&P Industrials Sector index.

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2	Pay for Performance

We consistently place a substantial portion of our named executives’ compensation at-risk, a majority of which is dependent upon the performance of our stock price. As demonstrated in the following charts for both the CEO and the other named executives, the vast majority of 2020 compensation was in the form of short-term and long-term incentive-based compensation.

The above charts demonstrate a strong alignment between the named executives’ compensation and the long-term interests of our shareholders. In short, our named executives’ compensation is highly correlated with stock price performance – if value is not delivered to our shareholders, as measured by stock price, then the named executives’ compensation will be adversely affected.

3	Compensation Setting Process

Compensation Philosophy and Objectives

CNX’s compensation philosophy is to provide a total compensation package—that is, base salary, short-term (annual) incentive compensation, long-term (equity-based) compensation (generally, in the form of options, RSUs and/or PSUs), retirement compensation (401(k) contributions), and benefits (such as health insurance, vacation, etc.) that will attract and retain employees with the education, experience, values (Responsibility, Ownership and Excellence), initiative and drive necessary to execute CNX’s business plan and achieve CNX’s long-term strategic goals, including, without limitation, continued focus on optimizing intrinsic value per share (and incorporating related metrics into our compensation programs to keep our key decisions centered on attainment of this goal).

Each named executive’s total compensation opportunity has been generally targeted within a reasonable range around the median of similarly-situated executives at peer group companies after consideration of the following items for 2020: (i) the nature and scope of an executive’s responsibilities; (ii) an executive’s performance (including contribution to CNX’s financial results and ESG goals); (iii) the overall financial performance of the Corporation; and (iv) reducing target compensation of the named executives in the aggregate.

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Results of 2020 Shareholder Vote on Named Executive Compensation

CNX engages in discussions with our major shareholders on various topics, including the compensation of our named executives, as we value the input of our shareholders. The insight that we have gained over the years through these discussions is helpful to the Compensation Committee as it considers and adopts compensation policies relating to our named executives.

At our 2020 Annual Meeting of Shareholders, a significant majority (approximately 88%) of the shares voted approved our 2019 executive compensation program. We were pleased with this outcome following our efforts to engage in shareholder discussions throughout 2019 and responded to shareholder comments in designing our 2020 executive compensation program. The 2020 vote result indicated to the Compensation Committee that shareholders were generally comfortable with our executive compensation program.

We continually strive to structure our executive compensation programs to better align the interests of our named executives and shareholders. For example, since 2019 we have eliminated catch-up provisions for our PSU awards, added an ESG performance metric, and expanded our peer group for relative TSR performance to measure against the S&P Industrials Sector index, all in response to shareholder discussions. In the future, we will continue to shape our executive compensation programs to further enhance the objectives of such programs and respond to shareholder feedback.

Process for Evaluating Compensation

Generally, for each upcoming year, the Compensation Committee meets to establish the base salaries, incentive opportunities, and related performance goals of CNX’s incentive compensation programs, including the STIC and LTIC. To establish compensation for a particular named executive (other than our CEO), CNX’s Human Resources personnel make initial assessments that are submitted to our CEO for review. This assessment considers relevant industry salary practices, the complexity and level of responsibility associated with the particular named executive’s position, the position’s overall importance to CNX in relation to other executive positions, and the competitiveness of the named executive’s total compensation. Our CEO may make appropriate changes to this qualitative assessment based on his determination of such named executive’s past performance. The Compensation Committee then reviews: (i) our CEO’s compensation recommendations for each named executive (other than himself) and (ii) our CEO’s evaluation of each named executive’s performance and internal value. After considering the factors described above, and in consultation with the CEO, the Compensation Committee approved the named executives’ 2020 compensation packages.

To establish compensation for our CEO, the Compensation Committee reviews: (i) the CEO’s self-evaluation of his annual performance and (ii) the Board’s evaluation of his annual performance. After considering these factors, the Compensation Committee reviews and approves, and recommends that the Board approves, the compensation of our CEO. Our CEO does not participate in, and is not present for, any approvals relating to his compensation.

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4	Compensation Decisions for 2020

Elements of Executive Compensation Program

In 2020, we continued to compensate our named executives through the following:

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2020 Base Salary

The base salaries of our named executives were as follows at year-end 2020 and year-end 2019:

Named Executive	Salaries at Year-End 2019	Salaries at Year-End 2020
Nicholas J. DeIuliis (Chief Executive Officer)	$800,000	$800,000
Donald W. Rush (Chief Financial Officer)	$440,000	$440,000
Chad A. Griffith (Chief Operating Officer)	$325,000	$325,000
Olayemi Akinkugbe (Chief Excellence Officer)	$250,000	$250,000
Alexander J. Reyes (General Counsel)(1)	$275,000	$300,000
Stephanie L. Gill (Former General Counsel)(1)	$319,438	$340,000
(1)	Ms. Gill retired from CNX in December 2020 and Mr. Reyes rejoined CNX as Executive Vice President and General Counsel effective December 21, 2020.

2020 STIC

The STIC program is designed to deliver annual cash awards when CNX and our named executives are successful in meeting or exceeding established performance targets and to pay less, or nothing at all, when CNX and/or our employees fall short of these targets. The STIC program provides incentive compensation (measured at target) that is comparable to compensation provided by companies with which CNX competes for executive talent. The description of the 2020 STIC program established by the Compensation Committee applied to all of the named executives for the January 1, 2020 – December 31, 2020 performance period. In connection with his departure from CNX in February 2020, Mr. Reyes forfeited the right to receive any STIC payout for 2020 performance.

The Compensation Committee determined to base the 2020 STIC applicable to the January 1, 2020 – December 31, 2020 performance period on the achievement of (i) free cash flow per share and (ii) pre-established individual performance goals for our executive officers.

Part One: Free Cash Flow/Share Goal:

Free cash flow per share was assigned a score ranging from 0 – 200%, with a score of 100% indicating target performance and a higher score (up to a maximum of 200%) indicating above-target performance as follows:

Free Cash Flow Per Share	Performance Level	Free Cash Flow Per Share Score
$1.86/share	Maximum	200%
$1.48/share	Target	100%
$1.25/share	Threshold	70%

If the threshold, or minimum, score of 70% had not been achieved, a score of zero would have been assigned, with no payout. If the free cash flow per share performance level equaled or exceeded the threshold, the Free Cash Flow Per Share Score was assigned with total payout potentially modified by the individual performance factor described below.

The “Free Cash Flow Per Share Score” was applied to the following formula:

In calculating the achievement of the free cash flow/share goal, the Compensation Committee adjusted 2020 FCF to exclude the impact of fees paid in connection with the Take-In Transaction with a final Adjusted FCF of $367.4 million(1). Adjusted FCF per share was achieved at $1.96/share(1) resulting in the achievement of the goal at 200%.

Part Two: Individual Performance Goals:

In January 2021, the Compensation Committee approved each named executive’s achievement of the individual strategic performance goals for 2020. The goals (both quantitative and qualitative) were weighted equally. The named executives’ performance relative to the below goals was capped at 20% of the total STIC payout (which together with the free cash flow per share payout, can never exceed 250% of target payout). The individual strategic performance goals (and related performance results) were as follows:

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Quantitative Measures	Performance Results
Achieve cumulative free cash flow for 2020 of at least $50 million above 2020 maintenance plan target ($276 million).(1)	Achieved free cash flow for 2020 of $356 million,(1) exceeding the 2020 maintenance plan target by $80 million.
Close at least $400 million of financing deals.	Completed $1.2 billion in credit market transactions.
Improve well-by-well returns by focusing on cost control and capital efficiency, with a target goal of reducing blended (Marcellus and Utica) well costs to $985 per lateral foot in 2020.	Achieved blended well costs of $930 per lateral foot in 2020.

Qualitative Measures	Performance Results
Assist Operations and Operational Excellence teams in enhancing contractor management through automation of both physical access and recordkeeping/information tracking.	Instituted a digital sign in/sign out process at our large-scale sites, which allows for accurate site head counts as well as assisting in audits of our new digital hazard training process.
Effectuate a culture built around our core value of Ownership among CNX employees to more effectively manage contractor relationships and activities.	Continued to drive accountability and ownership with CNX personnel and contractors through incident root cause investigations, enforcing hazard training penalties, on site drug and alcohol testing, and follow up calls/discussions with employees and vendors.
Construct and implement defined processes around data tracking and reporting across all relevant disciplines throughout the Corporation.

Achieved by:

•  Successfully identified and automated the collection of relevant air quality data points that reside in existing internal systems.

•  Developed and integrated mobile asset inventory (static) and event driven (dynamic) forms into our program, improving accuracy and efficiency of data collection.

•  Assembled a comprehensive asset inventory related to northern Appalachia shale production assets.

•  Interaction/processing of nearly three million data points (including year-end projections).

Streamline procedures and plans including our quality management system (QMS), emergency response plan (ERP) and HSE manuals.	Achieved by: • Optimized several administrative safety documents through revisions and consolidation. • Updated our HSE Policy to eliminate dated sections. • Streamlined our library of QMS documents.
Focus on capital allocation and high-return investment opportunities.	Achieved by: • Completed the Take-In Transaction. • Began returning capital to shareholders through share repurchases. • Created capital allocation flexibility through financing transactions.
Strengthen CNX’s position as a leader in the basin, including through advocacy efforts on behalf of the Corporation and the industry.

Achieved by:

•  Published several opinion pieces in defense of the natural gas industry in regional and national publications.

•  Helped launch Pittsburgh Works Together, a coalition of business organizations, energy and manufacturing companies, and labor organizations committed to creating an inclusive vision of economic progress that embraces and respects both traditional legacy industries and emerging ones, while honoring the diversity of cultures and traditions inherent to each, while ensuring a sustainable environment.

Continue to build on diversity initiatives through recruiting efforts as opportunities arise.	Though no significant hiring occurred during an extraordinary 2020, we maintained 40% diversity within our executive management team. Of our limited new hires in 2020, 42% were female and/or ethnically/racially diverse.

(1)	See Appendix A for information regarding free cash flow, adjusted free cash flow, and adjusted free cash flow per share, including certain non-GAAP reconciliations.

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Based on the results of the 2020 STIC as shown above, the ultimate payouts to our named executives for 2020 performance were as follows:

Named Executive	Target Opportunity Percentages (% of Base Salary)	Target Payout Opportunity	Adjusted Free Cash Flow Per Share Payout		Individual Performance Payout		Total Payout (Rounded)
Nicholas J. DeIuliis
(Chief Executive Officer)	120%	$960,000		$1,920,000		$384,000		$2,304,000
Donald W. Rush
(Chief Financial Officer)	60%	$264,000		$528,000		$92,400		$621,000
Chad A. Griffith
(Chief Operating Officer)	60%	$195,000		$390,000		$78,000		$468,000
Olayemi Akinkugbe
(Chief Excellence Officer)	60%	$150,000		$300,000		$67,500		$368,000
Alexander J. Reyes
(General Counsel)(1)	30%	$82,500	$	N/A	$	N/A	$	N/A
Stephanie L. Gill
(Former General Counsel)	40%	$136,000		$272,000		$47,600		$320,000

(1)	Mr. Reyes’ target opportunity figures are based on his prior employment with CNX. In connection with his departure from CNX in February 2020, Mr. Reyes forfeited the right to receive any STIC payout for 2020 performance.

LTIC

Our LTIC program is designed to create a strong incentive for our named executives to achieve the longer-term performance objectives in CNX’s strategic plan and to align management’s interests with those of our shareholders. The Compensation Committee determined that each named executive would receive his or her entire 2020 long-term incentive opportunity in the form of PSUs, RSUs, and premium-priced stock options, with 40% of each named executive’s target long-term incentive opportunity in the form of PSUs, 50% in the form of time-based RSUs, and 10% in the form of premium-priced stock options. The Compensation Committee believes that our PSU awards align the interests of our employees with those of our shareholders because the vesting of such awards is tied to the achievement of pre-approved, long-term performance goals related to our stock price.

In connection with his departure from CNX in February 2020, Mr. Reyes forfeited his outstanding unvested equity awards, including PSUs, RSUs, and premium-priced stock options under the 2020 LTIC that are described below. Mr. Reyes rejoined CNX as Executive Vice President, General Counsel and Corporate Secretary on December 21, 2020.

In connection with her retirement from her position as CNX’s Vice President, General Counsel and Corporate Secretary on December 14, 2020, and in recognition of her more than 15 years of valuable service, CNX and Ms. Gill entered into a severance agreement. Pursuant to this agreement, Ms. Gill will continue to cooperate with the Company on matters related to her past employment and be reasonably available to CNX for the purpose of responding to requests for information and documents and/or to meet with Company representatives, and Ms. Gill’s unvested equity awards vested or will continue to vest as follows: (i) RSU awards accelerated and vested on December 14, 2020; (ii) option awards granted prior to 2016 remained exercisable for 90 days following December 14, 2020; (iii) option awards granted in 2020 continue to be subject to their original vesting schedule and, in the case of the 2016 and 2020 option awards, will remain exercisable until the expiration date set forth in the applicable award agreement; and (iv) PSUs awards vested and continue to be subject to the attainment of applicable performance goals.

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A. 2020 PSU Grants

The Committee approved 2020 PSU awards that vest based on performance over a three-year period with payouts, if earned, capped at 100% of the award (reduced from prior years when the maximum payout could reach 200%):

•	50% cliff vest following a three-year performance period, if earned, based on the achievement of a relative TSR metric against a group of peer companies (Antero Resources Corporation, Cabot Oil & Gas Corporation, EQT Corporation, Gulfport Energy Corporation, Range Resources Corporation and Southwestern Energy Company (collectively, the “TSR Peer Group”)) over such three-year period (based on the scale described below).

Performance Level(1)	Multiplier	vs. TSR Peer Group(2)
Maximum	100%	75th percentile
Target	75%	60th percentile
Threshold	50%	25th percentile
Below Threshold	0%	< 25th percentile

(1)	Straight line interpolation between performance levels.
(2)	With respect to the TSR Peer Group: Any company that ceases to be publicly traded as of the end of the performance period due to dissolution, liquidation or Chapter 11 reorganization would be deemed to be in “last place” for purposes of calculating TSR.

•	50% vest if (i) ASP is 25% or more above the grant date stock price (measured using the 10-day average closing stock price ending on (and including) the grant date) for 20 consecutive trading days during such three-year period and (ii) generally, a named executive remains employed with CNX for three years following grant. On February 1, 2021, the PSUs related to the ASP metric vested based on the Corporation’s ASP from January 4, 2021 through such date and generally remain subject to continued employment for the remainder of the three-year period. The target for the ASP metric for 2021 was increased to 150% of the grant date stock price (measured using the 10-day average closing stock price ending on (and including) the grant date).

The target awards for the 2020 PSU Program are as follows:

Named Executive	Aggregate Dollar Value of 2020 PSU Awards
Nicholas J. DeIuliis (Chief Executive Officer)	$1,800,000
Donald W. Rush (Chief Financial Officer)	$576,000
Chad A. Griffith (Chief Operating Officer)	$345,600
Olayemi Akinkugbe (Chief Excellence Officer)	$160,000
Alexander J. Reyes (General Counsel)	$33,000
Stephanie L. Gill (Former General Counsel)(1)	$80,400

(1)	In addition, Ms. Gill was also granted an aggregate value of $71,500 in PSUs on April 1, 2020. This grant reflects an adjustment to Ms. Gill’s 2020 compensation approved on March 9, 2020, which increased both her annual base salary and annual LTIC opportunity.

B. 2020 RSU Grants

To provide competitive compensation, retain key executive talent, and align management’s interests with shareholders, time-based, three-year ratable vesting RSU awards were granted in the following amounts to all of the named executives, subject to continued employment with CNX:(1)

Named Executive	Aggregate Dollar Value of RSU Awards
Nicholas J. DeIuliis (Chief Executive Officer)	$2,250,000
Donald W. Rush (Chief Financial Officer)	$720,000
Chad A. Griffith (Chief Operating Officer)	$432,000
Olayemi Akinkugbe (Chief Excellence Officer)	$200,000
Alexander J. Reyes (General Counsel)	$53,625
Stephanie L. Gill(1) (Former General Counsel)	$130,650

(1)	In addition, Ms. Gill was also granted an aggregate value of $979 in RSUs on April 1, 2020. This grant reflects an adjustment to Ms. Gill’s 2020 compensation approved on March 9, 2020, which increased both her annual base salary and annual LTIC opportunity.

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C. 2020 Premium-Priced Stock Option Awards

The Compensation Committee awarded premium-priced stock options with an exercise price per share equal to 125% of the closing market price per share of the Corporation’s common stock on the grant date, January 2, 2020, which vest ratably over a three-year period on each annual anniversary of the grant date. The following option awards were granted to the named executives in 2020, generally subject to continued employment with CNX:

Named Executive	Aggregate Dollar Value of Stock Options
Nicholas J. DeIuliis (Chief Executive Officer)	$450,000
Donald W. Rush (Chief Financial Officer)	$144,000
Chad A. Griffith (Chief Operating Officer)	$86,400
Olayemi Akinkugbe (Chief Excellence Officer)	$40,000
Alexander J. Reyes (General Counsel)	$8,250
Stephanie L. Gill (Former General Counsel)	$20,100

D. 2020 Phantom Unit Awards

In light of their responsibilities with CNXM before the Take-In Transaction, the Compensation Committee and the board of directors of the general partner of CNXM agreed that it would be appropriate for a portion of Messrs. Rush’s, Griffith’s and Akinkugbe’s 2020 LTIC to be in the form of phantom units granted under the CNXM 2014 Long-Term Incentive Plan (the “CNXM Plan”). The phantom unit awards were to generally vest ratably over a three-year period from the grant date, subject to each recipient’s continued employment with CNX. The aggregate target dollar values of these 2020 phantom unit awards were as follows: $360,000 for Mr. Rush, $216,000 for Mr. Griffith, and $100,000 for Mr. Akinkugbe. In connection with the Take-In Transaction, outstanding phantom unit awards were converted into RSUs with the same terms and conditions as applicable to such phantom unit awards, and Messrs. Rush, Griffith, and Akinkugbe received RSU awards relating to their 2020 phantom unit awards in the following respective amounts (inclusive of dividends): 20,806, 12,484, and 5,780.

E. 2020 PSU Tranches, Metrics and Performance

In January 2016, 2017, 2018, and 2019, the Compensation Committee granted PSUs that vest, if earned, ratably over a five-year period. The performance periods for the 2016 PSU Program, 2017 PSU Program, 2018 PSU Program and 2019 PSU Program (collectively, the “Programs”) are for the calendar years: 2016 through 2020; 2017 through 2021; 2018 through 2022; and 2019 through 2023, respectively. These multi-year vesting periods encourage retention.

The vesting of the 2020 tranches of the named executives’ PSU awards from 2016 through 2019 was calculated based on the following pre-established, equally-weighted goals, with the aggregate payout capped at 200% of target.

(i)	Relative TSR:

•	2016 PSU Program, 2017 PSU Program and 2018 PSU Program: TSR relative to the S&P 500 (measured by comparing CNX’s average closing stock price per share for the 10 days ended December 31, 2020 and the companies in the S&P 500 as of that same date against their average closing stock price per share for the 10 days ended on December 31st of the year prior to the grant date; dividends are included).
•	2019 PSU Program: TSR relative to the TSR Peer Group (measured by comparing CNX’s average closing stock price per share for the 10 days ended December 31, 2020 and the companies in the TSR Peer Group as of that same date against their average closing stock price per share for the 10 days ended December 31st of the year prior to the grant date; dividends are included).

(ii)	Absolute Stock Price Appreciation: Absolute stock price appreciation is determined by comparing the average closing stock price per share for the 10 days ending on December 31 of each year during the applicable performance period against the average closing stock price per share for the 10 days ended on January 29, 2016 for the 2016 PSU Program ($5.26), January 31, 2017 for the 2017 PSU Program ($16.11), January 30, 2018 for the 2018 PSU Program ($14.43), and January 31, 2019 for the 2019 PSU Program ($13.06) (collectively, the grant date stock prices or the “GDSPs”).

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(1)	Straight line interpolation between performance levels.
(2)	After reviewing the Corporation’s prior stock price performance and consideration of the Corporation’s business plan, the Compensation Committee considered the stock price goals applicable to the remaining tranches of the PSU awards as confidential and challenging, but attainable.

If a tranche fails to pay out at the end of any annual tranche period with respect to the absolute stock price measure (a “Missed Year”), the unvested PSUs attributable to the Missed Year may still become fully vested, capped at the target level, if the Corporation achieves target performance (or greater) as determined after the end of the performance period of a future tranche. The opportunity to recoup any missed payouts can occur for any prior tranche, but only up to target performance level for that prior period. This is, in fact, a long-term feature of the program that continues to incentivize employees to take actions that result in stock price appreciation in future years and not disincentivize participants in the event one component is not achieved in one year. Note that CNX eliminated the Missed Year opportunity for 2020 PSUs and beyond.

Additionally, for the 2017, 2018 and 2019 PSU Programs only, if the closing market price of CNX common stock equals or exceeds 200% for one or more future years, all unvested PSUs associated with those specific years will pay out at 200% immediately (“Special Vesting”). The Compensation Committee believes that this Special Vesting feature will help to enhance the retention of CNX stock by our named executives. This furthers the Board’s objective of aligning shareholder and management interests to increase our stock price. If the Corporation achieves its goals for its shareholders sooner than expected, then management is appropriately compensated. This award term was not included in the CEO’s 2019 PSU award. Note that CNX eliminated the Special Vesting opportunity for 2020 PSUs and beyond.

The Missed Year and Special Vesting provisions described above only apply to 50% of the PSU granted under the Programs (i.e., only the absolute stock price goal), and are no longer applicable for 2020 PSUs and beyond.

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2020 Tranche Performance of PSU Programs

The performance results for 2020 are shown in the below chart.

PSU Program	Performance Metric	Results	Units Earned	Weighting	Total Units Earned (2020 Tranche Only)
2016 PSU	Relative TSR	52.7th percentile	89.6%	50%	144.8%
Program	Absolute Stock Price	$11.01
		(compared to maximum	200%	50%
		performance of $9.69)
2017 PSU	Relative TSR	13.5th percentile	0%	50%	0%
Program	Absolute Stock Price	$11.01
		(compared to threshold	0%	50%
		performance of $21.12)
2018 PSU	Relative TSR	15.4th percentile	0%	50%	0%
Program	Absolute Stock Price	$11.01
		(compared to threshold	0%	50%
		performance of $17.03)
2019 PSU	Relative TSR	100th percentile	200%	50%	100%
Program	Absolute Stock Price	$11.01
		(compared to threshold	0%	50%
		performance of $14.57)

As a result of the achievement of the above performance factors, the executive officers who held PSUs at the end of 2020 earned the following payout amounts under the 2020 tranches of the PSU Programs:

Named Executive	PSU Program	2020 PSU Tranche (at target)	Target Payout (%)	Payout Amounts (# of shares)
Nicholas J. DeIuliis	2016 Program	96,020	144.8%	139,037
(Chief Executive Officer)	2017 Program	45,000	0%	0
	2018 Program	48,245	0%	0
	2019 Program	45,304	100%	45,304
Donald W. Rush	2016 Program	1,206	144.8%	1,747
(Chief Financial Officer)	2017 Program	748	0%	0
	2018 Program	8,546	0%	0
	2019 Program	12,323	100%	12,323
Chad A. Griffith	2018 Program	584	0%	0
(Chief Operating Officer)	2019 Program	2,831	100%	2,831
Olayemi Akinkugbe	2019 Program	996	100%	996
(Chief Excellence Officer)
Stephanie L. Gill	2016 Program	2,006	144.8%	2,904
(Former General Counsel)	2017 Program	937	0	0
	2018 Program	1,004	0	0
	2019 Program	1,132	100%	1,132

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5	Other Compensation Policies and Information

Retirement Benefit Plans

During 2020, CNX maintained retirement benefit plans, which were intended to attract and retain key talent. CNX continues to move toward a single qualified defined contribution plan to deliver retirement benefits to its employees, as in 2018 it froze a nonqualified supplemental defined contribution plan in which employees participated. This action left only one supplemental (not frozen) plan in place, which is the CNX Supplemental Retirement Plan (the “SERP”) in which Mr. DeIuliis is the only remaining active participant.

Change in Control Agreements

We have CIC Agreements with each of our named executives who are currently employed by us. The CIC Agreements provide for a “double trigger” requirement, in that each named executive will receive cash severance benefits only if such named executive’s employment is terminated or constructively terminated after, or in connection with, a change in control (as defined in the respective CIC Agreements) and such named executive enters into a general release of claims reasonably satisfactory to us. Under these circumstances, the currently employed named executives would be entitled to receive a lump sum cash severance payment equal to a multiple of base pay, plus a multiple of incentive pay (as defined in each named executive’s respective CIC Agreement) as follows:

Named Executive	Multiple of Base Salary and Incentive Pay
Nicholas J. DeIuliis (Chief Executive Officer)	2.5
Donald W. Rush (Chief Financial Officer)	1.5
Chad A. Griffith (Chief Operating Officer)	1.5
Olayemi Akinkugbe (Chief Excellence Officer)	1.5
Alexander J. Reyes (General Counsel)	1.5

Additionally, benefits would be continued for 18 to 30 months (as set forth in the applicable CIC Agreement) and equity grants would accelerate and vest in connection with a change in control alone. Mr. DeIuliis’ CIC agreement was entered prior to 2009 and includes a tax gross-up provision in the event of a change in control consistent with market practice at that time (the CIC Agreements of Messrs. Rush, Griffith, Akinkugbe and Reyes, which were entered into more recently, do not contain change in control tax gross-ups). If it is determined that any payment or distribution would constitute an “excess parachute payment,” we will pay a gross-up payment to Mr. DeIuliis, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999, and any tax imposed upon the gross-up payment, will be equal to the excise tax on such payments or distributions. See “Understanding Our Change in Control and Employment Termination Tables and Information.”

Former General Counsel Agreement

On December 14, 2020, Stephanie L. Gill retired from her position as CNX’s Vice President, General Counsel and Corporate Secretary. In connection with Ms. Gill’s retirement, and in recognition of her more than 15 years of valuable service, CNX and Ms. Gill entered into a severance agreement. Pursuant to this agreement, Ms. Gill will continue to cooperate with the Company on matters related to her past employment and be reasonably available to CNX for the purpose of responding to requests for information and documents and/or to meet with Company representatives, and Ms. Gill received (i) a one-time payment of $453,334 and an accrued vacation payout of $32,692; (ii) a 2020 STIC bonus payment of $320,000; and (iii) vesting or continued vesting of her unvested equity awards (subject, in the case of the PSU awards, to the achievement of the applicable goals as determined by the Compensation Committee after the end of the performance period). If a change in control occurs within 24 months after her retirement date or an acquisition agreement is signed within such period, the change in control payments and benefits described in “Understanding Our Change in Control and Employment Termination Tables and Information” will similarly become payable to her, including 1.5 times her base salary and incentive pay. In addition, Ms. Gill agreed to a waiver and release of any claims against the Corporation and to confidentiality, non-competition and non-disclosure covenants in favor of the Corporation.

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Clawback Policy

The Compensation Committee and Board approved the adoption of an executive compensation clawback policy, which provides that the Compensation Committee may seek to recover performance-based cash and equity incentive compensation awarded in 2014 and thereafter that was paid to an executive officer in the three years prior to a restatement as a result of CNX’s material non-compliance with the financial reporting requirements of the securities laws if (i) such officer is responsible for such restatement and (ii) the amount paid to the officer would have been lower had it been calculated based on such restated financial statements.

Stock Ownership Guidelines for Executives

The stock ownership guidelines provide that all employees designated as officers for purposes of the policy should own shares of CNX stock, the value of which is a multiple of base salary. The guidelines provide each officer with a five-year period from their appointment as an officer to achieve the applicable ownership level. Shares issuable upon the exercise of stock options or settlement of PSUs held by an individual are not counted for purposes of determining whether an individual has satisfied the ownership guideline requirement, which is as follows for the currently employed named executives.

Named Executive	Ownership Guideline (Multiple of Base Salary)(1)	Percentage Compliance with Ownership Guideline(2)
Nicholas J. DeIuliis (Chief Executive Officer)	5.5	435%
Donald W. Rush (Chief Financial Officer)	3.5	254%
Chad A. Griffith (Chief Operating Officer)	3.5	163%
Olayemi Akinkugbe (Chief Excellence Officer)	3.5	121%
Alexander J. Reyes (General Counsel)	3.5	22	%(3)

(1)	Base salary as of December 31, 2020.
(2)	As of January 5, 2021, based on CNX’s 200-day average rolling stock price per share ended December 31, 2020 of $9.919.
(3)	Pursuant to our guidelines, Mr. Reyes, who rejoined CNX on December 21, 2020, will have until December 21, 2025 to comply with the stock ownership guidelines.

Our stock ownership guidelines were implemented by the Compensation Committee to further align our named executives’ interests with those of our shareholders and to comply with what we believe are best practices. CNX reviews named executives’ compliance with the stock ownership guidelines annually.

No Hedging/Pledging Policy

Our Insider Trading Policy prohibits directors, officers (including named executives who are currently employed with CNX) and employees from engaging in any of the following activities with respect to securities of CNX (except as otherwise may be approved in writing by the General Counsel): (i) purchases of CNX stock on margin; (ii) short sales; (iii) buying or selling options (other than the grant and exercise of compensatory stock options by CNX to directors, officers and employees), including buying or selling puts or calls or other hedging transactions with CNX securities (including, without limitation, to purchase financial instruments (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities); or (iv) pledging CNX stock (provided, however, that brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course).

Also as disclosed in the Beneficial Ownership of Securities table, Mr. Lanigan may be deemed to own 30,600 CNX shares held by a family limited partnership, of which Mr. Lanigan is a general partner, 752,406 CNX shares held by limited liability companies, of which Mr. Lanigan is part owner of the managing member, which shares currently are held in a marginable account, but are on non-margin status.

Stock Retention Requirements

The Compensation Committee has implemented stock retention requirements applicable to our named executives who are currently employed with CNX and certain of our other employees for regular annual cycle PSU and RSU awards in which 50% of vested shares (after tax) must be held until the earlier of: (i) 10 years from the Board determined grant date or (ii) the participant reaching age 62.

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Perquisites

We provide our named executives who are currently employed with CNX and other senior officers with perquisites that we believe are reasonable, competitive and consistent with CNX’s compensation program. Our principal perquisite programs currently include such benefits as club memberships, de minimis personal usage of company purchased event tickets, and a vehicle allowance. These programs are more fully described in the footnotes to the SCT. We do not provide tax gross-ups on CNX-provided perquisite programs for our named executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CNX’s management and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee: Ian McGuire, Chairman J. Palmer Clarkson Maureen E. Lally-Green William N. Thorndike, Jr.

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CNX under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that CNX specifically incorporates the Compensation Committee Report by reference therein.

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Compensation Policies and Practices as They Relate to CNX’s Risk Management

Our compensation program is designed to motivate and reward our employees and executive officers for their performance during the fiscal year and over the long-term, and for taking appropriate business risks.

In January 2021, the Compensation Committee reviewed an assessment of the risks, if any, to CNX associated with our compensation policies and practices. The Compensation Committee, with management, reviewed the design features, characteristics, performance metrics and approval mechanisms for all of our various compensation components, to determine whether any of our compensation policies or programs could create risks that would be reasonably likely to have a material adverse effect on CNX. The assessment was also reviewed by our Internal Auditors and Human Resources Department. Based on this review, management, the Compensation Committee and the full Board identified the following risk mitigating components, which, in their opinion, would be likely to reduce incentives for excessive risk-taking and mitigate any incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: The target compensation mix of our executive officers is heavily weighted towards performance-based incentive compensation.
•	Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of metrics, including (among others): free cash flow per share, TSR, and absolute stock price. Performance-based awards are also based, in part, on the achievement of strategic and operational objectives in addition to the foregoing metrics.
•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics, including review of all results by the internal audit department.
•	Stock Ownership and Retention Guidelines: As it relates to our executives, these policies require our named executives to own equity in CNX and retain shares of CNX acquired through equity grants for the long-term.
•	Clawback Policy: CNX adopted a clawback policy that generally provides that the Compensation Committee has the discretion to seek recovery of performance-based cash and equity incentive compensation paid to an executive officer in connection with an accounting restatement due to misconduct of that officer.

Based on its review of CNX’s internal controls and the risk mitigating components of CNX’s compensation programs identified in the management team’s risk assessment, it was determined that CNX’s compensation policies and practices do not encourage our executives or our other non-executive employees to take excessive risks that are reasonably likely to have a material adverse effect on CNX.

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Summary Compensation Table – 2020, 2019 and 2018

The following table discloses the compensation for Mr. DeIuliis, the principal executive officer of CNX (President & CEO), Mr. Rush, the principal financial officer of CNX (CFO), the three most highly-compensated named executives of CNX serving at the end of fiscal 2020 (other than Messrs. DeIuliis and Rush): Mr. Griffith, EVP and Chief Operating Officer (COO); Mr. Akinkugbe, EVP and the Chief Excellence Officer (CXO); and Mr. Reyes, EVP and General Counsel (GC); and Ms. Gill, Former VP, General Counsel and Corporate Secretary (Former GC), the additional individual for whom disclosure would have been required hereunder but for the fact that she was not serving as an executive officer of CNX at the end of fiscal 2020. We have excluded compensation for prior years to the extent permitted by applicable SEC rules.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)		Total ($) (j)
Nicholas J. DeIuliis(6) President & CEO	2020	$800,000	$—	$4,050,004	$450,002	$2,304,000	$3,383,526	$39,527	(7)	$11,027,059
	2019	$800,000	$—	$5,901,570	$—	$2,208,000	$4,792,836	$39,031		$13,741,437
	2018	$800,000	$—	$7,042,130	$—	$2,376,000	$—	$54,378		$10,272,508
Donald W. Rush CFO	2020	$440,000	$—	$1,694,093	$144,003	$621,000	$9,601	$30,100	(8)	$2,938,798
	2019	$439,830	$—	$1,978,865	$—	$607,200	$7,515	$30,622		$3,064,032
	2018	$427,600	$—	$1,447,648	$—	$733,000	$—	$36,425		$2,644,673
Chad A. Griffith COO	2020	$325,000	$—	$1,021,585	$86,401	$468,000	$—	$23,100	(9)	$1,924,086
	2019	$278,557	$—	$712,276	$—	$448,500	$—	$20,400		$1,459,733
Olayemi Akinkugbe CXO	2020	$250,000	$—	$466,126	$40,002	$368,000	$—	$14,692	(10)	$1,138,820
	2019	$226,584	$—	$129,849	$—	$345,000	$—	$11,969		$713,402
Alexander J. Reyes GC	2020	$52,885	$—	$86,642	$8,252	$—	$5,723	$31,202	(11)	$184,704
Stephanie L. Gill Former GC	2020	$335,255	$—	$283,543	$20,103	$320,000	$—	$503,126	(12)	$1,462,027

(1)	These values represent the aggregate grant date fair value of PSU and RSU awards, and in the case of Messrs. Rush, Griffith, and Akinkugbe, also CNXM phantom units ($398,087, $243,978, and $106,124, respectively, which was based on a closing per unit price of $16.69 on January 2, 2020), granted to such named executives in 2020 that were converted to RSU awards pursuant to the Take-In Transaction that closed in September 2020. The values are based on the aggregate grant date fair value of the awards computed in accordance with SEC rules and FASB ASC Topic 718. The amounts reported in this column reflect the accounting cost for these awards, and do not correspond to the actual economic value that may be received by the named executives.
For the 2020 PSUs, the grant date fair value is computed based upon a Monte Carlo simulation for both the TSR component and the ASP component, which results in a valuation of 74.4% based on January 2, 2020 stock price of $8.42 per share. The TSR fair value component was determined using five primary input assumptions for an asset projection: the risk-free rate (1.58%), the dividend yield for CNX (0%), the volatility of returns (46%), stock beta, and the initial TSR performance for CNX and the comparator group. The grant date fair value of the TSR portion was $6.21. The ASP fair value component requires three primary input assumptions for an asset projection: the risk-free rate (1.58%), the dividend yield (0%) for CNX, and the volatility of returns (46%). The grant date fair value of the ASP portion was $6.32. The value of the awards in the “Stock Awards” column on the January 2, 2020 grant date for FASB ASC Topic 718 purposes assumes that the highest level of the conditions will be achieved (resulting in no additional expense in the future). For the 2020 PSUs, the value of the awards, as reported in the table, does not change assuming that the highest level of performance conditions will be achieved. A discussion of the valuation of these PSU and RSU awards is provided in Note 15 – Stock Based Compensation in the Notes to the Audited Consolidated Financial Statements in Item 8 of the 2020 Annual Report.
(2)	The fair value for the stock options was calculated using a Black-Scholes option pricing model, which results in a valuation of 43.7% based on the January 2, 2020 stock price of $8.42 per share. The valuation was determined using the expected life of the options (average of 5.31 years), the risk-free rate (1.69%), expected volatility (55.1%), and expected dividend yield (0%). The fair value of the options was $3.68. The values are based on the aggregate grant date fair value of the awards computed in accordance with SEC rules and FASB ASC Topic 718. A discussion of the valuation of these option awards is provided in Note 15 – Stock Based Compensation in the Notes to the Audited Consolidated Financial Statements in Item 8 of the 2020 Annual Report.
(3)	Includes cash incentives earned for the applicable year under the CNX STIC program.
(4)	The amounts for 2020 reflect the actuarial increase in the present value of the named executives’ benefits under the SERP and the defined contribution New Restoration Plan through December 31, 2020. As it relates to Mr. DeIuliis, the value shown assumes a normal retirement age of 65 for the SERP benefit, despite the fact that Mr. DeIuliis would not be eligible to receive the normal retirement benefit until 2033. If Mr. DeIuliis was to retire earlier, his benefit would be age reduced pursuant to the provisions of the SERP. The amounts shown were determined primarily using the interest rate assumptions and mortality assumptions (the latter for Mr. DeIuliis and Ms. Gill only) set forth in the financial statements of CNX’s applicable Annual Reports on Form 10-K (Note 14 in the 2020 Annual Report for the 2020 amount). Values may fluctuate significantly from year to year depending on several factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as mortality and discount rate. Finally, for Mr. DeIuliis in 2020, more than 88% of the increase in the stated value is attributable to the following factors that are beyond our control: decline in the discount rate (~77%) and the passage of time (i.e., calculation of the value one year closer to retirement age) (~11%).

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(5)	On April 6, 2009, CNX filed a Current Report on Form 8-K stating that it would no longer provide tax gross-ups to its officers, as defined under Section 16 of the Exchange Act, in connection with company-maintained perquisite programs. From time to time, we provide tickets to sporting and other entertainment events to our employees, including our named executives, primarily for business purposes. We also provide our senior officers a vehicle allowance. See our “Compensation Discussion and Analysis – Other Compensation Policies and Information.”
(6)	Mr. DeIuliis did not receive any additional compensation from CNX in connection with his Board service in 2020.
(7)	Mr. DeIuliis’ personal benefits for 2020 include: a vehicle allowance, occasional event tickets, and a physical exam. The total in this column includes $17,100 in employer matching contributions made by CNX under its 401(k) plan.
(8)	Mr. Rush’s personal benefits for 2020 include: a vehicle allowance and occasional event tickets. The total in column (i) includes $17,100 in employer matching contributions made by CNX under its 401(k) plan.
(9)	Mr. Griffith’s personal benefits for 2020 include: city club dues and occasional event tickets. The total in column (i) includes $17,100 in matching contributions made by CNX under its 401(k) plan.
(10)	The total in column (i) for Mr. Akinkugbe is $14,692 in matching contributions made by CNX under its 401(k) plan.
(11)	The total in column (i) for Mr. Reyes includes $26,442 in accrued vacation payout and $4,760 in matching contributions made by CNX under its 401(k) plan.
(12)	The total in column (i) for Ms. Gill includes $453,334 in severance pay, $32,692 in accrued vacation payout, and $17,100 in matching contributions made by CNX under its 401(k) plan.

Grants of Plan-Based Awards – 2020

The following table sets forth each grant made to a named executive in the 2020 fiscal year under plans established by CNX.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (STIC)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs)(2)			All Other Stock Awards: Number of Shares of	All other option awards: Number of securities	Exercise or base price of	Grant Date Fair Value of Stock and
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	underlying options (#)	option awards ($/Sh)	Option Awards(5) ($)
Nicholas J. DeIuliis	—		672,000	960,000	2,400,000	—	—	—	—	—	—	—
	1/2/2020		—	—	—	71,828	107,741	287,311	—	—	—	1,800,003
	1/2/2020	(3)	—	—	—	—	—	—	267,221	—	—	2,250,001
	1/2/2020		—	—	—	—	—	—	—	127,660	10.525	450,002
Donald W. Rush	—		184,800	264,000	660,000	—	—	—	—	—	—	—
	1/2/2020		—	—	—	22,985	34,478	91,940	—	—	—	576,004
	1/2/2020	(3)	—	—	—	—	—	—	85,511	—	—	720,003
	1/2/2020	(4)	—	—	—	—	—	—	25,154	—	—	398,087
	1/2/2020		—	—	—	—	—	—	—	40,852	10.525	144,003
Chad A. Griffith	—		136,500	195,000	487,500	—	—	—	—	—	—	—
	1/2/2020		—	—	—	13,791	20,687	55,164	—	—	—	345,602
	1/2/2020	(3)	—	—	—	—	—	—	51,307	—	—	432,005
	1/2/2020	(4)	—	—	—	—	—	—	15,575	—	—	243,978
	1/2/2020		—	—	—	—	—	—	—	24,511	10.525	86,401
Olayemi Akinkugbe	—		105,000	150,000	375,000	—	—	—	—	—	—	—
	1/2/2020		—	—	—	6,385	9,577	25,539	—	—	—	160,002
	1/2/2020	(3)	—	—	—	—	—	—	23,753	—	—	200,000
	1/2/2020	(4)	—	—	—	—	—	—	6,568	—	—	106,124
	1/2/2020		—	—	—	—	—	—	—	11,348	10.525	40,002
Alexander J. Reyes(7)	—		57,750	82,500	206,250	—	—	—	—	—	—	—
	1/21/2020		—	—	—	1,317	1,976	5,268	—	—	—	33,004
	1/21/2020	(3)	—	—	—	—	—	—	4,900	—	—	41,258
	1/21/2020		—	—	—	—	—	—	—	2,341	10.525	8,252
	2/3/2020	(3)	—	—	—	—	—	—	1,689	—	—	12,380
Stephanie L. Gill	—		95,200	136,000	340,000	—	—	—	—	—	—	—
	1/21/2020		—	—	—	3,209	4,813	12,834	—	—	—	80,405
	1/21/2020	(3)	—	—	—	—	—	—	11,936	—	—	100,501
	1/21/2020		—	—	—	—	—	—	—	5,703	10.525	20,103
	2/3/2020	(3)	—	—	—	—	—	—	4,114	—	—	30,156
	4/1/2020	(6)	—	—	—	2,835	4,280	11,413	—	—	—	71,502
	4/1/2020	(6)	—	—	—	—	—	—	179	—	—	979

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(1)	Awards were made pursuant to the 2020 STIC program under the Executive Annual Incentive Plan. Actual incentive plan payments are based on fiscal 2020 performance and are set forth in column (g) of the SCT.
(2)	These columns report the number of PSUs that may be earned pursuant to the awards granted under the Equity and Incentive Compensation Plan. The amounts reflect threshold (50%), target (75%), and maximum (100%) vesting based on applicable performance levels for the TSR component of the PSUs and threshold (0%), target (0%), and maximum (100%) vesting for the ASP component of the PSUs. For additional details regarding the 2020 PSU awards, see the description of our 2020 LTIC program in the “Compensation Discussion and Analysis” section of this Proxy Statement on page 34.
(3)	RSU grants were made under the Equity Incentive Compensation Plan.
(4)	CNXM phantom unit grants were made under the CNXM Plan. As described in “Compensation Discussion and Analysis,” these awards were converted to RSUs granted under the Equity Incentive Compensation Plan in connection with the Take-In Transaction.
(5)	The values set forth in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The values set forth in this table may not correspond to the actual values that will be realized by the named executives.
(6)	Ms. Gill was granted an aggregate value of $71,500 in PSUs and $979 in RSUs on April 1, 2020. This grant reflects an adjustment to Ms. Gill’s 2020 compensation approved on March 9, 2020, which increased both her annual base salary and annual LTIC opportunity.
(7)	Mr. Reyes’ potential STIC payout amounts are based on his prior employment with CNX. In connection with his departure from CNX in February 2020, Mr. Reyes forfeited the right to receive any STIC payout for 2020 performance and forfeited all unvested PSU and RSU awards.

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Outstanding Equity Awards at Fiscal Year-End – 2020

The following table sets forth all unexercised options and unvested RSU and PSU awards granted under CNX’s Equity and Incentive Compensation Plan that have been awarded to our named executives by CNX and were outstanding as of December 31, 2020.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)		Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(11) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2) (j)
Nicholas J. DeIuliis	39,475	(3)	—		—	42.085	2/23/2021	—		—	—	—
	61,077	(4)	—		—	31.012	3/01/2022	—		—	—	—
	795,563	(5)	—		—	6.874	1/29/2026	—		—	—	—
	—		127,660	(6)	—	10.525	1/2/2030	—		—	—	—
	—		—		—	—	—	390,780	(7)	$4,220,424	—	—
	—		—		—	—	—	139,036	(9)	$1,501,589	—	—
	—		—		—	—	—	45,304	(10)	$489,283	—	—
	—		—		—	—	—	—		—	493,979	$5,334,973
Donald W. Rush	9,944	(5)	—		—	6.874	1/29/2026	—		—	—	—
	—		40,852	(6)	—	10.525	1/2/2030	—		—	—	—
	—		—		—	—	—	155,102	(7)	$1,675,102	—	—
	—		—		—	—	—	1,746	(9)	$18,857	—	—
	—		—		—	—	—	12,323	(10)	$133,088	—	—
	—		—		—	—	—	—		—	137,839	$1,488,661
Chad A. Griffith	10,136	(5)	—		—	6.874	1/29/2026	—		—	—	—
	—		24,511	(6)	—	10.525	1/2/2030	—		—	—	—
	—		—		—	—	—	87,490	(7)	$944,892	—	—
	—		—		—	—	—	2,831	(10)	$30,575	—	—
	—		—		—	—	—	—		—	64,248	$693,878
Olayemi Akinkugbe	259	(3)	—		—	42.085	2/23/2021	—		—	—	—
	367	(8)	—		—	31.289	1/26/2022	—		—	—	—
	4,862	(5)	—		—	6.874	1/29/2026	—		—	—	—
	—		11,348	(6)	—	10.525	1/2/2030	—		—	—	—
	—		—		—	—	—	33,515	(7)	$361,962	—	—
	—		—		—	—	—	996	(10)	$10,757	—	—
	—		—		—	—	—	—		—	28,531	$308,135
Alexander J. Reyes	1,067	(3)	—		—	42.085	2/23/2021	—		—	—	—
	1,707	(8)				31.289	1/26/2022
Stephanie L. Gill	2,193	(3)	—		—	42.085	2/23/2021	—		—	—	—
	3,073	(8)	—		—	31.289	1/26/2022	—		—	—	—
	16,574	(5)	—		—	6.874	1/29/2026	—		—	—	—
	—		5,703	(6)	—	10.525	1/2/2030	—		—	—	—
	—		—		—	—	—	2,904	(9)	$31,363	—	—
	—		—		—	—	—	1,132	(10)	$12,226	—	—
	—		—		—	—	—	—		—	29,126	$314,561

(1)	This column shows the aggregate number of unvested PSUs for which the performance period had not lapsed as of December 31, 2020. The performance period for the PSU awards granted in 2020 is January 1, 2020 through December 31, 2022: 50% cliff vest at the end of the performance period (assuming performance targets are met) and 50% vest if ASP is 25% or more above target for 20 consecutive trading days during such three-year period generally subject, in each case, to continued employment for such three-year period. The performance period for the PSU awards granted in 2019 is January 1, 2019 through December 31, 2023, vesting 20% per year (with the 2021 through 2023 tranches remaining outstanding). The performance period for 2018 is January 1, 2018 through December 31, 2022, vesting 20% per year (with the 2021 and 2022 tranches remaining outstanding). The performance period for the PSU awards granted in 2017 is January 1, 2017 through December 31, 2021, vesting 20% per year (with the 2021 tranche remaining outstanding). The amounts presented for the 2020 PSU award are based on achieving performance goals at the maximum level. The amounts presented for the 2019 PSU award are based on achieving performance goals at the target level. The amounts presented for the 2018 and 2017 PSU awards are based on achieving performance goals at the threshold performance.

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(2)	The market values for RSUs and PSUs were determined by multiplying the closing market price per share for CNX common stock on December 31, 2020 ($10.80) by the number of shares relating to such awards.
(3)	Options granted February 23, 2011 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(4)	Options granted February 29, 2012 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(5)	Options granted January 29, 2016 that vested and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(6)	Options granted January 2, 2020 that vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(7)	RSUs granted on January 31, 2018, January 31, 2019, and January 2, 2020 that vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(8)	Options granted on January 26, 2012 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(9)	The performance period for the 2020 tranche of the 2016 PSU awards was January 1, 2020 through December 31, 2020. The amounts are based on actual performance results for the period and vested in January 2021 when the Compensation Committee certified performance.
(10)	The performance period for the 2020 tranche of the 2019 PSU awards was January 1, 2020 through December 31, 2020. The amounts are based on actual performance results for the period and vested in January 2021 when the Compensation Committee certified performance.
(11)	The performance period for the 2020 tranche of the 2017 PSU awards and the 2018 PSU awards was January 1, 2020 through December 31, 2020. There are no amounts set forth in the table, because threshold performance was not satisfied.

Option Exercises and Stock Vested Table – 2020

The following table sets forth information concerning each exercise of CNX options and the vesting of RSUs and PSUs of CNX during the 2020 fiscal year.

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nicholas J. DeIuliis	—	—	234,201	$1,655,340
Donald W. Rush	—	—	38,580	$340,054
Chad A. Griffith	—	—	17,115	$181,933
Olayemi Akinkugbe	—	—	4,768	$33,976
Alexander J. Reyes(1)	9,944	$34,915	4,843	$34,330
Stephanie L. Gill	—	—	24,642	$244,174

(1)	Mr. Reyes exercised options granted on January 29, 2016.
(2)	Values include vesting of RSU awards granted in each of 2017 (third tranche), 2018 (second tranche), and 2019 (first tranche), as well as PSU awards granted in 2016 (2019 tranche only) and 2019 (2019 tranche only). For Mr. Rush and Mr. Griffith, values also include CNXM phantom units that vested in 2020. For Ms. Gill, values also include RSUs granted in each of 2019 (second tranche and final tranche) and 2020 (all tranches) that vested in connection with her retirement from CNX.

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Pension Benefits Table – 2020

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including benefits available under the CNX non-qualified defined benefit plans (which we refer to as the Supplemental Retirement Plan (“SERP”) and the New Restoration Plan), but excluding nonqualified defined contribution plans.

Name	CNX Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Nicholas J. DeIuliis	Supplemental Retirement Plan	20		$14,347,713	—
Donald W. Rush	New Restoration Plan	—	(2)	$77,783	—
Chad A. Griffith	N/A	—		$—	—
Olayemi Akinkugbe	N/A	—		$—	—
Alexander J. Reyes	New Restoration Plan	—	(2)(3)	$52,253	—
Stephanie L. Gill	Supplemental Retirement Plan	6	(4)	$253,886	—
	New Restoration Plan	—	(2)	$120,643	—

(1)	The accumulated benefits included in this column were computed through December 31, 2020 using the assumptions stated in the financial statements included in Note 14 of the 2020 Annual Report. The table above excludes benefits relating to the Pension Plan, which was assumed by CONSOL Energy Inc. in connection with the Separation.
(2)	Years of service are not included as service is not a factor in the calculation of benefits for the New Restoration Plan.
(3)	Represents amounts earned during prior employment with CNX from 2006 to February 2020.
(4)	Due to Ms. Gill’s commencement of her SERP benefit, the present value is calculated using a 20-year certain and life factor based on the actual payment date of July 1, 2021 (the commencement date for Ms. Gill is February 1, 2021, but payment is delayed until July 1, 2021 due to 409A regulations).

Understanding Our Pension Benefits Table

This section provides information regarding CNX’s retirement programs, which include the SERP and the New Restoration Plan.

Supplemental Retirement Plan

On December 5, 2006, the Board approved and adopted the SERP, effective January 1, 2007. Certain modifications were made to the SERP that became effective December 4, 2007. The SERP is designed primarily for the purpose of providing benefits for a select group of management and highly-compensated employees of CNX and its subsidiaries, and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). We established the SERP to attract and retain persons that we considered to be important to our success by providing benefits that are not restricted by the statutory limitations imposed by the federal income tax laws. The SERP is an unfunded, unsecured obligation of CNX, the benefits of which will be paid from its general assets.

Certain named executives and other eligible individuals were the initial participants in the SERP. On September 9, 2009, the Board adopted amendments to the SERP to include certain employees of CNX Gas and to give service credit thereunder for service with CNX Gas to all participants in the plan who are or were employees of CNX Gas, including Mr. DeIuliis. The amendments to the SERP were consistent with the Corporation’s assumption of CNX Gas’s compensatory arrangements as part of the management reorganization that occurred in January 2009.

In September 2011, the Board authorized amendments to the SERP, which froze the plan effective December 31, 2011 for current and future CNX employees, except for certain officers (referred to hereafter as the “excepted employees”). After the applicable date, no existing participant or future CNX employee, other than the excepted employees, accrues benefits under the SERP, and no compensation or service is counted for purposes of calculating benefits thereunder. Frozen CNX participants’ years of service continue to accrue, solely for vesting purposes. Mr. DeIuliis is an excepted employee and, accordingly, continues to accrue benefits under the SERP.

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The Compensation Committee has reserved the right to terminate a participant’s participation in the SERP at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets basic eligibility standards, the participant’s participation in the SERP (and such person’s right to accrue any benefits thereunder) will terminate automatically. Final average compensation and years of service will be determined at such time.

The amount of each participant’s benefit under the plan as of age 65 (expressed as an annual amount) will be equal to 50% of “final average compensation” multiplied by the “service fraction,” as calculated on the participant’s date of employment termination with CNX. “Final average compensation” means the average of a participant’s five highest consecutive annual compensation amounts (annual base salary plus amounts received under the STIC) while employed by CNX or its subsidiaries. The “service fraction” means a fraction with a numerator equal to a participant’s number of years of service and a denominator of 20 and cannot exceed one.

The benefit described above will be reduced by a participant’s vested benefits (including benefits already paid or payable in the future (converted to an annual amount)) under: (i) the Pension Plan; (ii) the New Restoration Plan; and (iii) any other plan or arrangement providing retirement-type benefits, including arrangements with prior employers, to the extent service with such other employer or under such arrangement is credited under the SERP. As part of the Separation, the sponsorship of the Pension Plan was transferred to CONSOL Energy Inc., which now is an entity independent of CNX. As a result of the qualified plan transferring to CONSOL Energy Inc., the Compensation Committee eliminated the offsets for Mr. DeIuliis’ SERP calculation.

No benefit will be vested under the SERP until a participant has five years of service with CNX or its participating subsidiaries while the participant meets the applicable eligibility standards. For a description of the effect of termination or change in control upon benefits under the SERP, see “Understanding Our Change in Control and Employment Termination Tables and Information” on page 64.

Benefits under the SERP will be paid in the form of a life annuity with a guaranteed term of 20 years (which will be the actuarial equivalent of a single life annuity) commencing in the month following the later to occur of: (a) the end of the month following the month in which the participant turns age 50 or (b) the end of the month following the month in which the employment termination of a participant occurs. In the event the benefits commence prior to the participant’s standard retirement age, the benefit will be actuarially reduced as necessary (using assumptions specified in the Pension Plan).

New Restoration Plan (Frozen)

The New Restoration Plan was frozen in 2018. Prior to the freeze, eligibility for benefits under the New Restoration Plan was determined each calendar year (the “Award Period”). Participants whose sum of annual base pay as of December 31 and amounts received under the STIC or other annual incentive program earned for services rendered by the participant during the Award Period exceeded the compensation limits imposed by Section 401(a)(17) of the Code (up to $270,000 for 2017, the final year for which benefits were credited) were eligible for benefits under the New Restoration Plan for such period. The amount of each eligible participant’s benefit under the plan was equal to 9% times the annual base salary as of December 31 and amounts received under the STIC (or other annual incentive program earned for services rendered by the participant during the award period), less 6% times the lesser of (i) annual base salary as of December 31 or (ii) the compensation limit imposed by the Code for the award period ($270,000 for 2017).

The New Restoration Plan is an unfunded, unsecured obligation of CNX, the benefits of which will be paid from its general assets. The CNX employees that were eligible to continue participating and accruing benefits in the SERP after it froze were ineligible to participate in the New Restoration Plan. Mr. Rush, Mr. Reyes and other eligible individuals, are participants in the New Restoration Plan, but the plan is otherwise unavailable to new employees.

Benefits under the New Restoration Plan will be paid to the participants in the form of 240 equal monthly installments, with each installment equal to the value of the participant’s account at commencement divided by 240. Benefits commence in the month immediately following the later to occur of: the month (i) in which the participant turns age 60 or (ii) containing the six-month anniversary date of the participant’s separation from service.

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Potential Payments Upon Termination or Change in Control Tables

Except as otherwise indicated, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including, without limitation, retirement, termination not for cause, or a constructive termination of a named executive, or a “change in control” of CNX and/or CNX Gas, in the case of Mr. DeIuliis, or a change in the named executive’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described below.

For each currently employed named executive, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive, including those set forth in the Pension Benefits Table – 2020, and any stock options vested as of December 31, 2020 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table – 2020). The tables assume that employment termination and/or the change in control occurred on December 31, 2020 and a valuation of our common stock based on its closing market price per share on December 31, 2020 of $10.80 per share. The tables also assume that each named executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below.

A description of some elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “Compensation Discussion and Analysis” on page 34. The footnotes to the tables describe the assumptions that were used in calculating the amounts described below.

Tables

NICHOLAS J. DEIULIIS*

Executive Benefits and Payments Upon Termination	Retirement(1)	Termination Not for Cause/ Reduction in Force(1)(2)	Termination For Cause	Death	Disability(1)	Change in Control Termination(1)(2)
Compensation:
Base Salary	—	—	—	—	—	$2,000,000
Short-Term Incentive(3)	—	—	—	$960,000	—	$5,005,833
Severance Pay Plan(4)	—	$384,615	—	—	—	—
Long-Term Incentive Compensation:(5)(9)
Options: Unvested	$35,107	$35,107	—	$35,107	$35,107	$35,107
RSUs: Unvested	$4,220,424	$4,220,424	—	$4,220,424	$4,220,424	$4,220,424
PSUs: Unvested	$4,570,852	$4,570,852	—	$4,570,852	$4,570,852	$4,570,852
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(6)	—	—	—	—	—	$43,597
401(k) payment	—	—	—	—	—	$42,750
Supplemental Retirement Plan(7)	—	—	—	—	—	$23,769,934
280G Tax Gross-up(8)	—	—	—	—	—	$15,406,432
TOTAL	$8,826,383	$9,210,998	—	$9,786,383	$8,826,383	$55,119,929

*	Applicable footnotes follow the last table in this section of this Proxy Statement.

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DONALD W. RUSH*

Executive Benefits and Payments Upon Termination	Retirement	Termination Not for Cause/ Reduction in Force(2)	Termination For Cause	Death	Disability	Change in Control Termination(2)
Compensation:
Base Salary	—	—	—	—	—	$660,000
Short-Term Incentive(3)	—	—	—	$264,000	—	$877,600
Severance Pay Plan(4)	—	$126,923	—	—	—	—
Long-Term Incentive Compensation:(5)(9)
Options: Unvested	—	$11,234	—	$11,234	$11,234	$11,234
RSUs: Unvested	—	$1,675,102	—	$1,675,102	$1,312,124	$1,675,102
PSUs: Unvested	—	$1,229,137	—	$1,229,137	$992,952	$1,229,137
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(6)	—	—	—	—	—	$26,158
401(k) payment	—	—	—	—	—	$25,650
New Restoration Plan	—	—	—	—	—	—
280G Tax Reduction(8)	—	—	—	—	—	$(258,473)
TOTAL	—	$3,042,396	—	$3,179,473	$2,316,310	$4,271,408

*	Applicable footnotes follow the last table in this section of this Proxy Statement.

CHAD A. GRIFFITH*

Executive Benefits and Payments Upon Termination	Retirement	Termination Not for Cause/ Reduction in Force(2)	Termination For Cause	Death	Disability	Change in Control Termination(2)
Compensation:
Base Salary	—	—	—	—	—	$487,500
Short-Term Incentive(3)	—	—	—	$195,000	—	$366,644
Severance Pay Plan(4)	—	$56,250	—	—	—	—
Long-Term Incentive Compensation:(5)(9)
Options: Unvested	—	$6,741	—	$6,741	$6,741	$6,741
RSUs: Unvested		$944,892	—	$944,892	$839,592	$944,892
PSUs: Unvested	—	$700,218	—	$700,218	$595,771	$700,218
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(6)	—	—	—	—	—	$25,797
401(k) payment	—	—	—	—	—	$25,650
New Restoration Plan	—	—	—	—	—	—
280G Tax Reduction(8)	—	—	—	—	—	$(691,177)
TOTAL		$1,708,101	—	$1,846,851	$1,442,104	$1,891,265

*	Applicable footnotes follow the last table in this section of this Proxy Statement.

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OLAYEMI AKINKUGBE*

Executive Benefits and Payments Upon Termination	Retirement	Termination Not for Cause/ Reduction in Force(2)	Termination For Cause	Death	Disability	Change in Control Termination(2)
Compensation:
Base Salary	—	—	—	—	—	$375,000
Short-Term Incentive(3)	—	—	—	$150,000	—	$282,473
Severance Pay Plan(4)	—	$81,731	—	—	—	—
Long-Term Incentive Compensation:(5)(9)
Options: Unvested	—	$3,121	—	$3,121	$3,121	$3,121
RSUs: Unvested		$361,962	—	$361,962	$318,956	$361,962
PSUs: Unvested	—	$308,135	—	$308,135	$275,821	$308,135
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(6)	—	—	—	—	—	$19,429
401(k) payment	—	—	—	—	—	$25,650
New Restoration Plan	—	—	—	—	—	—
280G Tax Reduction(8)	—	—	—	—	—	(191,221)
TOTAL		$754,949	—	$823,218	$597,898	$1,209,549

*	Applicable footnotes follow the last table in this section of this Proxy Statement.

ALEXANDER J. REYES*(10)

Executive Benefits and Payments Upon Termination	Retirement	Termination Not for Cause/ Reduction in Force	Termination For Cause	Death	Disability	Change in Control Termination
Compensation:
Base Salary	—	—	—	—	—	$450,000
Short-Term Incentive(3)	—	—	—	—	—	$270,000
Severance Pay Plan(4)	—	$46,154	—	—	—	—
Long-Term Incentive Compensation:(5)(9)
Options: Unvested	—	—	—	—	—	—
RSUs: Unvested	—	—	—	—	—	—
PSUs: Unvested	—	—	—	—	—	—
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(6)	—	—	—	—	—	$26,158
401(k) payment	—	—	—	—	—	$25,650
New Restoration Plan	—	—	—	—	—	—
280G Tax Reduction(8)	—	—	—	—	—	—
TOTAL	$46,154		—	—	—	$796,808

*	Applicable footnotes follow the last table in this section of this Proxy Statement.

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(1)	Under the terms of Mr. DeIuliis’ 2019 and 2020 RSU and PSU award agreements and 2020 option award agreement, he would be entitled to amounts shown under Long-Term Incentive Compensation if he retired from the Corporation.
(2)	If a change in control occurred and the named executive’s employment did not terminate, the named executive would be entitled only to the payments and benefits shown under Long-Term Incentive Compensation. The narrative following these tables contains a description of events that constitute a change in control, which include the change in control event on May 31, 2019, whereby Southeastern Asset Management, Inc. and its affiliates acquired beneficial ownership of more than 25% of CNX’s outstanding common stock in the open market (the “2019 CIC Event”), that resulted in the first trigger occurring with respect to Messrs. DeIuliis’ and Rush’s agreements and for which, if a qualifying termination occurred as specifically defined under their respective CIC Agreements (i.e., in connection with the 2019 CIC Event), they would also be entitled to the cash amounts under the “Change in Control Termination” column.
(3)	In the event of death, Messrs. DeIuliis, Rush, Griffith, and Akinkugbe would be entitled to the short-term incentive award if the Compensation Committee determined that such awards are not forfeited. The amounts shown in the event of death assume a target payout for 2020 in the case that the Compensation Committee makes such determination and that death occurs at year-end. In the event of a qualifying termination in connection with a change in control, each named executive, pursuant to his CIC Agreement, would be entitled to: (i) the relevant multiple (for Mr. DeIuliis, 2.5; and for Messrs. Rush, Griffith, Akinkugbe, Reyes, 1.5) of Incentive Pay (defined in each CIC Agreement as the greater of (a) the target STIC award for the current year and (b) the average of the STIC amounts paid to the individual for the three years prior to the year that includes the termination) and (ii) a pro-rated payment of his Incentive Pay based upon the length of service during the year in which the termination occurred. Assuming a maximum payout for 2020 and a change in control at year-end, each individual would receive, in addition to the amount shown in the table, the amounts set forth in the Grants of Plan-Based Awards – 2020 under the maximum amounts for non-equity incentive plan awards.
(4)	The Severance Pay Plan for Salaried Employees provides one week of severance for every year of service with a minimum of 8 weeks and up to a maximum of 25 weeks in the event that employment is involuntarily terminated because of a reduction in workforce. As of December 31, 2020, Messrs. DeIuliis, Rush, Griffith, Akinkugbe and Reyes were entitled to 25 weeks, 15 weeks, 9 weeks, 17 weeks, and 8 weeks, respectively, of severance.
(5)	The values for long-term incentive compensation represent the value of the unvested RSUs, PSUs, and stock options, which would accelerate and vest depending on the termination event or change in control. The value of the unvested RSUs, PSUs, and stock options was calculated using a closing market price per share of $10.80 on December 31, 2020 for CNX (assumes target payout for the 2018 PSUs (as to the 2021 and 2022 tranches for Mr. Griffith), the 2019 PSUs (as to the 2021 through 2023 tranches) and the 2020 PSUs). The 2020 tranche of the pre-2020 PSU awards was not included because the performance period for such awards ended on December 31, 2020. With respect to Messrs. DeIuliis and Rush, the 2021 and 2022 tranches of the pre-2019 PSU awards were not included because they vested in connection with the 2019 CIC Event (although they continue to be subject to the attainment of the applicable performance goals).
(6)	In the event of a qualifying termination in connection with a change in control, as of December 31, 2020, Mr. DeIuliis, pursuant to his CIC Agreement, would be entitled to the continuation of medical, dental, and vision coverage for a period of 30 months, and Messrs. Rush, Griffith, Akinkugbe and Reyes would be entitled to 18 months.
(7)	In the event of a termination for cause, no benefit is payable. Benefits vest immediately in the event of termination due to disability, death or change in control. Further, the SERP pays an unreduced benefit in the event of incapacity retirement or disability, and accordingly, Mr. DeIuliis would receive $15,498,344 in such a case.
(8)	This calculation is an estimate for proxy disclosure purposes only. Note that actual payments for Messrs. Rush, Griffith, Akinkugbe and Reyes would be reduced pursuant to the terms of their CIC Agreements by the amounts shown in the above tables under “280G Tax Reduction.” Payments on an actual change of control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analyses and the value of the covenant not to compete. Assumptions used in the Proxy Statement include:
•	Marginal federal, Pennsylvania state and FICA-HI (Medicare) tax rates of 37%, 3.07% and 2.35%, respectively;
•	Stock options are assumed to become fully vested and/or exercisable and are valued in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Code Section 280G based on expected life of the option; and
•	We did not attribute any value to non-competition covenants or take the position that any part of the value of the performance-based equity and long-term incentive plans provided to the applicable named executive was reasonable compensation for services prior to the change of control, which would have reduced the estimated excise tax gross-up payment, if any.
(9)	The amounts shown assume the Compensation Committee exercised its discretion in connection with a termination without cause and vested the awards. Note that only the 2018 and 2019 RSUs include an accelerated vesting term related to a reduction in force.
(10)	Mr. Reyes’ CIC Agreement (with terms comparable to those of Messrs. Rush, Griffith, and Akinkugbe) was intended to be entered into upon his employment start date of December 21, 2020, but it was not fully executed until February 4, 2021. For purposes of the disclosures and descriptions herein, CNX is including information regarding Mr. Reyes’ CIC Agreement as if it were in effect on December 31, 2020.

In connection with Ms. Gill’s retirement, and in recognition of her more than 15 years of valuable service, CNX and Ms. Gill entered into a severance agreement. Pursuant to this agreement, Ms. Gill will continue to cooperate with the Company on matters related to her past employment and be reasonably available to CNX for the purpose of responding to requests for information and documents and/or to meet with Company representatives, and Ms. Gill received (i) a one-time payment of $453,334 and an accrued vacation payout of $32,692; (ii) a 2020 STIC bonus payment of $320,000; and (iii) vesting or continued vesting of her unvested equity awards as follows: (a) 19,319 RSUs valued at $206,520 accelerated and vested on December 14, 2020; (b) option awards granted prior to 2016 remained exercisable for 90 days following December 14, 2020; (c) option awards granted in 2020 continue to be subject to their original vesting schedule and, in the case of the 2016 and 2020 option awards, remain exercisable until the expiration date set forth in the applicable award agreement; and (d) 35,683 PSUs valued at $385,376 vested and continue to be subject to the attainment of applicable performance goals. The value of the vested RSUs was calculated using the closing price per share of CNX

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stock on Ms. Gill’s retirement date of December 14, 2020. The value of her PSUs was calculated using the closing price per share of CNX stock on December 31, 2020 of $10.80 and assuming target payout for the PSUs. In the event a change in control occurs within 24 months of her retirement date or an acquisition agreement is signed within such period, the following change in control payments and benefits will become payable to Ms. Gill pursuant to her CIC Agreement (the term of which was extended in connection with her retirement, and which payments may be subject to a 280G tax reduction similar to that reflected in the CIC tables of Messrs. Rush, Griffith and Akinkugbe): (i) $510,000 in base salary; (ii) $341,150 in STIC payment; (iii) $25,000 in outplacement services; (iv) $1,444 in continuation of medical/drug/dental benefits; (v) $27,600 in 401(k) payment; and (vi) $395,087 in SERP benefit. Further, Ms. Gill has agreed to a waiver and release of any claims against the Corporation and to confidentiality, non-competition and non-disclosure covenants in favor of the Corporation.

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Understanding Our Change in Control and Employment Termination Tables and Information

This section provides information regarding the following CNX agreements and/or programs which provide for benefits to be paid to named executives in connection with employment termination and/or a change in control of the Corporation or, with respect to Mr. DeIuliis, CNX Gas: CIC Agreements; stock options; RSUs; PSUs; Supplemental Retirement Plan; New Restoration Plan; and Severance Pay Plan for Salaried Employees.

Change in Control Agreements

As of December 31, 2020, Messrs. Rush, Griffith, and Akinkugbe each had CIC Agreements with CNX, and Mr. DeIuliis had a CIC Agreement with CNX and CNX Gas. Mr. Reyes’ CIC Agreement (with terms comparable to those of Messrs. Rush, Griffith, and Akinkugbe) was intended to be entered into upon his employment start date of December 21, 2020, but it was not fully executed until February 4, 2021. For purposes of the disclosures and descriptions herein, CNX is including information regarding Mr. Reyes’ CIC Agreement as if it were in effect on December 31, 2020. The CIC Agreements provide severance benefits to our named executives if they are terminated (i) after, or in connection with, a CNX change in control (as described below) (and/or, in the case of Mr. DeIuliis, a CNX Gas change in control (as described below)) by CNX (and/or by CNX Gas, in the case of Mr. DeIuliis) for any reason other than cause (as defined below), death or disability (as defined below), that occurs not more than three months prior to or within two years after, a CNX change in control (and/or a CNX Gas change in control, in the case of Mr. DeIuliis), or is requested by a third party initiating the CNX change in control (and/or the CNX Gas change in control, in the case of Mr. DeIuliis) or (ii) within the two-year period after a CNX change in control (and/or a CNX Gas change in control, in the case of Mr. DeIuliis), if he is “constructively terminated” (as defined below).

Under the two circumstances described above, as of December 31, 2020, the named executives would be entitled to receive:

•	a lump sum cash payment equal to a multiple of base pay plus a multiple of short-term incentive pay (the multiple, in each case, for Mr. DeIuliis, 2.5; and for Messrs. Rush, Griffith, Akinkugbe and Reyes, 1.5);
•	a pro-rated payment of his short-term incentive pay for the year in which his termination of employment occurs;
•	for a specified period (for Mr. DeIuliis, 30 months; and for Messrs. Rush, Griffith, Akinkugbe and Reyes, 18 months), the continuation of medical, dental, and vision coverage (or monthly reimbursements in lieu of continuation);
•	a lump sum cash payment equal to the total amount that the executive would have received under the 401(k) plan as a match if he was eligible to participate in the 401(k) plan for a specified period after his termination date (for Mr. DeIuliis, 30 months; and for Messrs. Rush, Griffith, Akinkugbe and Reyes, 18 months) and he contributed the maximum amount to the plan for the match;
•	a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under the qualified defined benefit plan (which, as described in the “Pension Benefits Table – 2020” section on page 57, is now sponsored by CONSOL Energy Inc.), and (if eligible) any plan or plans providing nonqualified retirement benefits and the present value of the accrued pension benefits to which the executive would have been entitled under the pension plans if he had continued participation in those plans for a specified period after his termination date (for Mr. DeIuliis, 30 months; and for Messrs. Rush, Griffith, Akinkugbe and Reyes, 18 months).
•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and
•	any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs.

In addition, upon a CNX change in control (and/or a CNX Gas change in control, in the case of Mr. DeIuliis) all equity awards granted to each of the named executives will become fully vested and/ or exercisable on the date the change in control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. If it is determined that any payment or distribution to Mr. DeIuliis (who entered into his CIC Agreement prior to 2009) only would constitute an “excess parachute payment” within the meaning of Section 280G of the federal income tax laws, he would be entitled to an additional amount, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the federal income tax laws, and any tax imposed upon the gross-up payment, will be equal to the excise tax on the payment. Since 2009, CNX has not included any gross-up provisions in its CIC Agreements.

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In the case of Messrs. Rush, Griffith, Akinkugbe and Reyes, the provisions of their CIC Agreements provide that in the event that any payment or distribution by CNX would constitute an “excess parachute payment” within the meaning of Section 280G, CNX will limit such payments to an amount below the excess parachute payment amount, such that there will not be any excise tax on such payments.

The CIC Agreements contain confidentiality, non-competition and non-solicitation obligations. The named executives have each agreed not to compete with the business for one year, or to solicit employees for two years, following a termination of employment, when such executive is receiving severance benefits under a CIC Agreement.

No payments are made or benefits provided under the CIC Agreements unless the executive executes, and does not revoke, a written release of any and all claims (other than for entitlements under the terms of the agreement or which may not be released under the law).

“Cause,” under the CIC Agreements, is a determination by the Board (or the CNX Gas Board in the case of Mr. DeIuliis) that the executive has:

(a)	been convicted of, or has pleaded guilty or nolo contendere to, any felony or any misdemeanor involving fraud, embezzlement or theft; or
(b)	wrongfully disclosed material confidential information of the Corporation or any subsidiary (including CNX Gas), has intentionally violated any material express provision of the Corporation’s code of conduct for executives and management employees (as then in effect) or has intentionally failed or refused to perform any of his material assigned duties for the Corporation (or CNX Gas in the case of Mr. DeIuliis), and any such failure or refusal has been demonstrably and materially harmful to the Corporation (or CNX Gas, in the case of Mr. DeIuliis).

Notwithstanding the foregoing, the executive will not be deemed to have been terminated for “cause” under clause (b) above unless the majority of the members of the Board (or the CNX Gas Board, in the case of Mr. DeIuliis) plus one member of such board, find that, in its good faith opinion, the executive has committed an act constituting “cause,” and such resolution is delivered in writing to the executive.

A “change in control” under the CIC Agreements means the occurrence of any of the following events (for purposes of this section, with respect to Mr. DeIuliis, where applicable, references to the “Corporation” also include the Corporation’s subsidiary, CNX Gas; references to the “Board” also include the CNX Gas Board; references to “shareholders of the Corporation” also include shareholders of CNX Gas and references to “voting stock” also include securities of CNX Gas):

(i)	the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the combined voting power of the then outstanding voting stock of the Corporation; provided, however, that the following acquisitions will not constitute a change in control: (A) any issuance of voting stock of the Corporation directly from the Corporation that is approved by the then incumbent Board, (B) any acquisition by the Corporation (or any subsidiaries) of voting stock of the Corporation, (C) any acquisition of voting stock of the Corporation by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary of the Corporation, (D) any acquisition of voting stock of the Corporation by an underwriter holding securities of the Corporation in connection with a public offering thereof, or (E) any acquisition of voting stock of the Corporation by any person pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) below; or
(ii)	individuals who constitute the Board as of the agreement date (or in the case of M. DeIuliis, individuals who constitute the CNX Gas Board other than at a time when the Corporation and/or its subsidiaries beneficially own more than 50% of the total voting stock of CNX Gas) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s shareholders (or CNX Gas’s shareholders, in the case of Mr. DeIuliis) was approved by a vote of at least two-thirds of the directors then comprising the incumbent Board are deemed to have then been a member of the incumbent Board, but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(iii)	consummation of a reorganization, merger or consolidation of the Corporation or a direct or indirect wholly owned subsidiary of the Corporation, a sale or other disposition of all or substantially all of the assets of the Corporation, or other transaction involving the Corporation, unless, in each case, immediately following such transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power or securities of the then outstanding shares of voting stock or securities of the entity resulting from such transaction or any direct or indirect parent corporation thereof, (B) no person other than the Corporation beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof and (C) at least a majority of the members of the Board of the entity resulting from such transaction or any direct or indirect parent corporation thereof were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such transaction;

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(iv)	approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation, except pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) above; or
(v)	in the case of Mr. DeIuliis’ CIC Agreements, other than a time when CNX and/or its subsidiaries beneficially own less than 50% of the total voting stock of CNX Gas, a CNX change in control (as described in clauses (i) through (iv) above).

A “constructive termination” means:

•	a material adverse change in position;
•	a material reduction in annual base salary or target bonus or a material reduction in employee benefits;
•	material adverse change in circumstances as determined in good faith by the executive, including a material change in the scope of business or other activities for which the executive was responsible for prior to the change in control, which has rendered the executive unable to carry out, has materially hindered his performance of, or has caused him to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position he held immediately prior to the change in control, as determined by him;
•	the liquidation, dissolution, merger, consolidation or reorganization of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) or transfer of substantially all of CNX’s (or CNX Gas’s, in the case of Mr. DeIuliis) business or assets unless the successor assumes all duties and obligations of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) under the applicable CIC Agreement; or
•	the relocation of the executive’s principal work location to a location that increases his normal commute by 50 miles or more or that requires travel increases by a material amount.

Stock Options

In the event that a named executive’s employment with the Corporation (including any affiliate of the Corporation) is terminated for “cause” (as defined in our Equity and Incentive Compensation Plan) or the named executive breaches non-competition or proprietary information covenants (see description below), then any stock option (whether vested or unvested) that is granted to the named executive will be cancelled and forfeited in its entirety on the date of termination of employment or breach of covenant, as applicable. In addition, any stock option exercised during the six-month period prior to such termination of employment or breach of covenant, as applicable, will be rescinded, and the named executive will be required to pay to the Corporation within 10 days an amount in cash equal to the gain realized by the exercise of the stock option.

In the event that the named executive’s employment is terminated voluntarily or by the Corporation without “cause” (as defined in our Equity and Incentive Compensation Plan), the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable until the expiration date.

In the event that employment with the Corporation (including any affiliate) is terminated without cause and after a decision that such termination qualifies for special vesting treatment, the non-vested portion of a stock option will continue to vest and become exercisable in accordance with the vesting schedule set forth in the award agreement, and will remain exercisable until the expiration date. In the event that the named executive’s employment is terminated by reason of death or due to “disability” (as defined in our Equity and Incentive Compensation Plan), or in the case of Mr. DeIuliis, retirement, the non-vested portion of the stock option will vest in its entirety immediately and will remain exercisable until the expiration date.

RSUs

All shares subject to RSU awards that are issued under our Equity and Incentive Compensation Plan will vest (i.e., will not be subject to forfeiture as the result of employment termination) upon the occurrence of certain specified termination of employment events such as retirement, termination of employment by reason of death, disability or as part of a reduction in force as specified and implemented by the Corporation, or without cause and after a decision that such termination without cause qualifies for special vesting treatment. In no event will any shares vest if employment with the Corporation is terminated for “cause” as defined in our Equity and Incentive Compensation Plan (see below) or if a named executive leaves the Corporation’s employment for any reason other than in connection with a special vesting event.

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In addition, if employment is terminated for cause or the named executive breaches the non-competition or proprietary information covenants (see below), then, in addition to awards being cancelled with respect to any unvested shares, the named executive will also forfeit all of his right, title and interest in and to any shares which have vested under existing awards and which are held by him at that time. In addition, to the extent a named executive has sold any of his vested shares within the six month period ending with the date of the named executive’s termination for cause or breach of the non-competition or proprietary information covenants or at any time thereafter, then the named executive will be required to repay to the Corporation, within 10 days after receipt of written demand from the Corporation, the cash proceeds received upon each such sale, provided the demand is made by the Corporation within one year after the date of such sale.

In the event employment is terminated because of a reduction in force as specified and implemented by the Corporation, the named executive will not be subject to the non-competition and certain non-solicitation provisions contained in the award agreement.

PSUs

The PSU awards also include special vesting provisions in connection with certain employment termination circumstances.

In the event the named executive’s employment with the Corporation (or an affiliate) is terminated (i) on or after the date the named executive has reached the age of 62 (other than Mr. DeIuliis), (ii) on account of death or disability, (iii) by action taken by the Corporation (including any affiliate) without cause and after a decision that such termination without cause qualifies for special vesting treatment, or (iv) in the case of Mr. DeIuliis, retirement (a “Qualifying Separation”), the named executive will be entitled to retain the PSUs and receive payment therefore, to the extent earned and payable; provided, however, for awards granted prior to 2020, that in the case of a termination on or after the named executive has reached the age of 62 or on account of disability, the named executive will only be entitled to retain a prorated portion of the PSUs determined at the end of the performance period, based on the ratio of the number of complete months that the named executive worked in the performance period.

If the named executive’s employment with the Corporation or any affiliate generally is terminated for any other reason, including by the named executive voluntarily, or by the Corporation (including any affiliate) with or without cause (other than in connection with a Qualifying Separation), the PSUs awarded to the named executive will be cancelled and forfeited.

Equity and Incentive Compensation Plan Definitions

The following definitions and provisions are set forth in our Equity and Incentive Compensation Plan.

“Cause” is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Corporation, deliberately and repeatedly violated the rules of the Corporation or the valid instructions of the Board or an authorized officer of the Corporation, made any unauthorized disclosure of any of the material secrets or confidential information of the Corporation, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Corporation.

“Disability” is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months) to perform for the Corporation or an affiliate of the Corporation substantially the same services as he or she performed prior to incurring the incapacity or injury.

“Retirement” is defined in Mr. DeIuliis’ award agreements to mean attainment of age 50 and completion of 20 or more years of continuous service with the Corporation and its affiliates, other than a termination of employment for cause (as such term is defined in the Equity and Incentive Compensation Plan).

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Change in Control and Restrictive Covenant Provisions – CNX Options, RSUs, and PSUs

All CNX options, RSU and PSU awards, whether or not vested, vest upon a change in control, which is defined under our Equity and Incentive Compensation Plan as (unless otherwise defined in the applicable award agreement) the earliest to occur of:

•	any one person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Corporation stock), or more than one person acting as a group, is or becomes the beneficial owner of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the Corporation’s shares;
•	a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
•	the sale of all or substantially all of the Corporation’s assets.

However, in the event the accelerated vesting of the awards, either alone or together with any other payments or benefits to which the named executive may otherwise become entitled from the Corporation in connection with the “change in control” would, in the Corporation’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, unless any agreement between the named executive and the Corporation provides otherwise, the number of options and RSUs which vest on this accelerated basis will be reduced to the extent necessary to ensure, in the Corporation’s good faith opinion, that no portion of the accelerated award will be considered such a parachute payment.

All CNX options, RSU and PSU awards contain a covenant regarding confidential information and trade secrets, pursuant to which the recipient must agree, at any time during or after his or her employment with the Corporation, not to disclose or use for his or any other person or entity’s own benefit or purposes, other than the Corporation and its affiliates, any proprietary confidential information or trade secrets, which are unique to the Corporation and not generally known to the industry or the public (except as otherwise provided therein). In addition, upon termination with the Corporation for any reason, the award recipient must immediately return all materials relating to the business of the Corporation and its affiliates, excluding personal notes, notebooks and diaries, and may not retain or use for such person’s own account at any time any trade names, trademarks or other proprietary business designations used or owned in connection with the business of the Corporation or its affiliates.

With respect to outstanding PSUs, upon a change in control, the applicable performance goals will be deemed to have been achieved on such date and the PSUs will be paid based on performance relative to such goals as of such date, with the value of such PSUs to be settled on the closing date of the change in control transaction; provided, however, that in the event of a change in control, PSUs may be settled in cash and/or securities or other property.

Supplemental Retirement Plan

If a participant’s employment with CNX or any subsidiary terminates for “cause” (which is defined in the Supplemental Retirement Plan to include a violation of any non-solicitation, non-competition or non-disclosure provision contained in any agreement entered into by and between a participant and CNX or any subsidiary), no benefits will be payable under the Supplemental Retirement Plan. Additionally, each participant agrees by participating in the Supplemental Retirement Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the Supplemental Retirement Plan within the six (6) months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment. Benefits under the Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a “change in control” (as described below).

Further, the participant will be entitled to receive the vested benefits in a lump sum payment if the participant’s employment is terminated after, or in connection with, a “change of control” (as defined in the Supplemental Retirement Plan) on account of: (i) an involuntary termination associated with a change in control within the two (2) year period after the change in control, or (ii) a termination by CNX other than for cause or due to the participant’s death or disability that (A) occurs not more than three (3) months prior to the date on which a “change in control” occurs or (B) is required by a third party who initiates a change in control.

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The benefit will be calculated as if the participant terminated on the date of the change in control, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with the Corporation. See “Understanding our Pension Benefits Table” on page 57 for more information regarding the Supplemental Retirement Plan.

New Restoration Plan

The New Restoration Plan was frozen for future benefit credits effective July 1, 2018. If a participant’s employment terminates on account of “cause” (as defined in the New Restoration Plan), no benefits will be payable. Additionally, each participant agrees by participating in the New Restoration Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause”, the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the New Restoration Plan within the six (6) months prior to the date of the earliest breach. A forfeiture of New Restoration Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment.

Severance Pay Plan for Salaried Employees

Eligible employees of CNX are entitled to receive benefits under the Severance Pay Plan immediately upon completion of one year of continuous service with CNX. Pursuant to the terms of the Severance Pay Plan, upon an involuntary termination that is part of a workforce reduction, the employee is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject to the Severance Pay Plan’s reemployment provisions described below. Benefits under the Severance Pay Plan do not apply where the employee is terminated for “cause” (as defined in the Severance Pay Plan) or resigns, or where such employee’s employment ends in connection with the sale of stock or part of the CNX assets and the employee is offered employment by the purchaser (or its affiliate) of the stock or all or substantially all of the CNX asset.

Calculation of the one week’s compensation is made on the basis of straight time pay (excluding any bonus or overtime compensation) for such employee’s permanently assigned position. In addition to severance benefits, employees are granted any vacation pay to which they are entitled. Employees with less than one year of service are paid only up to and including the date of termination. In the event that the terminated employee is re-employed as a full-time employee before the severance pay period has expired, the employee shall reimburse CNX for the amount of severance benefits which relate to the unexpired period. If the employee was granted vacation pay, the employee may, at his or her option, remit the vacation pay to CNX and schedule a later vacation at a time mutually agreed upon with CNX.

Employees will not be entitled to severance under this Severance Pay Plan unless and until such employee executes, and does not revoke, a release, deemed satisfactory by CNX, waiving any and all claims against CNX, its affiliates and subsidiaries and all related parties.

2020 Pay Ratio Information

2020 Pay Ratio

The SEC requires disclosure of the annual total compensation of our President and CEO, Mr. DeIuliis, the annual total compensation of our “median employee” (determined by excluding our President and CEO), and the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). For fiscal year 2020, the values are as follows:

•	Mr. DeIuliis’ annual total compensation – $11,027,059
•	Median employee’s annual total compensation – $152,364
•	Ratio of Mr. DeIuliis’ annual total compensation to the median employee’s annual total compensation – 72:1

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Pay Ratio Methodology

SEC rules allow CNX to select a methodology for identifying the median employee in a manner that is most appropriate, based on CNX’s size, organizational structure, and compensation plans, policies, and procedures.

Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, CNX may identify its median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our 2019 pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the 2019 CEO pay ratio disclosure and ultimately require us to identify a new median employee for 2020. As a result, we used the same median employee for the 2020 CEO pay ratio as we did for the 2019 CEO pay ratio disclosure.

The methodology used to identify the median employee for the 2018 pay ratio was a full-time, salaried employee who was selected using base salary and cash bonus payout under the STIC, which were applied consistently across CNX’s entire employee population for the trailing 12-month period preceding December 1, 2018 (excluding our CEO). We believed and continue to believe that these elements reasonably reflect the annual compensation of our general employee population. As described in last year’s Proxy Statement, the median employee for the 2018 pay ratio disclosure terminated employment with CNX in 2019 and we selected an employee adjacent to the 2018 median employee for purposes of the 2019 pay ratio disclosure and for this year’s pay ratio disclosure as permitted by and in accordance with SEC rules.

In determining the median employee, CNX did not use any of the exemptions permitted under SEC rules. Similarly, CNX did not rely on any material assumptions, adjustments or estimates in order to identify the median employee or to determine annual total compensation or any elements of annual total compensation for that employee or Mr. DeIuliis.

Once we identified our median employee, we calculated the median employee’s annual total compensation, as described above, for purposes of developing the comparison of Mr. DeIuliis’ annual total compensation to such median employee’s annual total compensation.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that certain of our officers, our directors and persons who beneficially own more than 10% of a registered class of our equity securities file reports of initial ownership and changes in ownership with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this Proxy Statement any known late filings or failures to file. Based solely on our review of Section 16 reports filed electronically with the SEC and written representations from certain reporting persons, we believe that during 2020, all Section 16(a) filing requirements applicable to those officers, directors and 10% shareholders were satisfied, except that one Form 3 filing reporting initial beneficial ownership information of Mr. Reyes and one Form 4 filing reporting one transaction relating to the grant of restricted stock units to Mr. Reyes were filed late on January 20, 2021 due to an administrative error.

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ACCOUNTANTS AND AUDIT COMMITTEE

Audit Committee Report

The Audit Committee has reviewed and discussed with management of CNX and EY, the independent registered public accounting firm serving as the independent auditor of the Corporation for the fiscal year ended December 31, 2020, the audited financial statements of the Corporation for the fiscal year ended December 31, 2020 (the “Audited Financial Statements”). In addition, we have discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee also has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with that firm its independence from the Corporation and its subsidiaries. The Committee also discussed with management of the Corporation and EY such other matters and received such assurances from them as the Committee deemed appropriate.

Management is responsible for the Corporation’s internal controls and the financial reporting process. EY is responsible for performing an independent audit of CNX’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of EY with respect to the Audited Financial Statements and the other matters described above, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Members of the Audit Committee:

Bernard Lanigan, Jr., Chairman

Ian McGuire

William N. Thorndike, Jr.

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CNX under the Securities Act or the Exchange Act, except to the extent that the Corporation specifically incorporates the Audit Committee Report by reference therein.

Independent Registered Public Accounting Firm

EY was the independent registered public accounting firm selected by the Corporation’s Audit Committee as the independent auditor for the fiscal years ended December 31, 2020 and December 31, 2019.

The following table presents fees billed for professional audit services rendered by EY in connection with its audits of CNX’s annual financial statements for the years ended December 31, 2020 and December 31, 2019 and fees for other services rendered by EY during those periods.

	2020	2019
Audit Fees(1)	$1,935,785	$1,595,194	(2)
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$5,590	$3,600
TOTAL	$1,941,375	$1,598,794

(1)	Fees for audit services include fees associated with the annual audit, including the audit of internal control over financial reporting, the reviews of the Corporation’s quarterly reports on Form 10-Q and also include fees associated with comfort letters issued in conjunction with certain of the Corporation’s capital markets transactions. The increase in the fees for the year ended December 31, 2020 as compared to the year ended December 31, 2019 is attributed primarily to increased capital markets activity by the Corporation.
(2)	Includes $413,500 of fees incurred in connection with the sale of the Ohio Utica joint venture assets. These fees were reimbursed to CNX by the buyer.

As used in the table above, the following terms have the meanings set forth below.

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“Audit Fees”

The fees for professional services rendered in connection with the audit of CNX’s annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CNX’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

“All Other Fees”

These fees were for a subscription to EY’s GAAIT service, an electronic accounting and research tool offered by EY.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, proposed services may require specific pre-approval by the Audit Committee or alternatively, may be generally pre-approved without consideration of specific case-by-case services. In either case, the Audit Committee must consider whether such services are consistent with SEC rules on auditor independence. The policy allows for certain enumerated services to be generally pre-approved for a period of 12 months, including integrated audits of financial statements and internal controls, services associated with periodic reports or SEC registration statements, and services related to compliance with financial, accounting or regulatory matters. Services that fall outside of the generally pre-approved categories are required to be specifically approved, on a case-by-case basis, by the Audit Committee. The Chair of the Audit Committee is authorized to pre-approve services on behalf of the Audit Committee, provided that any such pre-approval decisions are presented to the full Audit Committee at the next scheduled meeting.

All of the services related to audit fees and all other fees performed by EY during fiscal years 2020 and 2019 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee.

Proposal No. 2	Ratification of Anticipated Appointment of Ernst & Young LLP as CNX’s Independent Auditor for the Fiscal Year Ending December 31, 2021

The Audit Committee anticipates appointing EY as the independent registered public accounting firm to serve as the independent auditor for CNX for the fiscal year ending December 31, 2021. The Audit Committee recommends that the shareholders of CNX ratify this anticipated appointment.

If the shareholders of CNX do not ratify the anticipated appointment of EY as the independent registered public accounting firm to serve as the independent auditor for the fiscal year ending December 31, 2021, this appointment will be reconsidered by the Audit Committee, including whether it should appoint an alternative independent auditor. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines such a change would be in the best interests of the Corporation and our shareholders.

Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors Unanimously Recommends that You Vote “FOR” the Ratification of the Anticipated Appointment of EY as CNX’s Independent Auditor for the Fiscal Year Ending December 31, 2021.

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Proposal No. 3	Advisory Approval of CNX’s 2020 Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Corporation is required to provide its shareholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executives. At our 2011 and 2017 annual meetings of shareholders, our shareholders voted to conduct this advisory vote on an annual basis (with the next one occurring in 2022), which we will continue to do until the next vote on the frequency of holding our advisory say-on-pay votes in 2023.

As described in detail in “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term shareholder value;
•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of the Corporation;
•	is tied to overall corporate performance, financial and operational goals (annual and long-term);
•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;
•	discourages unnecessary and excessive risk-taking; and
•	provides a competitive total pay opportunity.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our shareholders’ interests and current market practices. Please read “Compensation Discussion and Analysis” beginning on page 34, which describes the Corporation’s executive compensation program and the decisions made by the Compensation Committee in 2020 in more detail, including information about the fiscal year 2020 compensation paid to our named executives.

CNX has a consistent record of delivering solid financial results for our shareholders. For a discussion of the Corporation’s significant achievements in 2020, see the “Summary” on page 1. We believe that our executive compensation programs have played a material role in our ability (i) to drive the strong financial results described in “Compensation Discussion and Analysis” and (ii) to attract and retain a highly experienced, successful team to manage the Corporation.

We are asking our shareholders to indicate their support for the compensation paid to our named executives in 2020 as described in this Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and other related compensation disclosures required by Regulation S-K Item 402 and contained herein). This proposal is intended to give our shareholders the opportunity to express their views on the compensation paid to our named executives in 2020. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executives, and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our shareholders to vote “FOR,” on an advisory basis, the compensation paid to our named executives in 2020, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Corporation’s named executives, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Corporation, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which is responsible for designing and administering the Corporation’s executive compensation program, value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our named executives in 2020, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors Unanimously Recommends that You Vote “FOR” the Advisory Approval of the Compensation Paid to our Named Executives in 2020, as Disclosed in this Proxy Statement, Pursuant to the Compensation Disclosure Rules of the SEC.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER THE CNX EQUITY AND INCENTIVE COMPENSATION PLAN

The following table summarizes the Corporation’s equity compensation plan information as of December 31, 2020.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,075,473	(1)	$15.32	(2)	14,081,055
Equity compensation plans not approved by security holders	—		—		—
TOTAL	9,075,473	(1)	$15.32	(2)	14,081,055

(1)	Of this total, 4,200,509 shares are subject to outstanding stock options, 2,091,205 shares are subject to outstanding RSUs (including deferred RSUs), 62,093 shares are subject to outstanding DSUs, and 2,721,666 shares are subject to outstanding PSUs (assuming maximum payout).
(2)	The weighted-average exercise price does not take into account the RSUs, DSUs or PSUs, as such awards have no exercise price.

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ADDITIONAL MATTERS

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a shareholder for inclusion in the Corporation’s proxy materials for the Annual Meeting of Shareholders in 2022 must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Corporate Secretary of CNX at our principal executive offices no later than 5:30 p.m. Eastern Time on November 23, 2021. Any such proposal should be addressed to the Corporate Secretary, CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317.

The Bylaws require that all shareholder proposals to be submitted at the annual meeting, but not included in the Corporation’s Proxy Statement, be received by the Corporate Secretary of CNX as written notice no later than the close of business on February 5, 2022, nor earlier than the close of business on January 6, 2022, together with all information specified in the Bylaws. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year’s annual meeting, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by CNX.

General Information Regarding the Requirements for Shareholder Nominations of Directors

Any shareholder desiring to nominate an individual for election as a director of CNX must submit to the Corporate Secretary the information required by Section 2.8 of the Bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) all information relating to the nominee that is required to be disclosed in a proxy statement or other filings pursuant to Section 14 of the Exchange Act, (iii) a description of all direct and indirect compensation and other material arrangements between the shareholder and the nominee, (iv) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made, (v) a written representation and agreement of the nominee in the form provided by the Corporate Secretary that they are not party to and will not become party to any agreement about how they will act or vote, and (vi) the nominee’s agreement to comply with the Corporation’s corporate governance policies, if elected. In addition, CNX may require the shareholder to provide such further information as we may reasonably request. To be timely, a shareholder nomination must be received within the timeframe described above for proposals to be submitted at the annual meeting but not included in CNX’s Proxy Statement.

Additionally, CNX’s Bylaws provide “proxy access” rights to shareholders that provide notice to CNX consistent with the requirements set forth in the Bylaws (the “proxy access notice”). A summary of these procedures is as follows. As set forth in Section 2.14 of our Bylaws, a shareholder, or group of twenty or fewer shareholders, that (i) own at least 3% of the aggregate voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors and (ii) have owned such shares continuously for at least three years as of the date that the Corporation receives the proxy access notice and as of the record date for determining shareholders eligible to vote at the applicable annual meeting of shareholders, may nominate candidates to serve on the Board and have such candidates included in CNX’s Proxy Statement. The shareholder(s) may nominate director candidates constituting the greater of (i) two individuals or (ii) the largest whole number that does not exceed 20% of the number of directors in office on the last day on which the proxy access notice may be delivered, consistent with the requirements set forth in the Bylaws, provided that the shareholder(s) and nominee(s) satisfy the requirements specified in Section 2.14 of our Bylaws. To be timely, the proxy access notice must be delivered to the Corporate Secretary of CNX at CNX’s principal executive offices not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date that CNX mailed its Proxy Statement for the preceding year’s annual meeting of shareholders (i.e., for the 2022 annual meeting of shareholders, no later than November 23, 2021 and no earlier than October 24, 2021). The proxy access notice must contain the information required in our Bylaws, and the shareholder(s) and nominee(s) must comply with the information and other requirements set forth in Sections 2.8 and 2.14 of our Bylaws.

- 2021 Proxy Statement	75

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Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address and the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. CNX and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or CNX that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive separate proxy statements, they should notify their broker if their shares are held in a brokerage account, or CNX if they hold registered shares. CNX will deliver promptly upon written or oral request a separate copy of the 2020 Annual Report, proxy statement or Notice, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. To request the start or end of householding, shareholders should notify their broker or CNX. Any such written notice directed to CNX should be addressed to the Investor Relations department of CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317, or oral notice may be given by calling CNX at (724) 485-4000:

•	to receive a separate copy of the annual report or proxy statement for the Annual Meeting;
•	to receive separate copies of those materials for future meetings; or
•	if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements, rather than receiving multiple copies.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By the Order of the Board of
Directors of CNX Resources Corporation

- 2021 Proxy Statement	76

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Appendix A	Reconciliation of Non-GAAP Measures*

•	Definitions. EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDAX is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes, depreciation, depletion and amortization, and exploration. Adjusted EBITDAX is defined as EBITDAX after adjusting for the discrete items listed below. Although EBIT, EBITDAX, and adjusted EBITDAX are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Resources because they are widely used to evaluate a company’s operating performance. We exclude stock-based compensation from adjusted EBITDAX because we do not believe it accurately reflects the actual operating expense incurred during the relevant period and may vary widely from period to period irrespective of operating results. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDAX or adjusted EBITDAX identically, the presentation here may not be comparable to similarly titled measures of other companies. Adjusted Net Income is defined as net income after adjusting for the discrete items listed below as well as the tax effectiveness.
Reconciliations of EBIT, EBITDAX, adjusted EBITDAX, adjusted net income and FCF to the most directly comparable GAAP financial measures are as follows:
•	Adjusted Net Income

For the Year Ended December 31, 2020
(Dollars in millions)	Total Company
Net Income from EBITDAX Reconciliation	$(429)
Adjustments:
Total Pre-tax Adjustments from EBITDAX Reconciliation	839
Tax effect of Adjustments	(219)
ADJUSTED NET INCOME	$191

Using weighted average shares outstanding at December 31, 2020 of 199,225,441, adjusted net income was $0.96 per share.

•	Adjusted EBITDAX

(Dollars in millions)	December 31, 2020
Net Income	$(429)
Add: Interest Expense	172
Less: Interest Income	(2)
Add: Income Taxes	(174)
EARNINGS BEFORE INTEREST & TAXES (EBIT)	$(433)
Add: Depreciation, Depletion & Amortization	501
Add: Exploration Expense	15
EARNINGS BEFORE INTEREST, TAXES, AND DD&A (EBITDAX)	$(83)
Adjustments:
Unrealized Gain on Commodity Derivative Instruments	$288
Merger Related Costs	11
Severance Expense	1
Stock Based Compensation	14
Gain on Debt Extinguishment	(10)
Impairment of Goodwill	473
Impairment of Exploration and Production Properties	62
Total Pre-tax Adjustments	839
ADJUSTED EBITDAX	$922

•	Free Cash Flow. Free cash flow is defined as operating cash flow minus capex plus proceeds from asset sales.

- 2021 Proxy Statement	A-1

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(Dollars in millions)	December 31, 2020
Net Cash Provided by Operating Activities	$795
Capital Expenditures	(487)
Proceeds from Asset Sales	48
FREE CASH FLOW	$356

•	Adjusted Free Cash Flow and Adjusted Free Cash Flow per Share for STIC. Adjusted free cash flow excludes the impact of fees paid in connection with the Take-In Transaction. Adjusted free cash flow per share is calculated by dividing adjusted free cash flow by the number of shares of common stock outstanding as calculated in accordance with the STIC plan.

(Dollars in millions)	December 31, 2020
Free Cash Flow	$356
Adjustments:
Fees Related to Take-In Transaction	11
Adjusted Free Cash Flow	$367
STIC Plan Calculation Shares Outstanding	187,453,713
Adjusted Free Cash Flow per share	$1.96

*	CNX’s management uses certain non-GAAP financial measures for planning, forecasting and evaluating business and financial performance, and believes that they are useful for investors in analyzing the Corporation. Although these are not measures of performance calculated in accordance with generally accepted accounting principles (GAAP), management believes that these financial measures are useful to an investor in evaluating CNX because (i) analysts utilize these metrics when evaluating company performance and have requested this information as of a recent practicable date, (ii) these metrics are widely used to evaluate a company’s operating performance, and (iii) we want to provide updated information to investors. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with GAAP. In addition, because all companies do not calculate these measures identically, these measures may not be comparable to similarly titled measures of other companies.

- 2021 Proxy Statement	A-2

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2021 for shares held in the 401(k) plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CNX2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2021 for shares held in the 401(k) plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43084-P49186

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CNX RESOURCES CORPORATION

The Board recommends a vote FOR each of the nominees.

1. Election of Directors:	For	Against	Abstain
1a. J. Palmer Clarkson	☐	☐	☐
1b. Nicholas J. DeIuliis	☐	☐	☐
1c. Maureen E. Lally-Green	☐	☐	☐
1d. Bernard Lanigan, Jr.	☐	☐	☐
1e. Ian McGuire	☐	☐	☐
1f. William N. Thorndike, Jr.	☐	☐	☐

The Board recommends a vote FOR Proposal 2.	For	Against	Abstain
2. Ratification of Anticipated Appointment of Ernst & Young LLP as CNX's Independent Auditor for the Fiscal Year Ending December 31, 2021.	☐	☐	☐

The Board recommends a vote FOR Proposal 3.	For	Against	Abstain
3. Advisory Approval of CNX's 2020 Named Executive Compensation.	☐	☐	☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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YOUR VOTE IS IMPORTANT

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so these shares may be represented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K, and Shareholder Letter are available at www.proxyvote.com.

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

D43085-P49186

Proxy — CNX RESOURCES CORPORATION

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nicholas J. Deluliis, Donald Rush and Alexander J. Reyes, and each of them, as proxies with power of substitution to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Shareholders of CNX Resources Corporation, as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of CNX Resources Corporation to be held on May 6, 2021 at 10:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/CNX2021 and any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein. **If no direction is made, this Proxy will be voted "FOR" the election of each of the nominees in Proposal 1, "FOR" the ratification of the anticipated appointment of Ernst & Young LLP as CNX's independent auditor for the fiscal year ending December 31, 2021 in Proposal 2, and "FOR" the advisory approval of CNX's 2020 named executive compensation in Proposal 3. The proxies are also authorized to vote, in accordance with their judgment, upon such other matters as may properly come before the Annual Meeting (including, without limitation, to adjourn the Annual Meeting) and any postponement or adjournment thereof.**

Continued and to be signed on reverse side